Exhibit 10.19

CREDIT AGREEMENT
dated as of December 23, 2008
among
ENEXUS ENERGY CORPORATION,
as Borrower,
THE LENDERS AND ISSUERS PARTY HERETO,
CITIGROUP GLOBAL MARKETS INC.
and
GOLDMAN SACHS LENDING PARTNERS LLC,
as Joint Book Runners and Joint Lead Arrangers,
BNP PARIBAS,
as Administrative Agent,
THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,
as Collateral Agent,
and
MIZUHO CORPORATE BANK, LTD.,
as Syndication Agent

i

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Page
Section 9.19. No Fiduciary Duty	134
Section 9.20. Termination	135

v

(continued)
Exhibits, Schedules and Annexes

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Intercompany Debt Subordination Agreement
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Letter of Credit Request
Exhibit F	Form of Notice of Continuation or Conversion
Exhibit G	Form of Non-Bank Certificate
Exhibit H	Form of Note
Exhibit I	Joinder Agreement
Exhibit I-1-A	Signing Date Legal Opinion of Skadden, Arps
Exhibit I-1-B	Signing Date Opinion of Internal Counsel
Exhibit I-2-A	Funds Availability Date Opinions of Skadden, Arps (including UCC and FERC Opinions)

Exhibit I-2-B	Funds Availability Date Opinion of Internal Counsel
Exhibit J	Vermont Local Counsel Opinion (Regulatory and Real Estate)
Exhibit K	Massachusetts Local Counsel Opinion (Corporate, Regulatory and Real Estate)

Exhibit L	New York Local Counsel Opinion (Regulatory)
Exhibit M	Michigan Local Counsel Opinion (Regulatory and Real Estate)
Exhibit N	Arkansas Local Counsel Opinion (Corporate)
Exhibit O	Form of Guarantee and Collateral Agreement
Exhibit P	Form of Mortgage
Exhibit P-1	Michigan Form of Mortgage
Exhibit P-2	Massachusetts Form of Mortgage
Exhibit P-3	Vermont Form of Mortgage
Exhibit Q	Form of Compliance Certificate
Exhibit R	Form of Separation and Distribution Agreement
Exhibit S	Form of Limited Liability Company Agreement of EquaGen
Exhibit T	Description of Senior Notes

Schedule 1.01(a)	Core Assets and Core Asset Subsidiaries
Schedule 1.01(b)	Key Contracts
Schedule 1.01(c)	Permitted Dispositions
Schedule 1.01(d)	Material Contracts
Schedule 2.01	Commitments
Schedule 3.07	Mortgaged Property
Schedule 3.08	Subsidiaries
Schedule 3.09(a) (Signing)	Litigation
Schedule 3.09(a) (Funding)	Litigation
Schedule 3.09(b) (Signing)	Violations
Schedule 3.09(b) (Funding)	Violations
Schedule 3.14	Material Tax Claims
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(a)	UCC Filing Offices
Schedule 3.19(c)	Mortgage Filing Offices

(continued)

Schedule 3.20	Owned and Leased Real Property and Title to Properties
Schedule 3.23(b)	Rate Proceedings
Schedule 3.23(d)	FERC Matters
Schedule 3.23(f)	“QF” and “EWG” Facilities
Schedule 5.10(b)	Title Insurance and Survey Requirements
Schedule 6.01(c) (Signing)	Existing Indebtedness
Schedule 6.01(c) (Funding)	Existing Indebtedness
Schedule 6.02(d) (Signing)	Existing Liens
Schedule 6.02(d) (Funding)	Existing Liens
Schedule 6.05(d) (Funding)	Existing Investments on Funds Availability Date
Schedule 6.07(c)	Restrictions on Liens
Schedule 6.08(b)	Affiliate Transactions

Annex III	Signing Date Representations and Warranties
Annex V	Signing Date Affirmative Covenants
Annex VI	Signing Date Negative Covenants

     CREDIT AGREEMENT dated as of December 23, 2008, among ENEXUS ENERGY CORPORATION, a Delaware corporation (the “Borrower”), the Lenders and Issuers from time to time party hereto, CITIGROUP GLOBAL MARKETS INC. and GOLDMAN SACHS LENDING PARTNERS LLC, as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), BNP PARIBAS, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and MIZUHO CORPORATE BANK, LTD., as Syndication Agent (in such capacity, the “Syndication Agent”).
     A. WHEREAS, following the Signing Date and on or prior to the Funds Availability Date (in each case, as defined below), Entergy Corporation, a Delaware corporation (together with its successors and assigns, “Entergy”) intends, among other things, to transfer all the assets and certain associated liabilities it attributes to its non-utility nuclear business (the “Contributed Business”) to the Borrower (the “Reorganization”);
     B. WHEREAS, on or prior to the Funds Availability Date, Entergy intends to distribute 100% of the Borrower’s common stock to Entergy’s stockholders (the transfer of the Contributed Business and such distribution being herein called the “Separation”);
     C. WHEREAS, on and after the Funds Availability Date, the Borrower intends to utilize the proceeds of the Loans and the Letters of Credit issued hereunder for its working capital needs and for other general corporate purposes; and
     D. WHEREAS, the Lenders and the Issuers are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments, make Loans and Issue (or participate in) Letters of Credit.
     E. NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.
     “Accession Agreement” shall have the meaning given such term in the Guarantee and Collateral Agreement.
     “Account” shall have the meaning assigned to such term in the UCC.
     “Additional Intercreditor Indebtedness” shall mean, as of any date and at any time outstanding, Indebtedness in a maximum aggregate principal amount not to exceed (a) $2,300,000,000 minus (b) the aggregate principal amount of the Commitments hereunder;

provided that no more than $250,000,000 of such Additional Intercreditor Indebtedness may take the form of Specified Credit Support Facilities.
     “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
     “Administrative Agent” shall have the meaning assigned to such term in the preamble.
     “Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit A, or such other similar form as may be supplied from time to time by the Administrative Agent.
     “Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of the term “subsidiary”, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of this definition of “Affiliate” only, beneficial ownership of 10% or more of the voting stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Affiliate Transaction” shall have the meaning assigned to such term in Section 6.08.
     “Agents” shall mean the Administrative Agent and the Collateral Agent.
     “Aggregate Revolving Credit Outstandings” shall mean the aggregate amount of the Lenders’ Revolving Credit Outstandings.
     “Agreement” shall mean this Credit Agreement, dated as of the Signing Date, as the same may thereafter from time to time be further amended, restated, supplemented or otherwise modified and in effect from time to time.
     “Allocated Net Cash Proceeds”, with respect to any Recovery Event, shall mean the lesser of (a) Net Cash Proceeds in respect of such Recovery Event, and (b) the product of (i) the amount of Secured Obligations that are the subject of Section 2.8 of the Intercreditor Agreement outstanding as of the date the Borrower receives the applicable Recovery Event Appraisal, and (ii) the Diminution Percentage.
     “Applicable Laws” shall mean, as to any Person, any law, rule, regulation, ordinance or treaty, or any determination, ruling or other directive by or from a court, arbitrator or other Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
     “Applicable Margin” shall mean (a) during the period commencing on the Funds Availability Date and ending one Business Day after the receipt by the Administrative Agent of the financial statements for the first full fiscal quarter ending after the Funds Availability Date required to be delivered pursuant to Section 5.05(a) or (b), as applicable, with respect to (i) Loans maintained as ABR Loans, a rate equal to 2.00% per annum and (ii) Loans maintained as

Eurodollar Loans, a rate equal to 3.00% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Consolidated Total Leverage Ratio (determined on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.05(a) or 5.05(b)) set forth below:

Consolidated Total Leverage Ratio	ABR Loans	Eurodollar Loans
Greater than or equal to 4.0 to 1	2.25%	3.25%

Less than 4.0 to 1 and equal to or greater than 3.0 to 1	2.00%	3.00%

Less than 3.0 to 1	1.75%	2.75%
     Changes in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio on the last day of any subsequent fiscal quarter shall become effective as to all Loans upon delivery by the Borrower to the Administrative Agent of new financial statements pursuant to Section 5.05 (a) or (b), as applicable. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Consolidated Total Leverage Ratio), (i) if the Borrower shall fail to deliver such financial statements at the time specified in Section 5.05(a) or (b), as the case may be (such date, the “Financial Statement Delivery Failure Date”), the Applicable Margin from and including the first day following the Financial Statement Delivery Failure Date to, but not including, the date the Borrower delivers to the Administrative Agent such financial statements shall equal the highest possible Applicable Margin provided for by this definition and (ii) in the event that the financial statements or compliance certificate delivered pursuant to Section 5.05 are shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin that was applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Percentage shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower) and (iii) the Borrower shall promptly pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.
     “Approved Electronic Communications” shall mean each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Agents pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement or joinder to the Guarantee and Collateral Agreement or Intercreditor Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein, (b) any financial statement, financial and other report, notice, request, certificate and other information material and (c) information for prospective assignees, participants or other transferees; provided, however, that, “Approved Electronic Communications” shall exclude (i) any Borrowing Request, Letter of Credit Request, Notice of Continuation or Conversion and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Sections 2.11 and 2.12 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or Section 2.03 or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.
     “Approved Electronic Platform” shall have the meaning specified in Section 8.04(a).
     “Arrangers” shall have the meaning assigned to such term in the preamble.
     “Asset Sale” shall mean the direct or indirect (a) sale, lease (other than an operating lease), sale and leaseback, lease and leaseback, assignment (other than a collateral assignment), conveyance, transfer or other disposition (by way of merger, consolidation or otherwise) by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Subsidiary Guarantor of (1) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares or investments by foreign nationals required by Applicable Laws) or (2) any other assets of the Borrower or any Restricted Subsidiary, including Equity Interests of any Person that is not the Borrower or a Subsidiary or (b) issuance of Equity Interests in any of the Restricted Subsidiaries to any Person other than the Borrower or any Subsidiary Guarantor; provided that (i) any asset sale or series of related asset sales described in clause (a) or (b) above of assets having a value not in excess of $15,000,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement; and (ii) each of the following transactions shall be deemed not to be an “Asset Sale” for purposes of this Agreement: (A) the sale, transfer, contribution or other disposition by the Borrower or any Restricted Subsidiary of (x) damaged, worn-out, obsolete assets and scrap and (y) cash or Cash Equivalents, (B) the sale by the Borrower or any Restricted Subsidiary of power, capacity, energy, ancillary services, and other products or services or the sale of any other inventory or contracts related to any of the foregoing, (C) the sale, lease, conveyance or other disposition for value by the Borrower or any Restricted Subsidiary of fuel, emission credits or renewable energy credits, in each case in the ordinary course of the Permitted Business, (D) the sale, transfer or other disposition of any assets (other than the disposition of Collateral pursuant to the Intercreditor Agreement) subject to a Permitted Lien in connection with a foreclosure, transfer or deed in lieu of foreclosure or other remedial action, (E) the sale, lease, transfer, contribution or other disposition by any Restricted Subsidiary that is not a Loan Party of any of its assets or the issuance or transfer of Equity Interests by any Restricted Subsidiary that is not a Loan Party, in each case to the Borrower or any other Restricted Subsidiary, (F) the licensing of Intellectual Property (as defined in the Guarantee and Collateral Agreement), (G) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (H) the sale, lease, transfer, contribution or other disposition of spare parts and spare parts inventory in the ordinary course of the Permitted Business so long as such spare parts and spare parts inventory are required by such transferee in the ordinary course of such transferee’s business or operations at the time of such disposition, (I) Permitted Dispositions, (J) the granting of Liens permitted by Section 6.02, (K) the making of Investments permitted by Section 6.05, (L) any mergers, consolidations, liquidations or dissolutions permitted by Section 6.04(a), (M) Dividends permitted by Section 6.06 and (N) assignment, conveyance, transfer or other disposition pursuant to casualty, condemnation or operation of law.

     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit C or such other similar form as shall be approved by the Administrative Agent.
     “Assumption Agreement” shall have the meaning given such term in the Guarantee and Collateral Agreement.
     “Attributable Debt” in respect of a sale and leaseback transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”, and shall not be deemed to be Attributable Debt.
     “Available Amount” shall mean, on any date (the “Reference Date”), an amount equal on such Reference Date to (a) the greater of (i) zero and (ii) (A) 50% of the Consolidated Net Income (excluding, to the extent included in Consolidated Net Income, insurance proceeds other than proceeds of business interruption insurance) of the Borrower and its Restricted Subsidiaries for the period (on a cumulative basis, taken as one accounting period) from the Funds Availability Date to the end of the Borrower’s most recently ended fiscal quarter for which financial statements are publicly available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the aggregate proceeds received by the Borrower since the Funds Availability Date (1) as a contribution to its Capital Stock or (2) from the issue or sale of its Capital Stock; plus (b) $500,000,000; minus (c) on such Reference Date, the sum of (i) the aggregate amount of outstanding Investments made pursuant to Section 6.05(j) since the Funds Availability Date in excess of the $150,000,000 allowance for such Investments set forth in clause (A) of Section 6.05(j), plus (ii) the aggregate amount of Dividends made since the Funds Availability Date pursuant to Section 6.06(c) plus (iii) the aggregate amount of any distributions or payments made since the Funds Availability Date pursuant to Section 6.07(a).
     “Bankruptcy Code” shall mean Title 11 of United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.
     “Bankruptcy Law” shall mean the Bankruptcy Code or any similar federal or state or other law for the relief of debtors.
     “Base Rate” shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:
          (a) the rate of interest announced publicly by BNP Paribas in New York, New York, from time to time, as BNP Paribas’s prime rate; and
          (b) 0.5% per annum plus the Federal Funds Rate;

provided, however, that, except during a Eurodollar Unavailability Period and except as set forth in Section 2.15(c), (i) at no time shall the Base Rate on any day be less than the sum of (A) the Adjusted LIBO Rate for a one-month Interest Period that would commence on such day and (B) 1.0% and (ii) to the extent the Base Rate would be less than the amount specified in clause (i) of this proviso, the Applicable Margin for ABR Loans at such time shall be increased in an amount sufficient to eliminate such difference.
     “Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Tax Code or Sections 302 or 303 of ERISA, and which is maintained, sponsored or contributed to by the Borrower or any ERISA Affiliate.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).
     “Board of Directors” shall mean (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of managing members or managers thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” shall have the meaning assigned to such term in Section 2.02(a).
     “Breakage Event” shall have the meaning assigned to such term in Section 2.16.
     “Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, the maturity of which shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
     “Capital Stock” shall mean shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

     “Capital Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, stock appreciation rights or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.
     “Cash Equivalents” shall mean
     (i) United States dollars or, in the case of any Foreign Subsidiary, any local currencies held by it readily convertible into United States dollars;
     (ii) securities issued or directly and fully unconditionally guaranteed or insured by the United States government or any agency of the United States government having in each case maturities and/or reset dates of not more than 12 months from the date of acquisition;
     (iii) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;
     (iv) certificates of deposit, Eurodollar time deposits, and bankers’ acceptances maturing not more than 6 months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000;
     (v) overnight bank deposits;
     (vi) repurchase agreements with a term of not more than 120 days;
     (vii) commercial paper maturing not more than 120 days from the date of acquisition and having a rating of at least A-1 from S&P or at least P-1 from Moody’s; and
     (viii) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s.
     “Cash Management Document” shall mean any certificate, agreement or other document executed by any Loan Party in respect of Cash Management Services provided to any Loan Party.
     “Cash Management Obligation” shall mean, as applied to any Loan Party, any direct or indirect liability, contingent or otherwise, of such Loan Party owing pursuant to the applicable Cash Management Documents in respect of Cash Management Services provided to such Loan Party, including any obligations for the payment of fees, interest, charges, expenses, reasonable attorneys’ fees and disbursements in connection therewith.

     “Cash Management Services” shall mean treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
     “Change in Law” shall mean (a) the adoption of any law, rule or regulation by any Governmental Authority after the Signing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Signing Date or (c) compliance by any Lender or any Issuer (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Signing Date.
     “Change of Control” shall mean, from and after the Separation, (a) the acquisition of beneficial ownership, directly or indirectly, including by merger or consolidation by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower, (b) the occupation of a majority of seats on the Board of Directors of the Borrower by Persons who were neither (i) members of the Board of Directors of the Borrower on the Funds Availability Date (the “Funding Date Board”), (ii) nominated by the Funding Date Board or (iii) appointed or nominated by directors so nominated or (c) the occurrence of a “change of control” (or any other defined term having a similar purpose) as defined in any contract, indenture or other agreement with respect to Material Indebtedness of the Borrower or any of its Restricted Subsidiaries.
     “Charges” shall have the meaning assigned to such term in Section 9.09.
     “Collateral” shall mean all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Security Document; provided, however, that “Collateral” shall not include Excluded Assets.
     “Collateral Agent” shall have the meaning assigned to such term in the preamble, or its successors appointed in accordance with the terms of this Agreement and the Intercreditor Agreement.
     “Commencement Notice” shall mean, in respect of any Recovery Event, notice to the Agents that the Borrower has formally begun seeking regulatory approval or begun contracting to utilize the Allocated Net Cash Proceeds for one or more Permitted Reinvestments.
     “Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”, as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be (a) reduced from time to time pursuant to Sections 2.09 or 2.12 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender in accordance with Sections 2.21 or 9.04.
     “Commodities Account” shall have the meaning assigned to such term in the UCC.
     “Commodity Contract” shall have the meaning assigned to such term in the UCC.

     “Commodity Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under Commodity Hedging Transactions.
     “Commodity Hedging Transaction” shall mean any swaps (including without limitation heat rate swaps), caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase, tolling or sale agreements, fuel purchase or sale agreements (including any and all fuels used for power generation, whether or not used by the Borrower and its Restricted Subsidiaries), weather risk management transactions, emissions or renewable energy credit or allowance purchase or sales agreements, power transmission agreements, fuel enrichment, processing, fabrication, transportation or storage agreements, netting agreements, or commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, energy, generation capacity or fuel (including any and all fuels used for power generation, whether or not used by the Borrower and its Restricted Subsidiaries), or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements from time to time entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business as a merchant power generator (as its risk management practices and methods may evolve from time to time, consistent with all requirements of law and applicable regulation) in order to manage fluctuations in the price or availability of any energy commodity or to manage any regulatory or other risk of the Borrower or such Restricted Subsidiary in connection with its business as a merchant power generator (and in any case not for speculative purposes).
     “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated August 29, 2008.
     “Consolidated EBITDA” shall mean (a) Consolidated Net Income of the Borrower and its consolidated Subsidiaries for such period plus (b) the sum of, in each case to the extent reducing Consolidated Net Income for such period but without duplication, (i) Consolidated Interest Expense, (ii) any provision for income taxes, (iii) depreciation, depletion and amortization expenses, (iv) losses from extraordinary items (including from Commodity Hedging Transactions), (v) costs, expenses or charges (including any professional or underwriting fees) related to the Transactions, and (vi) all other non-cash charges and non-cash losses (including (A) the amount of any compensation deduction as the result of any grant of Capital Stock or Capital Stock Equivalents to employees, officers, directors or consultants, (B) losses from early extinguishment of Indebtedness and (C) decommissioning costs) minus (c) the sum of, in each case to the extent increasing Consolidated Net Income for such period but without duplication, (i) any credit for income taxes, (ii) gains from extraordinary items (including from Commodity Hedging Transactions), (iii) any other non-cash gains or other items which have been added in determining Consolidated Net Income, (including (A) any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any such Capital Stock or Capital Stock Equivalent and (B) gains from early extinguishment of Indebtedness); provided, however, that (i) Consolidated EBITDA of the Borrower and its consolidated Subsidiaries will exclude the Consolidated EBITDA attributable to Unrestricted Subsidiaries unless (and solely to the extent) actually distributed in cash to the Borrower or any Restricted Subsidiary, and (ii) for purposes of calculating Consolidated EBITDA of the Borrower and its consolidated Subsidiaries for any period for purposes of the Financial Covenants, (A) the Consolidated EBITDA of any Person or line of business acquired by the Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition made in accordance with the terms of this Agreement during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Restricted Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).
     “Consolidated Interest Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ended on or prior to such date to (b) Consolidated Interest Expense for the period of the most recent four consecutive fiscal quarters ended on or prior to such date.
     “Consolidated Interest Expense” shall mean, for the Borrower and its consolidated Subsidiaries for any period, consolidated total cash interest expense of the Borrower and its consolidated Subsidiaries for such period; provided, however, that Consolidated Interest Expense of the Borrower and its consolidated Subsidiaries will (a) exclude cash interest expense of Unrestricted Subsidiaries and (b) be net of cash interest income. Notwithstanding anything to the contrary contained herein, for purposes of calculating Consolidated Interest Expense, (a) for the period of four consecutive fiscal quarters ending December 31, 2008, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period beginning on the Funds Availability Date and ending December 31, 2009, divided by the number of days in such period and multiplied by 365, (b) for the period of four consecutive fiscal quarters ending March 31, 2010, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period beginning on the Funds Availability Date and ending March 31, 2010, divided by the number of days in such period and multiplied by 365 and (c) for the period of four consecutive fiscal quarters ending June 30, 2010, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period beginning on the Funds Availability Date and ending June 30, 2010, divided by the number of days in such period and multiplied by 365.
     “Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries for such period; provided, however, that (a) the net income (or loss) from any Minority Investment (including in EquaGen) shall be excluded from the net income of the Borrower and its consolidated Subsidiaries, (b) the amount of dividends or distributions from any Minority Investment (including in EquaGen) paid to the Borrower or its consolidated Subsidiaries shall be included in the net income of the Borrower and its consolidated Subsidiaries, (c) the cumulative effect of a change in accounting principles during such period shall be excluded, (d) gains and losses from Asset Sales during such period shall be excluded and (e) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation.
     “Consolidated Total Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Total Net Debt on such date to (b) Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters most recently ended on or prior to such date.
     “Consolidated Total Net Debt” shall mean, without duplication, all liabilities, obligations and indebtedness (whether contingent or otherwise) (i) of the type specified in clauses (a), (b), (d) and (e) of the definition of “Indebtedness” (in the case of indebtedness specified in such clause (d), as reported over time in accordance with GAAP), (ii) in respect of Capital Lease Obligations permitted under Section 6.01(f), (iii) for reimbursement obligations in respect of drawn letters of credit (including, with respect to any Loan Party, Letters of Credit issued hereunder), (iv) under any Guarantee of obligations of the type described in clauses (i) through (iii) of this definition; and (v) in respect of unfunded vested benefits under plans covered by Title IV of ERISA, in each case actually owing by the Borrower and the Restricted Subsidiaries on such date and to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capital Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP); provided, however, that notwithstanding the foregoing, “Consolidated Total Net Debt” shall not include the unfunded portion of any Credit Support Facilities or any Guarantees of the obligations thereof and shall be net of (x) Unrestricted Cash and (y) cash or Cash Equivalents posted as collateral in respect of Credit Support Facilities not secured by the Collateral (but only to the extent of any Indebtedness in respect of the Credit Support Facility for which such cash or Cash Equivalents have been posted).
     “Constituent Documents” shall mean, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.
     “Contractual Obligation” of any Person shall mean any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
     “Control Agreement” shall mean each Deposit Account Control Agreement, Securities Account Control Agreement or Commodities Account Control Agreement to be executed and delivered by each Loan Party and the other parties thereto as required by the applicable Loan Documents, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
     “Core Assets” shall mean the power generating facilities owned by the Loan Parties and set forth on Schedule 1.01(a), as such schedule is updated from time to time in accordance with Section 5.07(c).
     “Core Asset Subsidiary” shall mean any Subsidiary that directly owns Core Assets. The Core Asset Subsidiaries as of the Funds Availability Date are set forth on Schedule 1.01(a).
     “Corporate Chart” shall mean a corporate organizational chart, list or other similar document, in each case in form reasonably acceptable (i) on the Funds Availability Date, to the Arrangers and (ii) thereafter, to the Administrative Agent, setting forth each Person that is a Loan Party and each Person that is a Subsidiary or Minority Investment of any of them (together with an indication of which such Persons have assets encumbered by the Lien of the Collateral Agent), including (a) the full legal name of such Person and (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person.

     “Credit Event” shall have the meaning assigned to such term in Section 4.01.
     “Credit Support Facilities” shall mean any commodity credit revolver, credit commodity posting facility, novation, guaranty or other third-party credit support with respect to a Commodity Hedging Transaction; provided, that “Credit Support Facilities” shall not include funded indebtedness, the proceeds of which are used as collateral or credit support for a facility which is used to provide credit support for Commodity Hedging Transactions.
     “Currency Hedging Transactions” shall mean all contracts, agreements or arrangements designed to protect against fluctuations in currency exchange rates entered into in the ordinary course of the Permitted Business and, in any case, not for speculative purposes.
     “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
     “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Ratable Portion of the Revolving Credit Outstandings (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
     “Defaulting Lender” shall mean, at any time, any Lender that, at such time, (a) fails to make available its portion of any Borrowing or to pay (other than as a result of a good faith dispute) any amount required to be paid by such Lender to any Issuer under this Agreement (beyond any applicable cure period), (b) has otherwise failed to pay (other than as a result of a good faith dispute) any other amount required to be paid by such Lender to the Administrative Agent or any other Lender under this Agreement (beyond any applicable cure period), (c) shall take any action or be the subject of any action or proceeding of a type described in clause (g) or (h) of Section 7.02 (without giving effect to any cure period referenced therein) or (d) has notified the Administrative Agent, any Issuer and/or the Borrower in writing or publicly stated any of the foregoing (including any written notification by such Lender that it does not intend to comply with its funding obligations described in preceding clause (a)) other than as a result of a good faith dispute; provided, however, that for purposes of Section 2.03(g) only, the term “Defaulting Lender” shall also include (i) any Lender with an Affiliate that (x) “controls” (within the meaning provided therefor in the definition of Affiliate) such Lender and (y) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority (unless the Administrative Agent has elected in its sole discretion not to treat such Lender as a Defaulting Lender), (ii) any Lender that previously constituted a “Defaulting Lender” under this Agreement, unless such Lender has ceased to constitute a “Defaulting Lender” for a period of at least 60 consecutive days and (iii) any Lender that the Administrative Agent or any Issuer believes in good faith has failed to fund any portion of its loans or otherwise defaulted in its obligations under any other credit facility to which such Lender is a party (other than as a result of a good faith dispute), for so long as such failure or default is continuing. The determination as to whether a Lender is a Defaulting Lender shall be made in good faith by the Administrative Agent in its sole discretion (except that in the event that the Administrative Agent or an Affiliate thereof is the Defaulting Lender, such determination shall be made by the Required Lenders).
     “Defaulted Loan” means (i) any Loan required to be funded in accordance with the terms of this Agreement with respect to which a Defaulting Lender has failed to advance its Ratable Portion or (ii) a Defaulting Lender’s portion of any payment required to be made by it in accordance with the terms of this Agreement in respect of unreimbursed payments under Section 2.03(h).
     “Deposit Account” shall have the meaning assigned to such term in the UCC.
     “Deposit Account Bank” shall mean a financial institution selected or approved by (i) on the Funds Availability Date, the Arrangers and the Collateral Agent and (ii) thereafter, the Administrative Agent and the Collateral Agent, in each case in their reasonable discretion.
     “Deposit Account Control Agreement” shall have the meaning specified in the Guarantee and Collateral Agreement.
     “Description of Senior Notes” shall mean the description of senior notes attached hereto as Exhibit T, as amended or modified from time to time; provided that no such amendment or modification shall be materially adverse to the Lenders unless the Arrangers and the Required Lenders have consented to such amendment or waiver.
     “Diminution Percentage” shall mean, with respect to any Recovery Event, (i) the Initial Appraised Value less the applicable Post-Recovery Event Appraised Value divided by (ii) the Initial Appraised Value.
     “Disqualified Stock” shall mean any Capital Stock (or Capital Stock Equivalents convertible into Capital Stock) that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable (other than for common stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than for common stock) at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Revolving Credit Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower or any Restricted Subsidiary to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower or any Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.06. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
     “Dividends” shall have the meaning provided in Section 6.06.
     “dollars” or “$” shall mean lawful money of the United States of America, except when expressly used in reference to the lawful money of another country.
     “Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.
     “Easement” shall have the meaning assigned to such term in Section 3.07(a).
     “Entergy” shall have the meaning assigned to such term in the preamble.

     “Environmental CapEx Debt” shall mean Indebtedness of the Borrower or its Restricted Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.
     “Environmental Capital Expenditures” shall mean capital expenditures to the extent deemed reasonably necessary, as determined by the Borrower or its Restricted Subsidiaries (as applicable) in good faith and pursuant to prudent judgment, to comply with applicable Environmental Laws.
     “Environmental Laws” shall mean all former, current and future Federal, state and local laws (including common law), treaties, regulations, rules, ordinances and codes, and legally binding decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, occupational health and safety, human health or safety or the presence, Release of, or exposure to, Hazardous Materials or the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) non-compliance with any Environmental Law, (b) the generation, manufacture, processing, distribution, recycling, use, handling, transportation, storage, treatment or disposal of, or the arrangement of such activities with respect to, any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials at or from any location or (e) any contract or agreement pursuant to which liability is assumed, imposed or covered by an indemnity with respect to any of the foregoing; provided, however, that “Environmental Liability” shall not include any matter for which remediation will be funded through any decommissioning fund as required by Nuclear Law.
     “EquaGen” shall mean EquaGen LLC, a Delaware limited liability company.
     “Equity Interests” shall mean all Capital Stock and Capital Stock Equivalents.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Benefit Plan or Multiemployer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate; provided, however that this definition of “Eurodollar” shall not include Base Rate Loans bearing interest at a rate specified in the proviso to the definition of “Base Rate”.
     “Eurodollar Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 2.08 shall remain in force and effect.
     “Event of Default” shall mean (i) from and after the Signing Date until the Funds Availability Date, the events set forth in Section 7.01 and (ii) from and after the Funds Availability Date, the events set forth in Section 7.02.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Assets” shall mean
     (i) any lease, license, contract or agreement to which any Loan Party is a party or any of such Loan Party’s rights or interests thereunder if and only for so long as Applicable Law prohibits the creation of a security interest therein or the grant of a security interest therein under the Security Documents shall constitute or result in (A) a breach, termination or default or invalidity under any such lease, license, contract, property right or agreement or (B) the loss, abandonment, termination or unenforceability of any right, title or interest in or to such property, in each case, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law or principles of equity; provided that such lease, license, contract, property right or agreement shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer exist;
     (ii) any goods, deposit accounts, general intangibles or investment property (as each such term is used in the UCC) in which a security interest therein is prohibited by Applicable Law, other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law or principles of equity; provided that such goods, deposit accounts, general intangibles or investment property shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer exist;
     (iii) (A) each fee-owned real property held by any Loan Party with a Fair Market Value of less than $2,500,000, (B) leasehold interests that do not constitute Material Leases, (C) fee-owned real property and leasehold interests (but not personal property or fixtures) owned or leased by any Loan Party that is located in the State of New York, (D) any fee-owned real property or leasehold interest (but not personal property or fixtures) acquired by any Loan Party and located in the State of New York; and (E) the Charlevoix County, Michigan parcel of real property and the improvements located thereon constituting the facility known as the Big Rock Independent Spent Fuel Storage Installation;
     (iv) any applications for trademarks or service marks filed in the United States Patent and Trademark Office (the “PTO”) pursuant to 15 U.S.C. §1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1051 Section 1(c) or Section 1(d);
     (v) shares of Capital Stock held by a Loan Party having voting power in excess of 65% of the voting power of all classes of Capital Stock of a Foreign Subsidiary;
     (vi) motor vehicles and other assets subject to certificates of title;
     (vii) letter of credit rights (as defined in the UCC) that do not constitute Supporting Obligations;
     (viii) Liens on cash and Cash Equivalents pledged pursuant to Sections 6.02(n) and 6.02(z); and
     (ix) any cash collateral accounts maintained pursuant to the Secured Obligations in connection with letters of credit issued thereunder for the sole benefit of any of the applicable Senior Secured Parties (which cash collateral accounts shall solely be for the benefit of such applicable Senior Secured Parties and the issuing bank that issued such letters of credit and not the other Senior Secured Parties).
     “Excluded Perfection Assets” shall mean (i) any Deposit Account, Securities Account or Commodities Account (and all cash, Cash Equivalents and Commodity Contracts held therein) if and only for so long as such Deposit Account, Securities Account or Commodities Account holds cash or Cash Equivalents in an amount not exceeding $2,000,000 individually or $15,000,000 in the aggregate for all such Deposit Accounts, Securities Accounts and Commodities Accounts; (ii) any Deposit Account that is a “zero-balance” account (as long as (x) the balance in such “zero balance” account does not exceed at any time the applicable threshold described in clause (i) above for a period of 24 consecutive hours or more and (y) all amounts in such “zero-balance” account shall be swept on a daily basis into another Deposit Account that does not constitute an Excluded Perfection Asset); and (iii) those assets for which the Collateral Agent has determined in its reasonable discretion that the costs of perfecting a security interest in such assets are excessive in relation to the value to be afforded to the Senior Secured Parties thereby.
     “Excluded Subsidiary” shall mean (i) any Unrestricted Subsidiary, (ii) any Immaterial Subsidiary and (iii) any Foreign Subsidiary.

     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, profits, franchise, branch or similar Taxes imposed on (or measured in whole or in part by) any Person’s net income, net profits or capital by the United States of America (or any political subdivision thereof), or by the jurisdiction under the laws of which such Person is organized, in which its principal or applicable lending office is located or in which it is otherwise doing business (other than a jurisdiction in which such Person would not have been treated as doing business but for and solely as a result of its execution or delivery of any Loan Document or its exercise of its rights or performance of its obligations thereunder); (b) withholding Taxes, imposed (i) on the date that such Person became a party to this Agreement, or (ii) with respect to an assignment, acquisition, designation of a new applicable lending office or the appointment of a successor Issuer, Lender, or Administrative Agent, on the effective date of such assignment, acquisition, designation or appointment, except (x) to the extent that such Person’s predecessor was entitled to such amounts (or in the case of a designation of a new applicable lending office, to the extent such Person was entitled to such amounts with respect to its prior applicable lending office), or (y) if the assignment, acquisition, designation of a new applicable lending office or the appointment of a successor Issuer, Lender, or Administrative Agent, occurs as a result of Borrower’s request pursuant to Section 2.20(a) (for the avoidance of doubt, any withholding Tax imposed as a result of a Change in Law after the date such Person becomes a party to this Agreement will not be an Excluded Tax); (c) Taxes imposed by reason of the failure of the Agent, Lender, Issuer, or any of their respective affiliates to provide the forms required by Sections 2.19(e) and 2.19(f); and (d) Taxes imposed as a result of the Administrative Agent’s, Lender’s, Issuer’s or their respective affiliates’ gross negligence or willful misconduct.
     “Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by (i) the Board of Directors of the applicable Loan Party (or any committee thereof expressly authorized by the Board of Directors) with respect to assets and Investments having a Fair Market Value of $100,000,000 or more and (ii) a Financial Officer of the applicable Loan Party with respect to assets and Investments having a Fair Market Value less than $100,000,000.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letter” shall mean the letter, dated as of the Signing Date, addressed to the Borrower from the Administrative Agent with respect to certain fees to be paid from time to time to the Administrative Agent.
     “FERC” shall mean the Federal Energy Regulatory Commission or its successor.
     “FERC 205 Contracts” shall mean power purchase and sale agreements between the Borrower and the Subsidiary Guarantors under which the parties enter into Commodity Hedging Transactions with each other, as approved by FERC under Section 205 of the FPA, as amended.

     “Financial Covenants” shall mean the negative covenants set forth in Sections 6.12 and 6.13.
     “Financial Institution” shall mean a bank, an investment bank or an Affiliate of a bank or an investment bank.
     “Financial Officer” of any Person shall mean any of the chief executive officer, chief financial officer, or treasurer (or if no individual shall have such designation, the individual charged by the Board of Directors of such Person with such powers and duties as are customarily bestowed upon the individual with such designation) or the audit or finance committee of the Board of Directors of such Person.
     “Financial Statement Delivery Failure Date” shall have the meaning specified in the definition of “Applicable Margin”.
     “Fitch” shall mean Fitch Ratings, Ltd. or any successor entity.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the laws of the United States of America or any state or district thereof.
     “Foreign Pledge Agreement” means a pledge or charge agreement with respect to the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Collateral Agent.
     “Foreign Subsidiary” shall mean (a) any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia, (b) any Subsidiary if (i) for United States federal income tax purposes, substantially all of the assets of such Subsidiary consist of stock of “controlled foreign corporations,” as defined in Section 957(a) of the Tax Code (“CFC”) and (ii) such Subsidiary does not have any material assets or Indebtedness other than the stock of its Subsidiaries and any intercompany Indebtedness owed to or from the Borrower or another Subsidiary and does not engage in any operations other than the ownership of such assets and activities incidental thereto, and (c) any Subsidiary of a CFC.
     “FPA” shall mean the Federal Power Act and the rules and regulations promulgated thereunder, as amended from time to time.
     “Funds Availability Date” shall mean the date on which all conditions precedent set forth in Section 4.03 shall have been satisfied (or waived in accordance with Section 9.08).
     “Funds Availability Date Appraisal” shall mean an appraisal performed on a cash flow basis (and, to the extent expressed in a range, using the midpoint of such range), all costs of which shall be borne by the Borrower, of all of the Core Assets conducted by Stone & Webster Management Consultants, Inc., or at the Borrower’s request, another appraiser selected by the Borrower with the consent of the Arrangers, which consent shall not be unreasonably withheld.
     “Funds Availability Indebtedness” shall mean any unsecured Indebtedness of the Borrower that may be issued, together with the Senior Notes, on terms and conditions reasonably acceptable to the Arrangers and the Required Lenders to satisfy the condition precedent set forth in Section 4.03(i); provided that (a) such Funds Availability Indebtedness shall be on terms no less favorable to the Lenders than the Senior Notes and is otherwise on terms no more restrictive than the Senior Notes and (b) such Funds Availability Indebtedness has its Stated Maturity at least 91 days later than the Revolving Credit Maturity Date.
     “Funds Availability Indebtedness Documents” shall mean the indenture or indentures (including any supplements thereto) or other agreements under which any Funds Availability Indebtedness is issued or incurred and all other instruments, agreements and other documents evidencing or governing any Funds Availability Indebtedness and any related Funds Availability Indebtedness Guarantees, in each case as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof.
     “Funds Availability Indebtedness Guarantees” shall mean the documents evidencing the unsecured Guarantees by the Subsidiary Guarantors of the Borrower’s obligations under any Funds Availability Indebtedness and the related Funds Availability Indebtedness Documents, which Guarantees shall be subordinated to the Secured Obligations hereunder on terms no less favorable to the Lenders than the Senior Notes Guarantees and otherwise on terms no more restrictive than the Senior Notes Guarantees.
     “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Funds Availability Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
     “General Intangibles” shall have the meaning assigned to such term in the UCC.
     “Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government or any governmental or non-governmental authority regulating the generation and/or transmission of energy.
     “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
     “Guarantee” shall mean a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided that standard contractual indemnities which do not relate to Indebtedness shall not be considered a Guarantee.
     “Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit O, executed and delivered by, inter alia, the Collateral Agent, the Administrative Agent, the Borrower and each Subsidiary Guarantor on the Funds Availability Date.
     “Guarantee Joinder and Assumption Agreement” shall have the meaning given such term in the Guarantee and Collateral Agreement.
     “Hazardous Materials” shall mean (a) any petroleum products or byproducts, coal ash, coal combustion by-products or waste, boiler slag, scrubber residue, flue desulfurization material, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law; provided, however, that “Hazardous Materials” shall not include any Nuclear Materials or the radioactive constituents of mixed waste.
     “Hedge Outstanding Amount” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Hedging Obligations” shall mean, with respect to any specified Person, the Interest Rate/Currency Hedging Obligations and the Commodity Hedging Obligations of such Person.
     “Hedging Transactions” shall mean all Interest Rate Hedging Transactions, Currency Hedging Transactions, Commodity Hedging Transactions and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.
     “Immaterial Subsidiary” shall mean on any date, any Subsidiary of the Borrower (other than any Core Asset Subsidiary or EquaGen (if EquaGen becomes a Subsidiary)) that (i) had less than 2.5% of consolidated assets or 2.5% of consolidated revenues of the Borrower and its Restricted Subsidiaries as reflected on the most recent financial statements delivered in accordance with Section 5.05 prior to such date and (ii) has been designated as such by the Borrower in a written notice delivered to the Administrative Agent and the Collateral Agent (other than any Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent and the Collateral Agent); provided, however, that at no time shall all Immaterial Subsidiaries so designated by the Borrower have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered in accordance with Section 5.05 prior to such time) in excess of 7.5% of consolidated assets or annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries.
     “Increased Commitment Date” shall have the meaning provided in Section 2.21(a).
     “Indebtedness” of any Person shall mean, without duplication and whether or not contingent, (a) all indebtedness of such Person for borrowed money (including indebtedness with respect to any Credit Support Facilities), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of the Permitted Business, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions, (g) all Guarantee obligations of such Person, (h) unfunded vested benefits under plans covered by Title IV of ERISA, (i) Hedging Obligations if and to the extent they would appear as a liability on a balance sheet prepared in accordance with GAAP, (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (k) unfunded amounts in respect of Indebtedness incurred by the Borrower and its Restricted Subsidiaries in good faith to invest in nuclear decommissioning trusts or to comply with decommissioning agreements, and (l) contingent adjustments or earn-outs when they are required to be recognized as a liability on the balance sheet in accordance with GAAP.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
     “Ineligible Assignee” means (i) a natural Person, (ii) the Borrower, any Affiliate of the Borrower or any other Person taking direction from, or working in concert with, the Borrower or any of the Borrower’s Affiliates, (iii) Entergy (whether or not an Affiliate of the Borrower) and (iv) a Person that has taken any action or is the subject of any bankruptcy or insolvency proceeding under any Bankruptcy Law.
     “Information” shall have the meaning assigned to such term in Section 9.16.
     “Initial Appraised Value” shall mean the appraised value determined on a cash flow basis (and, to the extent expressed in a range, using the midpoint of such range) of all of the Core Assets as set forth in the Funds Availability Date Appraisal.
     “Intellectual Property Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
     “Intellectual Property Security Agreements” shall mean all Intellectual Property Security Agreements executed and delivered by the Loan Parties, each substantially in the applicable form required by the Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
     “Intercompany Debt Subordination Agreement” shall mean an Intercompany Debt Subordination Agreement substantially in the form of Exhibit B pursuant to which intercompany obligations and advances owed by any Loan Party to a Person that is not a Loan Party are required to be subordinated to the Secured Obligations pursuant to Section 6.01(h).

     “Intercreditor Agreement” shall mean that certain Collateral Agency and Intercreditor Agreement dated as of the Signing Date, executed and delivered by, inter alia, the Collateral Agent, the Administrative Agent, and the Borrower.
     “Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Revolving Credit Termination Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part; provided, however, that (i) in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, Interest Payment Date shall mean each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (ii) with respect to ABR Loans, for interest accrued for the period between the Funds Availability Date and the end of the first fiscal quarter thereafter, the Interest Payment Date for such interest shall be the last Business Day of the next following fiscal quarter.
     “Interest Period” shall mean with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending seven days thereafter or on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant Borrowing, an interest period of such duration is available to all Lenders participating therein), in each case as the Borrower may elect; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period (other than an Interest Period of seven days) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) the Borrower may not select an Interest Period that ends after the Revolving Credit Maturity Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interest Rate Hedging Transactions” shall mean all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to manage interest rates or interest rate risk.
     “Interest Rate/Currency Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under Interest Rate Hedging Transactions and Currency Hedging Transactions.
     “Investment Company Act” shall have the meaning assigned to such term in Section 3.12.
     “Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of. The acquisition by the Borrower, or by any Restricted Subsidiary, of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
     “Issue” shall mean, with respect to any Letter of Credit, to issue, amend, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued”, “Issuance” and “Issuing” shall have a corresponding meaning.
     “Issuer” shall mean each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” and that has entered into the Letter of Credit Fee Letter or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing, pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower, to be bound by the terms hereof applicable to Issuers and by becoming party to the Letter of Credit Fee Letter, in each case so long as such Issuer shall not have tendered notice of its resignation in accordance with Section 2.03(l) or Section 8.08.
     “Joinder Agreement” shall mean an agreement substantially in the form of Exhibit I.
     “Key Contracts” shall mean those contracts set forth on Schedule 1.01(b) that evidence Contractual Obligations of EquaGen or its subsidiaries owing to any Core Asset Subsidiary for the maintenance and operation of nuclear power facilities owned by such Core Asset Subsidiary, as such schedule shall be updated from time to time in accordance with Section 5.05(c).
     “L/C Cash Collateral Account” shall mean any interest-bearing Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the Administrative Agent for the benefit of the Senior Secured Parties (although such account may also have words referring to the Borrower and the account’s purpose), (d) under the control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the entitlement holder and the only Person authorized to give entitlement orders with respect thereto. For the avoidance of doubt, any such L/C Cash Collateral Account will be a “Designated Asset” for purposes of and as defined in the Intercreditor Agreement.
     “Lenders” shall mean each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance). Unless the context otherwise requires, the term “Lenders” shall include the Issuers.
     “Letter of Credit” shall mean any letter of credit Issued pursuant to Section 2.03.

     “Letter of Credit Fee Letter” shall mean a fee letter among the Borrower and all the Issuers setting forth the fronting fees payable to all Issuers in respect of Letters of Credit pursuant to Section 2.05(b)(i).
     “Letter of Credit Issuer Agreements” shall mean an agreement setting forth the Letter of Credit Sublimit for such Issuer (as determined by such Issuer in its sole discretion) and any other applications, agreements or other documentation, in form and substance reasonably acceptable to the relevant Issuer of a Letter of Credit, which an Issuer generally employs in the ordinary course of its business for the Issuance of a Letter of Credit.
     “Letter of Credit Obligations” shall mean, at any time, the dollar amount of the aggregate Reimbursement Obligations at such time together with the aggregate Letter of Credit Undrawn Amounts for each Issuer at such time.
     “Letter of Credit Request” shall have the meaning specified in Section 2.03(c).
     “Letter of Credit Sublimit” shall mean, with respect to any Issuer, the maximum aggregate principal amount of Letter of Credit Obligations of such Issuer.
     “Letter of Credit Undrawn Amounts” shall mean, with respect to any Issuer at any time, the aggregate undrawn face amount of all Letters of Credit Issued by such Issuer and outstanding at such time.
     “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
     “Lien” shall mean, with respect to any asset (a) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and (c) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests. For the avoidance of doubt, “Lien” shall not be deemed to include licenses of Intellectual Property (as defined in the Guarantee and Collateral Agreement).
     “Loan Documents” shall mean this Agreement, any Notes delivered hereunder, the Security Documents, the Fee Letter, the Letter of Credit Fee Letter, any Intercompany Debt

Subordination Agreement and each certificate, agreement or document executed by a Loan Party and delivered to the Arrangers, the Administrative Agent, the Collateral Agent or any Lender in connection with or pursuant to any of the foregoing.
     “Loan Party” shall mean the Borrower and each Subsidiary Guarantor.
     “Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” shall mean any material adverse change in or material adverse effect on (i) the business, financial condition, results of operations, performance, assets or liabilities, or prospects of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrower and the Subsidiary Guarantors, taken as a whole, to perform their payment obligations under this Agreement or the other Loan Documents or (iii) the rights and remedies of the Arrangers, the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder.
     “Material Contract” shall mean those contracts to which the Borrower or any Restricted Subsidiary is party, the breach or termination (other than at the expiration of its term) of which could reasonably be expected to have a Material Adverse Effect, in each case listed on Schedule 1.01(d), as such schedule shall be updated from time to time in accordance with section 5.05(c).
     “Material Indebtedness” shall mean (i) Indebtedness for money borrowed (other than the Loans, Letters of Credit and Hedging Obligations) of any one or more of the Borrower or any of the Restricted Subsidiaries in an aggregate principal amount at any given time equal to or exceeding $50,000,000, or (ii) Hedging Obligations with Hedge Outstanding Amounts (including, for purposes of this definition, the method of calculation of “Hedge Outstanding Amount” specified in the proviso to such definition) in the aggregate at any given time equal to or exceeding $50,000,000.
     “Material Lease” shall mean a lease with respect to real property with annual payments in excess of $1,500,000.
     “Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
     “Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Capital Stock.
     “Modification” shall have the meaning assigned to such term in Section 9.17(a).
     “Modification Endorsement” shall have the meaning assigned to such term in Section 9.17(c).
     “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor entity.
     “Mortgaged Properties” shall mean on the Funds Availability Date, each parcel of real property and the improvements located thereon and appurtenants thereto owned or leased by a Loan Party and specified on Schedule 3.07 (and shall include each other parcel of real property and improvements located thereon with respect to which a Mortgage is granted pursuant to Section 5.10 or 5.11).
     “Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications, amendments and restatements of the foregoing and other security documents granting a Lien on any Mortgaged Property to secure the Secured Obligations, each substantially in the form of Exhibit P (subject to changes in form and additions or omissions of provisions as appropriate for the applicable jurisdiction in which such real property is located) with such changes as are reasonably satisfactory to the Borrower (which shall be evidenced by the signature thereof by the applicable Loan Party) and the Collateral Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Necessary CapEx Debt” shall mean Indebtedness of the Borrower or its Restricted Subsidiaries incurred for the purpose of financing Necessary Capital Expenditures.
     “Necessary Capital Expenditures” shall mean capital expenditures (other than Environmental Capital Expenditures) that are (i) required by Applicable Law, (ii) undertaken for health and safety reasons, or (iii) undertaken to increase the reliability of or to re-power any power generation facility.
     “Net Cash Proceeds” shall mean the proceeds received by the Borrower or any of its Restricted Subsidiaries after the Funds Availability Date in cash or Cash Equivalents from any Recovery Event, net of (i) all fees and expenses related to such Recovery Event (including fees and expenses paid or reasonably estimated by the Borrower to be payable) and taxes paid or payable by the Borrower and the Restricted Subsidiaries in connection therewith and the Borrower’s good faith estimate of any other taxes to be paid or payable in connection with such Recovery Event and (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than Indebtedness secured by Collateral) which is secured by the Core Asset transferred, taken or sold in such Recovery Event and which is required to be repaid with such proceeds.
     “New Commitments” shall have the meaning assigned to such term in Section 2.21(a).
     “New Lender” shall have the meaning assigned to such term in Section 2.21(b).
     “Non-Consenting Lender” shall have the meaning assigned to such term in Section 9.08(c).
     “Non-Public Information” shall mean information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
     “Note” shall mean a promissory note of the Borrower payable to the order of any Lender requesting a promissory note in a principal amount equal to the amount of such Lender’s Commitments evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans owing to such Lender.

     “Notice of Continuation or Conversion” shall have the meaning assigned to such term in Section 2.10.
     “Nuclear Laws” shall mean the Atomic Energy Act of 1954 (as amended), the Energy Reorganization Act of 1974 (as amended), and the Nuclear Waste Policy Act of 1982 (as amended), and any related rules, regulations or administrative decisions of the U.S. Nuclear Regulatory Commission or any State that has entered into an agreement with the U.S. Nuclear Regulatory Commission under Section 274 of the Atomic Energy Act of 1954 (as amended) (“Agreement State”).
     “Nuclear Materials” shall mean source, by product, or special nuclear material and radioactive waste material, or other similar material, regulated under the Nuclear Laws, including the radioactive constituents of mixed waste.
     “Nuclear Stations” shall have the meaning assigned to such term in Section 3.25.
     “NY Real Property Subsidiary” shall mean any Restricted Subsidiary that at any time owns, or holds a leasehold estate in (i) the generation and related real property and personal property assets with respect to the Indian Point 2 and Indian Point 3 nuclear power facilities located in Westchester County, New York, (ii) the generation and related real property and personal property assets with respect to the FitzPatrick nuclear power facility located in Oswego County, New York and (iii) any other real property located in the State of New York with a Fair Market Value in excess of $20,000,000. The NY Real Property Subsidiaries as of the Funds Availability Date are set forth on Schedule 3.08.
     “NYPA” shall mean the New York Power Authority (f/k/a the Power Authority of the State of New York).
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Outside Date” shall mean October 1, 2009.
     “Patriot Act” shall mean the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Perfection Certificate” shall mean the Perfection Certificate dated as of the Funds Availability Date, executed and delivered by the Borrower on behalf of itself and each Subsidiary Guarantor, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Permit” shall mean any permit, approval, authorization, license, variance or permission required from a Governmental Authority under any Applicable Law.
     “Permitted Acquisition” shall mean a Proposed Acquisition; provided that (a) such acquisition and all transactions related thereto shall be consummated in accordance with all

Applicable Laws; (b) if such Proposed Acquisition is effected pursuant to an acquisition of Capital Stock, the issuer of such Capital Stock shall become a Restricted Subsidiary and, to the extent required by Section 5.10, a Subsidiary Guarantor; (c) such Proposed Acquisition shall result in the Collateral Agent, for the benefit of the Senior Secured Parties, being granted a security interest in any Capital Stock and/or any assets so acquired to the extent required by Sections 5.10 and/or 5.11; (d) after giving effect to such Proposed Acquisition, no Default or Event of Default shall have occurred and be continuing and the representations and warranties made by the Loan Parties in any Loan Document shall be true and correct in all material respects (except to the extent such representations are qualified as to materiality, in which case they shall be true and correct in all respects) as of the date of such acquisition (except to the extent that such representations and warranties relate to an earlier date, in which case they shall be true and correct as of such earlier date); and (e) the Borrower shall be in compliance, on a pro forma basis after giving effect to such Proposed Acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 6.01(o) and 6.01(p), respectively), with the Financial Covenants, as such covenants are recomputed as of the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Sections 5.05(a) or 5.05(b) as if such Proposed Acquisition had occurred on the first day of the applicable Test Period.
     “Permitted Business” shall mean (i) the generation, production, transmission, transportation, storage, processing and distribution of energy and fuels for the production of energy, (ii) the marketing and sales and other transactions (excluding trading) of energy and energy-related products in the wholesale and retail markets and financial and derivative energy and energy-related products and instruments, in each case except as prohibited by Section 6.15, (iii) development of new energy sources, facilities and related technologies and (iv) activities reasonably related, ancillary, incidental or complementary to the foregoing activities.
     “Permitted Disposition” shall mean the transactions described on Schedule 1.01(c) hereto.
     “Permitted Liens” shall mean Liens permitted by Section 6.02.
     “Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Secured Obligations hereunder, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Secured Obligations hereunder on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (d) such Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (and may be guaranteed by any Subsidiary

Guarantor to the extent permitted by Section 6.01(k)); and (e)(i) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Revolving Credit Maturity Date, the Permitted Refinancing Indebtedness has its Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (ii) if the Stated Maturity of the Indebtedness being refinanced is later than the Revolving Credit Maturity Date, the Permitted Refinancing Indebtedness has its Stated Maturity at least 91 days later than the Revolving Credit Maturity Date.
     “Permitted Reinvestment”, with respect to any Recovery Event, shall mean (i) the acquisition by any Loan Party of replacement assets useful in the Permitted Business and that shall (after giving effect to any time periods provided for that type of asset in Section 5.10) constitute Collateral, (ii) reinvesting in the Permitted Business in assets and that shall (after giving effect to any time periods provided for that type of asset in Section 5.10) constitute Collateral, and/or (iii) the repair of the assets that were damaged or destroyed as a result of the applicable Recovery Event; provided, however, that any such replacement or reinvestment assets may take the form of real property located in the State of New York (which would otherwise be an Excluded Asset) if such replacement or reinvestment asset is directly owned by a Subsidiary Guarantor.
     “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Pledged Securities” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
     “Post-Recovery Event Appraised Value” shall mean the appraised value determined on a cash flow basis (and, to the extent expressed in a range, using the midpoint of such range) of all of the Core Assets as set forth in the Recovery Event Appraisal.
     “Proposed Acquisition” shall mean an acquisition (whether pursuant to an acquisition of Capital Stock, assets or otherwise) by the Borrower or any of its Restricted Subsidiaries from any Person of all or substantially all of the assets of a Person or a line of business of a Person.
     “PUHCA” shall mean the Public Utility Holding Company Act of 2005 and the rules and regulations promulgated thereunder, effective February 8, 2006.
     “PURPA” shall mean the Public Utility Regulatory Policies Act of 1978 and the rules and regulations promulgated thereunder, as amended from time to time.
     “QF” shall mean a “qualifying facility” under PURPA.
     “Qualified Counterparty” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” shall mean, with respect to any Lender, the percentage obtained by dividing (i) the Commitments of such Lender by (ii) the aggregate Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders).
     “Rate” shall have the meaning set forth in the definition of Type.
     “Recovery Event” shall mean an event or series of related events resulting in (a) the loss of or damage to the Core Assets for which the greater of (i) the value of the impaired portion of the asset or (ii) the value of the claim, in each case as determined by the insurance appraiser, exceeds $500,000,000 or (b) a taking under power of eminent domain or by condemnation or similar proceeding of or relating to the Core Assets for which the compensation payments exceed $500,000,000.
     “Recovery Event Appraisal” shall mean an appraisal performed on a cash flow basis (and, to the extent expressed in a range, using the midpoint of such range), all costs of which shall be borne by the Borrower, of all of the Core Assets conducted by Stone & Webster Management Consultants, Inc., or at the Borrower’s request, another appraiser selected by the Borrower with the consent of the Administrative Agent, which consent shall not be unreasonably withheld.
     “Reference Date” shall have the meaning set forth in the definition of Available Amount.
     “Register” shall have the meaning assigned to such term in Section 9.04(d).
     “Registration Statement” shall mean the Registration Statement on Form 10, Amendment No. 3, under the Exchange Act, of the Borrower filed with the SEC on November 21, 2008, including the exhibits filed therewith, and the information statement contained therein, including any amendment or modification of the terms thereof (except to the extent that such amendment or modification is materially adverse to the Lenders, in which case the Arrangers and the Required Lenders shall have given their prior written consent to such amendment or modification).
     “Regulation FD” shall mean Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act as in effect from time to time.
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof
     “Reimbursement Date” shall have the meaning specified in Section 2.03(h).
     “Reimbursement Obligations” shall mean, as and when matured, the obligation of the Borrower to pay all reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.
     “Reinvestment Cash Collateral Account” shall mean any interest-bearing Deposit Account or Securities Account that is established by the Collateral Agent from time to time in accordance with Section 2.12(c) to receive insurance proceeds from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents (a) with such depositaries and securities intermediaries as the Collateral Agent may determine in its sole discretion, (b) in the name of the Collateral Agent for the benefit of the Senior Secured Parties (although such account may also have words referring to the Borrower and the account’s purpose), (c) under the control of the Collateral Agent and (d) in the case of a Securities Account, with respect to which the Collateral Agent shall be the entitlement holder and the only Person authorized to give Entitlement Orders (as defined in the UCC) with respect thereto.
     “Reinvestment Commitment Reduction Date” shall mean the earlier of (i) unless the Reinvestment Decision Date shall have first occurred, the 366th day following a Reinvestment Event and (ii) the date that is 5 Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination (a) not to acquire replacement assets useful in the Permitted Business that shall constitute Collateral, (b) not to reinvest in the Permitted Business that shall constitute Collateral and (c) not to effect repairs to the assets damaged or destroyed, in each case with all or any portion of the relevant Reinvestment Deferred Amount.
     “Reinvestment Decision Date” shall mean the date upon which the Borrower notifies the Agents that it has formally begun seeking regulatory approval or begun contracting to (a) acquire replacement assets useful in the Permitted Business that shall constitute Collateral, (b) reinvest in the Permitted Business that shall constitute Collateral or (c) effect repairs to the assets damaged or destroyed, in each case with the Net Cash Proceeds.
     “Reinvestment Deferred Amount” shall mean, with respect to any Net Cash Proceeds of any Reinvestment Event, the portion of such Net Cash Proceeds subject to a Reinvestment Notice.
     “Reinvestment Event” shall mean any Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice; provided that such Reinvestment Notice is delivered to the Administrative Agent and the Collateral Agent no later than 5 Business Days following the completion and delivery to the Borrower of the Recovery Event Appraisal.
     “Reinvestment Notice” shall mean a written notice to the Administrative Agent and Collateral Agent executed by a Responsible Officer of the Borrower relating to a Recovery Event stating that the Borrower (directly or indirectly through one of its Subsidiaries) intends and expects to utilize the Allocated Net Cash Proceeds from such Recovery Event for Permitted Reinvestments.
     “Related Agreements” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by such Lender, an Affiliate of such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, sub-agents and advisors of such Person and such Person’s Affiliates.

     “Release” shall mean any release, spill, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture. The term “Released” shall have a corresponding meaning.
     “Reorganization” shall have the meaning assigned to such term in the preamble hereof.
     “Required Lenders” shall mean, collectively, (a) from and after the Signing Date and on and prior to the earlier of (i) the Revolving Credit Termination Date and (ii) the date of the termination of the Commitments pursuant to Section 9.20, more than fifty percent (50%) of the aggregate outstanding amount of the Commitments and (b) after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings. No Defaulting Lender shall be included in the calculation of “Required Lenders.”
     “Responsible Officer” shall mean a Financial Officer, president, vice president, executive vice president, senior vice president, treasurer, general counsel or controller of a Loan Party and any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent and/or the Arrangers, as applicable. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Subsidiary” shall mean each wholly-owned Subsidiary that is not an Unrestricted Subsidiary.
     “Revolving Credit Borrowing” shall mean a Borrowing comprised of Loans.
     “Revolving Credit Maturity Date” shall mean the date occurring on the third anniversary of the Signing Date.
     “Revolving Credit Outstandings” shall mean, at any particular time, the sum of (a) the principal amount of the Loans outstanding at such time and (b) the Letter of Credit Obligations outstanding at such time.
     “Revolving Credit Termination Date” shall mean the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of all of the Commitments pursuant to Section 2.09 and (c) the date on which the Secured Obligations arising hereunder become due and payable pursuant to Section 7.03.
     “S&P” shall mean Standard & Poor’s Ratings Group, Inc. or any successor entity.
     “SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Obligations” shall have the meaning specified in the Intercreditor Agreement.
     “Secured Obligations Representative” shall have the meaning specified in the Intercreditor Agreement.

     “Securities Account” shall have the meaning assigned to such term in the UCC.
     “Securities Account Control Agreement” has the meaning specified in the Guarantee and Collateral Agreement.
     “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.
     “Security” shall mean any Capital Stock, Capital Stock Equivalents, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Secured Obligations.
     “Security Documents” shall mean the Guarantee and Collateral Agreement, the Mortgages, the Control Agreements, the Intellectual Property Security Agreements, the Intercreditor Agreement, the Perfection Certificate and each of the other security agreements, pledges, mortgages, assignments (collateral or otherwise), consents and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10 or 5.11 or otherwise pursuant to the Intercreditor Agreement.
     “Senior Note Documents” shall mean the indenture or indentures (including any supplements thereto) under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes and the related Senior Note Guarantees, in each case as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof.
     “Senior Note Guarantees” shall mean the documents evidencing the unsecured Guarantees by the Subsidiary Guarantors of the Borrower’s obligations under the Senior Notes and the other Senior Note Documents, which Guarantee shall be subordinated to the Secured Obligations hereunder on terms reasonably satisfactory to the Arrangers and the Required Lenders.
     “Senior Notes” shall mean the Senior Notes issued by the Borrower in connection with the Separation Transactions as described in the Description of Senior Notes.
     “Senior Secured Parties” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Separation” shall have the meaning assigned to such term in the preamble hereof.
     “Separation Documents” shall mean (i) the Separation and Distribution Agreement by and between Entergy and the Borrower, and (ii) the Amended and Restated Operating Agreement by and among Entergy, the Borrower and EquaGen, each as in effect on the Funds Availability Date.
     “Separation Financing Documents” shall mean (i) the Senior Note Documents and (ii) any Funds Availability Indebtedness Documents.

     “Separation Transactions” shall mean the series of transactions pursuant to which Entergy intends to effect the Separation.
     “Signing Date” shall mean the date on which all conditions precedent set forth in Section 4.02 shall have been satisfied (or waived in accordance with Section 9.08).
     “Specified Commodity Hedging Transaction” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Specified Credit Support Facility” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “SPV” shall have the meaning assigned to such term in Section 9.04(i).
     “Stated Maturity” shall mean, with respect to any installment of principal on any series of Indebtedness, the date on which the payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of its original incurrence or, if incurred before the Signing Date, as of the Signing Date, and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
     “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (without duplication) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subordinated Indebtedness” shall mean any Indebtedness incurred pursuant to Section 6.01(w) that is subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent.
     “subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent and/or one or more subsidiaries of the parent.
     “Subsidiary” shall mean any subsidiary (direct or indirect) of the Borrower.
     “Subsidiary Guarantor” shall mean each wholly-owned Subsidiary that is not an Excluded Subsidiary. For the avoidance of doubt, if at any time any Subsidiary Guarantor is designated as an Excluded Subsidiary pursuant to and in accordance with Section 6.11, thereafter, such Subsidiary shall be deemed not to be a Subsidiary Guarantor. The Subsidiary Guarantors as of the Funds Availability Date are specified on Schedule 3.08.
     “Supporting Obligation” shall have the meaning assigned to such term in the UCC.
     “Syndication Agent” shall have the meaning assigned to such term in the preamble.
     “Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings (including interest, fines, penalties or additions to tax) imposed by any Governmental Authority.
     “Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.
     “Total Commitments” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time. The Total Commitments on the Signing Date is $1,175,000,000.
     “Transaction Documents” shall mean the Loan Documents and the Separation Documents.
     “Transactions” shall mean, collectively, (i) the Separation, (ii) the execution, delivery and performance by the Loan Parties of the Transaction Documents to which they are a party, including the Borrowings hereunder, the issuance of the Senior Notes, the issuance of Letters of Credit and the use of proceeds of each of the foregoing, and (iii) the granting of Liens pursuant to the Security Documents.
     “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Base Rate.
     “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.
     “Uniform Customs” shall have the meaning assigned to such term in Section 9.07.
     “Unrestricted Cash” shall mean all cash or Cash Equivalents (in each case, free and clear of all Liens except nonconsensual Liens permitted by Section 6.02 and Liens of the Collateral Agent pursuant to the Security Documents) included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of such date, but excluding cash or Cash Equivalents of any Unrestricted Subsidiary or any Foreign Subsidiary.
     “Unrestricted Subsidiary” shall mean any Subsidiary (other than any Core Asset Subsidiary or EquaGen (to the extent EquaGen becomes a Subsidiary)) that is designated by the Board of Directors (or any committee thereof) of the Borrower as an Unrestricted Subsidiary pursuant to a board or committee resolution, but only to the extent that (a) such Subsidiary has no Indebtedness other than Indebtedness that is non-recourse to the Borrower and its Restricted Subsidiaries; (b) except as permitted by Section 6.08 hereof, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (c) such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except as otherwise permitted by this Agreement; (d) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries except as otherwise permitted by this Agreement; and (e) such designation complies with Section 6.05 and Section 6.11. Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the board or committee resolution giving effect to such designation as required by Section 6.11 and an officers’ certificate certifying that such designation complied with the conditions set forth above. If, at any time, any Unrestricted Subsidiary fails to meet the above requirements as an Unrestricted Subsidiary, it will cease to be an Unrestricted Subsidiary for purposes of this Agreement and will be deemed to be a Restricted Subsidiary as of such date (even if deeming such Unrestricted Subsidiary a Restricted Subsidiary results in a Default or Event of Default hereunder). The Board of Directors (or any committee thereof) of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary.
     “Unused Commitment Fee” shall have the meaning specified in Section 2.05(a).
     “Unused Commitment Fee Rate” shall mean a rate per annum equal to 0.625%.
     “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The word “control”, when used in connection with the Collateral Agent’s rights with respect to, or security interest in, any Collateral, shall have the meaning specified in the UCC with respect to that type of Collateral. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits, Schedules and Annexes shall be deemed references to Articles and Sections of, and Exhibits, Schedules and Annexes to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Transaction Document or any other agreement, instrument or document in this Agreement shall mean such Transaction Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) references to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation and (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the Signing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
          SECTION 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
          SECTION 1.04. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall (a) include only (i) those adjustments that would be permitted or required by Regulation S-X under the Securities Act, as amended, or (ii) reductions in costs and related adjustments that have been actually realized or are projected by a Financial Officer of the Borrower in good faith to result from reasonably identifiable and factually supportable actions or events, but only if such reductions in costs and related adjustments are so projected by the Borrower to be realized during the consecutive four-quarter period commencing after the transaction giving rise to such calculation and (b) be certified to by a Financial Officer of the Borrower as having been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made in light of circumstances at the time made.
          SECTION 1.05. Exchange Rates. For purposes of determining compliance under Article VI with respect to any amount in a foreign currency, the U.S. dollar-equivalent amount thereof will be calculated based on the relevant currency exchange rate in effect at the time of such incurrence. The maximum amount of Indebtedness, Liens, Investments and other basket amounts that the Borrower and its Subsidiaries may incur under Article VI shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Liens, Investments and other basket amounts, solely as a result of fluctuations in the exchange rate of currencies, if as of the initial date of calculation the Borrower determined that each such maximum amount had not been exceeded. When calculating capacity for the incurrence of additional Indebtedness, Liens,

Investments and other basket amounts by the Borrower and its Subsidiaries under Article VI the exchange rate of currencies shall be measured as of the date of calculation.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to fund Loans to the Borrower, at any time and from time to time on and after the Funds Availability Date and until the Revolving Credit Termination Date, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Outstandings exceeding such Lender’s Commitments. Subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Loans.
          SECTION 2.02. Borrowing Procedures. (a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 12:00 p.m. (New York time) (i) one Business Day, in the case of an ABR Borrowing and (ii) three Business Days, in the case of a Eurodollar Borrowing, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit D (a “Borrowing Request”), specifying, (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be an ABR Borrowing or Eurodollar Borrowing and (D) for each Eurodollar Borrowing, the initial Interest Period or Interest Periods thereof. Loans shall be made as ABR Loans unless, subject to Section 2.08, the Borrowing Request specifies that all or a portion thereof shall be a Eurodollar Borrowing. Each Borrowing shall be in an aggregate amount of (i) not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, or (ii) equal to the remaining available balance.
          (b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Borrowing Request and, if Eurodollar Loans are properly requested in such Borrowing Request, the applicable interest rate determined pursuant to Section 2.06. Each Lender shall, prior to 12:00 p.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 9.01, in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 9.08) (i) on the Funds Availability Date, of the applicable conditions set forth in Section 4.03 and (ii) at any time (including the Funds Availability Date), of the applicable conditions set forth in Section 4.01, and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.
          (c) Unless, prior to the date of any proposed Borrowing, the Administrative Agent shall have received notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.02 and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.
          (d) The failure of any Defaulting Lender to make, on the date specified, any Loan or any payment required by it, including any payment in respect of its participation in Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.
          SECTION 2.03. Letters of Credit. (a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Borrower and for the account of the Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Funds Availability Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Revolving Credit Maturity Date; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv), (v), and (vi)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Applicable Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Signing Date or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the Signing Date and that such Issuer in good faith deems material to it;
     (ii) such Issuer shall have received any written notice of the type described in clause (d) below (until such time as such Issuer shall have received written notice of rescission of such previous notice from the party or parties originally delivering such notice);
     (iii) after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the aggregate Commitments in effect at such time;
     (iv) after giving effect to the Issuance of such Letter of Credit, the Letter of Credit Obligations at such time for such Issuer would exceed its commitment under its Letter of Credit Issuer Agreements;

     (v) such Letter of Credit is requested to be denominated in any currency other than dollars; or
     (vi) (A) any fees due in connection with a requested Issuance have not been paid, (B) the terms and conditions of such Letter of Credit are not commercially customary or (C) the Issuer for such Letter of Credit shall not have received its respective Letter of Credit Issuer Agreements.
     None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.
          (b) In no event shall the expiration date of any Letter of Credit be (i) more than one year after the date of issuance thereof or (ii) less than five days prior to the Revolving Credit Maturity Date; provided, however, that if cash collateral in an amount equal to the outstanding amount of such Letter of Credit shall have been duly deposited with respect to such Letter of Credit in an L/C Cash Collateral Account for the benefit of the applicable Issuer with the Administrative Agent prior to the date set forth in clause (ii), such expiration date may be extended to a date no later than a date that is 180 days after the Revolving Credit Maturity Date; provided further, however, that any Letter of Credit with a term less than or equal to one year may provide for the automatic renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period (subject to a customary notice period to be agreed), each of the Borrower and the Issuer of such Letter of Credit may at its option prevent such renewal and (y) neither the Issuer of such Letter of Credit nor the Borrower shall permit any such renewal to extend the expiration date of any Letter of Credit beyond the date set forth in clause (ii) above subject to the proviso to such clause (ii).
          (c) Other than with respect to the renewal of any Letter of Credit subject to automatic renewal pursuant to the terms thereof, in connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit E (or in such other written or electronic form as is acceptable to such Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit and face amount of the Letter of Credit requested (which shall not be for a face amount less than a minimum face amount determined by such Issuer (which minimum amount shall not be greater than $5,000,000)), the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent no later than 12:00 p.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.
          (d) Subject to the satisfaction of the conditions set forth in this Section 2.03, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 4.01 or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vi)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(vi)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.01 have been satisfied in connection with the Issuance of any Letter of Credit.
          (e) In the event of any conflict between the terms of any Letter of Credit Issuer Agreements and this Agreement, the terms of this Agreement shall govern.
          (f) Each Issuer shall comply with the following:
     (i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);
     (ii) upon the request of any Lender, furnish to such Lender copies of any Letter of Credit Issuer Agreements to which such Issuer is a party and such other documentation as may reasonably be requested by such Lender; and
     (iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the Borrower separate schedules for Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month and any information reasonably requested by the Borrower or the Administrative Agent relating thereto.
          (g) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion of the Commitments, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto. Notwithstanding anything to the contrary contained in this Agreement, any Issuer may require as a condition precedent to Issuing a Letter of Credit, and any Issuer may at any time require with respect to any outstanding Letter of Credit, that the Borrower (i) deposit cash collateral to an L/C Cash Collateral Account sufficient to cover any Defaulting Lender’s Ratable Portion of the face amount of such Letter of Credit or (ii) put such other arrangements reasonably satisfactory to such Issuer in place with respect to such Defaulting Lender to eliminate its risk with respect to the participation in Letters of Credit by such Defaulting Lender. Upon the replacement of such Defaulting Lender, or such Lender ceasing to be a Defaulting Lender, any cash or other collateral pledged by the Borrower shall be promptly returned to the Borrower and such other arrangements entered into shall terminate (and, at the request of the Borrower, the relevant Issuer will use reasonable efforts to evidence such termination).
          (h) The Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after the Borrower receives written notice (which notice shall be delivered within 1 Business Day of the draw giving rise to such Reimbursement Obligation, provided, however, that the failure to give such notice shall in no way impair, diminish, or otherwise affect the Borrower’s obligation to pay such Reimbursement Obligations) from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Loans that are ABR Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Loans that are ABR Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Ratable Portion of such payment in immediately available funds. If the Administrative Agent so notifies such Lender prior to 12:00 p.m. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under Sections 7.02(g) or 7.02(h) and notwithstanding whether or not the conditions precedent set forth in Section 4.01 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Loan to the Borrower in the principal amount of such payment. In furtherance of the foregoing, each Issuer is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, through the Administrative Agent, Borrowing Requests pursuant to this Section 2.03(h) in such amounts and at such times as may be required to reimburse an outstanding Reimbursement Obligation. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Lender, in immediately available funds, an amount equal to such Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation. Upon receipt by the Administrative Agent of all amounts owing from the Lenders (including any Defaulting Lenders) pursuant to this clause (h), any cash or other collateral pledged by the Borrower in accordance with clause (g) above shall be promptly returned to the Borrower and any such other arrangement entered into pursuant to clause (g)(ii) shall terminate (and, at the request of the Borrower, the relevant Issuer will use reasonable efforts to evidence such termination).
          (i) If and to the extent such Lender shall not have so made its Ratable Portion of the amount of any payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to ABR Loans hereunder.
          (j) The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:
     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
     (iii) the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated in addition to, the Borrower, any Restricted Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by the relevant Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
     (vi) any other act or omission to act or delay of any kind of or by any Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of the Borrower’s obligations hereunder;
provided, however, that the Borrower shall not be obligated to reimburse any Issuer for any wrongful payment made by such Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuer.
     Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, any Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, such Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of such Issuer.
          (k) At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in L/C Cash Collateral Accounts shall be less than 100% of the Letter of Credit Obligations, (iii) as may be required by Section 2.12(a) or (iv) as may be required by Section 2.03(g), the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 9.01, for deposit in an L/C Cash Collateral Account, (x) in the case of clauses (i) and (ii) above, the amount required so that, after such payment, the aggregate funds on deposit in the L/C Cash Collateral Accounts equals or exceeds 100% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clauses (iii) and (iv) above, the amount required by Section 2.12(a) and Section 2.03(g), respectively. The Administrative Agent may, from time to time after funds are deposited in any L/C Cash Collateral Account, apply funds then held in such L/C Cash Collateral Account to the payment of any amounts, in accordance with Sections 2.12(a) and 2.12(d), as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application. Upon termination or cancellation of any Letter of Credit, the Administrative Agent shall promptly return to Borrower such cash collateral held by it in an amount equal to the Letter of Credit Obligations attributable to such Letter of Credit together with any interest accrued thereon.
          (l) Any Issuer may resign as an Issuer hereunder upon 30 days’ written notice to the Borrower and the Administrative Agent; provided that during such 30-day notice period the resigning Issuer shall not be required to honor new requests for Issuances of Letters of Credit. After the resignation or replacement of an Issuer hereunder, the resigning or replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.
          SECTION 2.04. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the entire unpaid principal amount of each Loan of such Lender made to the Borrower on the Revolving Credit Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement, and shall provide copies of such accounts to the Borrower upon its reasonable request (at the Borrower’s sole cost and expense).

          (c) The Administrative Agent shall maintain accounts in which it will record (in accordance with Section 9.04 (d)) (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof, and shall provide copies of such accounts to the Borrower upon its reasonable request (at the Borrower’s sole cost and expense).
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be conclusive evidence of the existence and amounts of the obligations therein recorded absent clearly demonstrable error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it hereunder be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender and its registered assigns substantially in the form of Exhibit H or in any other form reasonably acceptable to the Administrative Agent.
          SECTION 2.05. Fees. (a) Unused Commitment Fee. The Borrower agrees to pay, in immediately available dollars, to each Lender a commitment fee on the average daily amount by which the Commitments of such Lender exceeds such Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Loans and (ii) the outstanding amount of the aggregate Letter of Credit Obligations (the “Unused Commitment Fee”) from the Signing Date through the Revolving Credit Termination Date at the Unused Commitment Fee Rate, payable in arrears (x) on the last Business Day of each March, June, September and December, commencing on the first such Business Day following the Signing Date and (y) on the Revolving Credit Termination Date. Notwithstanding anything to the contrary provided in this clause (a), no Defaulting Lender shall be entitled to receive any Unused Commitment Fees for so long as it remains a Defaulting Lender and the amount of any Unused Commitment Fee that otherwise would have been payable to such Lender shall be retained by the Borrower. For the avoidance of doubt, from the date that any such Defaulting Lender ceases to be a Defaulting Lender, the accrual of Unused Commitment Fees shall resume but the Borrower shall not be required to pay a “cure” amount or any arrearage with respect to the period during which such Lender was a Defaulting Lender.
          (b) Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:
     (i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, a fronting fee specified in the Letter of Credit Fee Letter, payable in arrears (A) on the last Business Day of each March, June, September and December, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;
     (ii) to the Administrative Agent for the ratable benefit of the Lenders, with respect to each Letter of Credit, a fee accruing in dollars at a rate per annum equal to the Applicable Margin for Loans that are Eurodollar Loans on the dollar equivalent of the maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the last Business Day of each March, June, September and December, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, that (x) no Defaulting Lender shall be entitled to receive a fee pursuant to this clause (b)(ii) for so long as it remains a Defaulting Lender and the amount of any fee that otherwise would have been payable to such Defaulting Lender hereunder shall be paid (1) initially, to the Issuer of the applicable Letter of Credit and (2) effective upon the Borrower’s posting of cash collateral or making of another arrangement pursuant to Section 2.03(g), retained by the Borrower and (y) for the avoidance of doubt, from the date that any such Defaulting Lender ceases to be a Defaulting Lender, the accrual of fees under this clause (b)(ii) shall resume but the Borrower shall not be required to pay a “cure” amount or any arrearage with respect to the period during which such Lender was a Defaulting Lender; and
     (iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.
          (c) Administrative Agent Fee. The Borrower has agreed to pay to the Administrative Agent an annual administrative agent’s fee as set forth in the Fee Letter, for the Administrative Agent’s own account, payable in advance on the Signing Date and thereafter annually in advance on each successive anniversary thereof for so long as any Secured Obligation shall be outstanding or any Lender shall have any Commitment hereunder.
          SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the outstanding Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed (i) for ABR Loans based on the Base Rate (other than with respect to the Federal Funds Rate), over a year of 365/366 days and (ii) for ABR Loans based on the Federal Funds Rate, over a year of 360 days) at a rate per annum equal to the Base Rate plus the Applicable Margin.
          (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
          (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Subject to Section 2.07, the applicable Base Rate or Adjusted LIBO Rate for each Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall, absent (clearly demonstrable) error, be final and conclusive and binding on all parties hereto.
          SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due and payable hereunder or under any other Loan Document, by acceleration or otherwise, and such default continues past any applicable grace period, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to, but excluding the date of actual payment (after as well as before judgment), (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365/366 days) equal to the rate that would be applicable to an ABR Loan plus 2.00%.
          SECTION 2.08. Interest Rate Unascertainable, Inadequate or Unfair. In the event, and on each occasion, that prior to the commencement of any Interest Period for a Eurodollar Borrowing or the determination of the LIBO Rate on any day (a) the Administrative Agent shall have determined that by reasons of circumstances affecting the relevant market adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for such Interest Period or the LIBO Rate for such day or (b) the Administrative Agent is advised by the Required Lenders reasonably and in good faith (as conclusively certified by such Lenders) that the Adjusted LIBO Rate for such Interest Period or the LIBO Rate for such day will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders, provided that if the circumstances giving rise to such notice shall cease or otherwise become inapplicable to such Required Lenders, then such Required Lenders shall promptly give notice of such change in circumstances to the Administrative Agent and the Borrower, and the Administrative Agent shall, as soon as practicable thereafter, give notice to the Borrowers and Lenders of such changed circumstances. In the event of any such notice, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such written or fax notice no longer exist, (i) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.02 or 2.10 shall be deemed to be a request for an ABR Borrowing and (ii) any Interest Period election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective. Each determination by the Administrative Agent under this Section 2.08 shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
          SECTION 2.09. Voluntary Termination and Reduction of Commitments.  (a) Unless previously terminated in accordance with the terms hereof, the Commitments shall automatically terminate on the Revolving Credit Maturity Date.
          (b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, in each case without premium or penalty, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Outstandings then in effect; provided further that a notice of termination may state that such termination is conditioned upon the effectiveness of other credit facilities or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified termination date) if such condition is not satisfied.
          (c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their Ratable Portion. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, any unpaid Unused Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

          SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) no later than 12:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing of the Borrower into an ABR Borrowing, (b) no later than 12:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing of the Borrower into a Eurodollar Borrowing or to continue any Eurodollar Borrowing of the Borrower as a Eurodollar Borrowing for an additional Interest Period and (c) no later than 12:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing of the Borrower to another permissible Interest Period. Each such notice shall be in substantially the form of Exhibit F (a “Notice of Continuation or Conversion”), and shall be subject in each case to the following:
     (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
     (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Section 2.02 regarding the principal amount and maximum number of Borrowings of the relevant Type;
     (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued and unpaid interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
     (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
     (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;
     (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding or immediately succeeding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and
     (vii) after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued past the then-current Interest Period as, a Eurodollar Loan.
     Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest

Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted or continued into an ABR Borrowing.
          SECTION 2.11. Optional Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, subject to the provisions of paragraph (b) below, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) on the date of prepayment in the case of ABR Loans, to the Administrative Agent prior to 12:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.
          (b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid (which prepayment shall be made at the direction of the Borrower, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein. All prepayments and failures to prepay under this Section 2.11 shall be subject to Section 2.16. All prepayments under this Section 2.11 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. Notwithstanding the foregoing, to the extent permitted by Applicable Law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any optional prepayment of the Loans made under this Section 2.11(b) and applied pursuant to this clause (b) shall be applied first to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Credit Outstandings of such Defaulting Lender were zero.
          SECTION 2.12. Mandatory Prepayments and Commitment Reduction. (a) In the event of any termination in full of all the Commitments, the Borrower shall, on the date of such termination, repay or prepay all of its outstanding Revolving Credit Borrowings and replace all its outstanding Letters of Credit or provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 2.03(k).
          (b) If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Commitments at such time, the Borrower shall forthwith repay or prepay Revolving Credit Borrowings and/or cash collateralize Letters of Credit in an amount sufficient to eliminate such excess.
(c)	(i) As promptly as practicable following the occurrence of a Recovery Event, the Borrower shall deliver a Recovery Event Appraisal to the Agents. If the Post-Recovery Event Appraised Value set forth in such Recovery Event Appraisal is equal to or greater than the Initial Appraised Value, no further action by the Borrower shall be necessary under this clause (c). If the Post-Recovery Event Appraised Value is less than the Initial Appraised Value, then:

(1)	if the Borrower delivers to the Agents a Reinvestment Notice no later than 5 Business Days following the Borrower’s receipt of the Recovery Event Appraisal, then (A) the Borrower shall deliver the applicable Allocated Net Cash Proceeds to the Collateral Agent, provided that if the Borrower has not yet received Net Cash Proceeds from such Recovery Event, it shall deliver such Allocated Net Cash Proceeds to the Collateral Agent within 5 Business Days following the receipt thereof, (B) the Collateral Agent shall deposit such proceeds in the Reinvestment Cash Collateral Account, and (C) such proceeds shall be held in the Reinvestment Cash Collateral Account until they are released to or at the direction of the Borrower in accordance with clause (ii)(1) below or applied toward prepayment or cash collateralization of the Secured Obligations and/or toward reduction of the related commitments in accordance with clause (ii)(2), clause (ii)(3) or clause (iii) below;
(2)	if the Borrower fails to deliver a Reinvestment Notice in accordance with clause (i)(1), then (A) the Borrower shall deliver the applicable Allocated Net Cash Proceeds to the Collateral Agent within 5 Business Days; provided that if the Borrower has not yet received Net Cash Proceeds from such Recovery Event, it shall deliver such Net Cash Proceeds to the Collateral Agent within 5 Business Days following receipt thereof, and (B) the Collateral Agent shall apply such proceeds toward repayment or cash collateralization of the Secured Obligations and/or toward reduction of any commitments relating thereto pro rata pursuant to and in accordance with Section 2.7 of the Intercreditor Agreement.
(ii) If the Borrower has (A) delivered a Reinvestment Notice to the Agents and the applicable Allocated Net Cash Proceeds to the Collateral Agent in accordance with clause (i)(1), then
(1)	if the Borrower delivers a Commencement Notice to the Agents within 365 days following delivery of such Reinvestment Notice, then the Collateral Agent shall, from time to time at the request of the Borrower, disburse to or at the direction of the Borrower Allocated Net Cash Proceeds in such amounts as the Borrower shall request, provided that the Borrower has provided to the Collateral Agent a certification by a Responsible Officer of the Borrower (A) attaching invoices or other documentation to substantiate the use of such proceeds for Permitted Reinvestments, (B) that such amounts are reasonably necessary or advisable to make such Permitted Reinvestments and (C) that no Event of Default has occurred and is continuing. If the Borrower provides evidence reasonably satisfactory to the Agents that the applicable Permitted Reinvestments have been completed, then the Collateral Agent shall release to or at the direction of the Borrower any remaining Allocated Net Cash Proceeds in respect of such Recovery Event;
(2)	if the Borrower does not deliver a Commencement Notice to the Agents within 365 days following the delivery of such Reinvestment Notice, then the Collateral Agent shall apply such Allocated Net Cash Proceeds toward repayment or cash collateralization of the Secured Obligations and/or toward reduction of any commitments relating thereto pro rata pursuant to and in accordance with Section 2.7 of the Intercreditor Agreement; and
(3)	if the Borrower at any time notifies the Agents that it no longer intends to utilize the Allocated Net Cash Proceeds for Permitted Reinvestments, then the Collateral Agent shall apply such Allocated Net Cash Proceeds (less any amounts that have been released to or at the direction of the Borrower in accordance with clause (ii)(1) above) toward repayment or cash collateralization of the Secured Obligations and/or toward reduction of any commitments relating thereto pro rata pursuant to and in accordance with Section 2.7 of the Intercreditor Agreement.
(iii) Notwithstanding anything in this clause (c) to the contrary and subject to the Intercreditor Agreement, upon the occurrence and during the continuation of any Event of Default, if and to the extent so directed by the Required Lenders, the Collateral Agent will apply any Allocated Net Cash Proceeds then on deposit in the Reinvestment Cash Collateral Account toward repayment or cash collateralization of the Secured Obligations and/or toward reduction of any commitments relating thereto pro rata pursuant to and in accordance with Section 2.7 of the Intercreditor Agreement.
(iv) With respect to the Lenders’ portion of the Allocated Net Cash Proceeds on deposit in the Reinvestment Cash Collateral Account, if at any time the Collateral Agent shall apply such Allocated Net Cash Proceeds toward repayment or cash collateralization of the Secured Obligations and/or toward reduction of any commitments relating thereto in accordance with Section 2.7 of the Intercreditor Agreement and this clause (c), then the pro rata portion of such Allocated Net Cash Proceeds that are to be applied toward the Secured Obligations hereunder shall be applied as follows:
(1)	first, the Commitments of the Lenders shall be reduced pro rata in an amount equal to the amount of such proceeds;
(2)	second, if following such reduction of Commitments, any prepayment of the Loans shall be required pursuant to clause (b) of this Section 2.12, then the Collateral Agent shall apply such proceeds to the extent required to make such required prepayment; and

(3)	third, any remaining proceeds shall be released to or at the direction of the Borrower.
          (d) The Borrower shall deliver to the Administrative Agent at the time of each prepayment, return, reduction or cash collateralization required under this Section 2.12, (i) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment, return, reduction or cash collateralization and (ii) to the extent practicable, prior written notice of such prepayment, return, reduction or cash collateralization (and the Administrative Agent shall promptly provide the same to each Lender). Each notice of prepayment, return, reduction or cash collateralization shall specify the prepayment, return, reduction or cash collateralization date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid and the amount of any reduction of Commitments. All prepayments of Borrowings or reductions of the Commitments pursuant to this Section 2.12 shall (i) include any unpaid amount of the Unused Commitment Fee on the amount of the Commitments so reduced, accrued to but excluding the date of such reduction, (ii) be subject to Section 2.16, but shall otherwise be without premium or penalty and (iii) shall be at the direction of the Borrower. Notwithstanding anything in this Section 2.12 to the contrary, to the extent that no Default or Event of Default shall have occurred and be continuing at such time and that any such prepayment would be applied to a Eurodollar Loan prior to the end of the applicable Eurodollar Interest Period, the Borrower may request the Administrative Agent that the amount required to be applied to prepay the Loans pursuant to clause (c) of this Section 2.12 shall be placed (or remain) in the Reinvestment Cash Collateral Account and be applied to prepay the applicable Loans on the last date of the applicable Eurodollar Interest Period instead of making such prepayment within the time period otherwise required. Notwithstanding the foregoing, to the extent permitted by Applicable Law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any mandatory prepayment of the Loans made under this Section 2.12 and applied pursuant to this clause (d) shall be applied first to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Credit Outstandings of such Defaulting Lender were zero.
          SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 12:00 p.m. (New York time) on the day when due, in dollars, to the Administrative Agent at its address referred to in Section 9.01 in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective applicable lending offices; provided, however, that amounts payable pursuant to Section 2.14, Section 2.16 or Section 2.19 shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 12:00 p.m. (New York time) shall be deemed to be received on the next Business Day.
          (b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of the actual number of days elapsed in the period for which such interest and fees are payable (including the first day but excluding the last day) (i) for ABR Loans based on the Base Rate (other than with respect to the Federal Funds Rate), over a year of 365/366 days, and (ii) for Eurodollar Loans, ABR Loans based on the Federal Funds Rate and all fees, over a year of 360 days. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Each payment by the Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Secured Obligation shall be made in dollars; provided, however, that other than for payments in respect of a Loan or Reimbursement Obligation, Loan Documents duly executed by the Administrative Agent or any hedging contract governing the applicable Interest Rate Hedging Transaction or Currency Hedging Transaction may specify other currencies of payment for Secured Obligations created by or directly related to such Loan Document or such hedging contract.
          (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.
          (e) Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and, thereafter, at the rate applicable to ABR Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.
          (f) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.12(d)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Secured Obligations then due and payable and third, as the Borrower so designates. Payments in respect of Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion of the Commitments and all payments of fees and all other payments in respect of any other Secured Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions. Notwithstanding the foregoing, to the extent permitted by Applicable Law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any payment of the Loans made under this Section 2.13 and applied pursuant to this clause (f) shall be applied first to the

Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Credit Outstandings of such Defaulting Lender were zero.
          (g) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Secured Obligations under any Loan Document and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.12(d) and clause (f) above, the Collateral Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral received by it in accordance with the Intercreditor Agreement and all other proceeds of Collateral constituting the applicable Designated Assets (as such term is defined in the Intercreditor Agreement) in the order set forth in Section 3.5 of the Intercreditor Agreement.
          SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender or Issuer, or
     (ii) impose on any Lender or Issuer or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (except, in the case of both clause (i) and this clause (ii), any such reserve requirement which is reflected in the Adjusted LIBO Rate), and, such Change in Law becomes effective after the date hereof and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuer of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuer of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuer hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender or such Issuer to be material, then the Borrower will pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer, as the case may be, for such additional costs incurred or reduction suffered. This Section 2.14(a) shall not apply to Taxes, which shall be governed by Section 2.19 and related definitions.
          (b) If any Lender or Issuer shall have determined that any Change in Law regarding capital adequacy that becomes effective after the date of this Agreement has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit purchased by, such Lender or the Letters of Credit issued by such Issuer to a level below that which such Lender or such Issuer or such Lender’s or such Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company, as the case may be, with respect to capital adequacy) by an amount reasonably deemed by such Lender or such Issuer to be material, then the Borrower shall pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company, as the case may be, for any such reduction suffered.

          (c) Any Lender or Issuer requesting compensation pursuant to paragraph (a) or (b) of this Section 2.14 shall deliver a written statement to Borrower setting forth the amount or amounts reasonably determined by such Lender or such Issuer to be necessary to compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.14, which written statement shall, absent clearly demonstrable error, be final and conclusive and binding. The Borrower shall pay such Lender or such Issuer, as the case may be, the amount or amounts shown as due on any such written statement delivered by it within 10 days after its receipt of the same.
          (d) Failure or delay on the part of any Lender or any Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Administrative Agent’s or such Issuer’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender, the Administrative Agent or an Issuer under paragraph (a) or (b) above for increased costs or reductions suffered more than 180 days prior to the date of delivery of the written statement required by paragraph (c); provided further, that if the circumstances giving rise to such demand have retroactive application, such 180-day period shall be extended to include the period of such retroactive effect. The protection of this Section 2.14(d) shall be available to each Lender and Issuer regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
          SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower (which notice shall include documentation or information in reasonable detail supporting the conclusions in such notice) and to the Administrative Agent:
     (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
     (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans. Any such conversion of a Eurodollar Loan under clause (i) above shall be subject to Section 2.16.

          (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
          (c) With respect to each Lender that has delivered a notice pursuant to this Section 2.15, the Base Rate with respect to Loans made by such Lender shall be calculated as if the proviso to the definition of “Base Rate” were not included in the definition of “Base Rate” during the period such notice remains in force and effect.
          SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender (and in the case of clause (c) below, also including the Administrative Agent) against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor and (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”); (b) any default in the making of any payment or prepayment required to be made hereunder or (c) without duplication under this Agreement, any amount withheld pursuant to Section 2.19 hereof. In the case of any Breakage Event, such loss shall include, in the case of a Lender, an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan, as the case may be, over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender believes it is entitled to receive pursuant to this Section 2.16, including the calculations and criteria applied to determine such amount or amounts, and other documentation or information reasonably supporting the conclusions in such certificate, shall be delivered to the Borrower and shall, absent clearly demonstrable error, be final and conclusive and binding. Notwithstanding anything to the contrary in this Section 2.16, Borrower shall not be under any obligation to compensate any Lender or Issuer under this Section 2.16 for any amounts incurred more than 180 days prior to the date of delivery of such certificate, documentation and information; provided, that if the circumstances giving rise to such demand have retroactive application, such 180-day period shall be extended to include the period of such retroactive effect.
          SECTION 2.17. Pro Rata Treatment. (a) Except as required under Section 2.05, 2.11, 2.12, 2.13, 2.15, 2.16, 2.19 and paragraph (b) of this Section 2.17, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of Reimbursement Obligations, each payment of interest on the Loans, each payment of the Unused Commitment Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders (in the case of payments, to each Lender entitled to receive such payments) in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
          (b) Notwithstanding anything to the contrary contained in this Agreement, if any Lender constitutes a Defaulting Lender as a result of its failure to make available its Ratable Portion of any Borrowing pursuant to Section 2.02 or to pay (other than as a result of a good faith dispute) any amount required to be paid by such Lender to any Issuer pursuant to Section 2.03, then the Administrative Agent may, it its discretion (and subject to the terms of the Intercreditor Agreement), apply any amounts thereafter received by the Administrative Agent for the account of such Defaulting Lender from or on behalf of the Borrower or any Loan Party or otherwise in respect of any amounts owed hereunder or under any other Loan Document to the satisfaction of its obligations under such Sections until all such unsatisfied obligations are paid in full.
          SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.
          SECTION 2.19. Taxes. (a) Except as otherwise provided herein and as required by Applicable Law, any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if the Borrower or any other Loan Party shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions and withholdings been made; (ii) the Borrower or such other Loan Party shall make (or cause to be made) such deductions and withholdings and (iii) the Borrower or such other Loan Party shall pay (or cause to be paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

          (b) In addition, the Borrower or any other Loan Party hereunder shall pay (or cause to be paid) any Other Taxes imposed other than by deduction or withholding to the relevant Governmental Authority in accordance with Applicable Laws.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A written statement as to the amount of such payment or liability shall be delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of the Lender, promptly upon such party’s determination of an indemnifiable event and such written statement shall be conclusive absent demonstrable error; provided that the failure to deliver such written statement shall not affect the obligations of the Borrower under this Section 2.19(c) except to the extent the Borrower is actually prejudiced thereby. The written statement shall include (i) in the event of a payment by the Lender or the Administrative Agent of an Indemnified Tax or Other Tax, the original or a copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment together with a written statement setting forth the amount of such Indemnified Taxes or Other Taxes or (ii) in the event of payment to be made by the Borrower, the amount of such Taxes, in each case, delivered to Borrower by a Lender or by the Administrative Agent. A payment under this Section 2.19(c) shall be made within 15 days from the date of delivery of such written statement; provided that the Borrower shall not be obligated to make any such payment to the Administrative Agent or the Lender (as the case may be) in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if and to the extent that such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender or to the failure of the Administrative Agent or a Lender to deliver a timely written statement as to the amount of an indemnifiable liability.
          (d) As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, and in any event within 60 days of such payment being due, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the reasonable request of the Borrower, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that such Lender is legally entitled to complete, execute and deliver such documentation, and in such Lender’s judgment such completion, execution or delivery would not materially prejudice the legal position of such Lender.

     In addition, each Foreign Lender (and, if applicable, the Administrative Agent) shall (i) furnish on or before it becomes a party to this Agreement and when reasonably requested by the Borrower or the Administrative Agent (as applicable) either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN and/or Form W-8IMY, as applicable (or successor form) or (b) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W-8BEN and/or Form W-8IMY, as applicable (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit G hereto together with an accurate and complete originally executed Form W-8BEN (or successor form). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.
          (f) Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Tax Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.
          (g) For purposes of this Section 2.19, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, any Taxes required to be deducted and withheld by such Lender with respect to payments made by the Borrower under any Loan Document shall be treated as Taxes required to be deducted by the Borrower, but only to the extent such Taxes would have been required to be deducted and withheld by the Lender if it were treated as a corporation for U.S. federal income tax purposes making such payments under the Loan Documents on behalf of the Borrower and Excluded Taxes were defined by reference to the partner (treating the partner as a Foreign Lender) to whom payments are made.
          (h) If the Administrative Agent or any Lender requests, or the Borrower is required to make, any indemnification or payment (excluding Other Taxes) under this Section 2.19, then the Administrative Agent or the relevant Lender shall use reasonable efforts to designate a different applicable lending office or to assign its rights and obligations under the Loan Documents to another of its branches or such other Person as the Borrower may reasonably request if (i) such designation or assignment could reasonably be expected to reduce or eliminate amounts payable pursuant to this Section 2.19, and (ii) in the sole discretion of the Administrative Agent or such Lender (as applicable) such designation or assignment would not subject it to any unreimbursed cost or expense or would not otherwise be disadvantageous to it. The Borrower agrees to pay all costs and expenses incurred by the Administrative Agent or such Lender in connection with such designations or assignment.
          (i) If the Administrative Agent or any Lender determines in its sole discretion that it has received a refund in respect of Indemnified Taxes or Other Taxes to which it has been indemnified by Borrower pursuant to this Section 2.19, it shall within 20 days of such receipt pay over such refund to Borrower (but only to the extent of indemnity payments made by such Borrower under this Section 2.19 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the relevant Borrower (plus the interest received by such Borrower that was originally paid by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section 2.19 shall be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other Tax-related information that it deems confidential) to Borrower or any other Person.
          (j) The Administrative Agent and each Lender shall take all reasonable actions (consistent with legal and regulatory restrictions) requested by a Borrower to assist such Borrower or any other Loan Party to recover from the relevant Governmental Authority any Indemnified Taxes or Other Taxes in respect of which amounts were paid by such Borrower or any other Loan Party pursuant to this Section 2.19. However, no Lender will be required to take any action that, in the judgment of such Lender, would be legally inadvisable or commercially disadvantageous to such Lender. Any Loan Party who requests such assistance from the Administrative Agent or a Lender will bear all reasonable costs and expenses associated with recovering such amounts from the relevant Governmental Authority. For the avoidance of doubt, this section 2.19(j) shall not affect any Borrower’s indemnity obligations under Section 2.19(a).
          (k) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.19 shall survive the payment in full of all amounts due hereunder.
          SECTION 2.20. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event that (i) any Lender or any Issuer delivers a written statement requesting compensation pursuant to Section 2.14, (ii) any Lender or any Issuer delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Issuer or any Governmental Authority on account of any Lender or any Issuer pursuant to Section 2.19, (iv) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected (so long as the consent of the Required Lenders has been obtained) in accordance with Section 9.08(c) or (v) any Lender is a Defaulting Lender, the Borrower may, at its sole expense and effort (including with respect to any applicable processing and recordation fee referred to in Section 9.04(e)), upon notice to such Lender or such Issuer and the Administrative Agent, require such Lender or such Issuer to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent and each Issuer, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender or Issuer in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender or Issuer, respectively, plus all fees and other amounts accrued for the account of such Lender or Issuer hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or Issuer’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.19, as the case may be, cease to cause such Lender or Issuer to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.19, as the case may be (including as a result of any action taken by such Lender or Issuer pursuant to paragraph (b) below), or if such Lender or Issuer shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event, as the case may be, then such Lender or Issuer shall not thereafter be required to make any such transfer and assignment hereunder.
          (b) If any Lender or Issuer becomes aware of the occurrence of an event that would (i) entitle such Lender or Issuer to request compensation under Section 2.14, (ii) entitle such Lender or Issuer to deliver a notice described in Section 2.15 or (iii) trigger the requirement for the Borrower to pay any additional amount to any Lender or Issuer or any Governmental Authority on account of any Lender or Issuer, pursuant to Section 2.19, then such Lender or Issuer shall as promptly as practicable use reasonable efforts (which shall not require such Lender or Issuer to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden reasonably deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower, (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, or (z) designate another of its offices, branches or Affiliates for funding or booking its Loans hereunder, if such filing or assignment would avoid, reduce or eliminate any claims for compensation under Section 2.14 or enable it to avoid or withdraw any notice pursuant to Section 2.15 or would avoid, reduce or eliminate amounts payable pursuant to Section 2.19, as the case may be, at such time or in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuer in connection with any such filing or assignment, delegation and transfer.
          SECTION 2.21. Incremental Facilities. (a) The Borrower may, by written notice to the Administrative Agent prior to the Revolving Credit Termination Date, elect to request, an increase to the existing Commitments (any such increase, the “New Commitments”) to effect the incurrence of secured Indebtedness permitted to be incurred pursuant to Section 6.01(d) in an amount not to exceed $500,000,000 in the aggregate. New Commitments shall be secured pari passu with the existing Secured Obligations pursuant to the Intercreditor Agreement and shall not be less than $10,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount which shall constitute the difference between the amount of secured Indebtedness permitted to be incurred pursuant to (i) Section 6.01(c) and this Section 2.21 and (ii) all New Commitments obtained prior to such date) and integral multiples of $1,000,000 in excess of such amount. Each such notice shall specify the date (each, an “Increased Commitment Date”) on which the Borrower proposes that the New Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided that the Borrower shall first offer the Lenders, on a pro rata basis, the opportunity to provide all of the New Commitments prior to offering such opportunity to any other Person that is an eligible assignee pursuant to Section 9.04(b); provided, further, that any Lender offered or approached to provide all or a portion of the

New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective as of such Increased Commitment Date; provided that (i) no Default or Event of Default shall exist on such Increased Commitment Date before or after giving effect to such New Commitments, as applicable; (ii) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the Financial Covenants as of the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 5.05(a) and 5.05(b) after giving effect to such New Commitments and any Investment to be consummated in connection therewith; (iii) the New Commitments shall be subject to the same terms and conditions as the existing Commitments under this Agreement (except that upfront fees paid to Lenders providing New Commitments may be less than the upfront fees that were paid to the existing Lenders on the Signing Date); (iv) the New Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Administrative Agent, and each of which shall be recorded in the Register; (v) the Borrower shall make any payments required pursuant to Section 2.16 in connection with the New Commitments, as applicable; (vi) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; (vii) the requirements set forth in Section 9.17 shall have been satisfied; and (viii) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects) on and as of such Increased Commitment Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects, as provided in the parenthetical above) on and as of such earlier date.
          (b) On any Increased Commitment Date on which New Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders with Commitments shall assign to each Lender with a New Commitment (each, a “New Lender”) and each of the New Lenders shall purchase from each of the Lenders with Commitments, at the principal amount thereof (together with accrued interest), such interests in the Loans outstanding on such Increased Commitment Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans will be held by existing Lenders with Loans and New Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments, (ii) each New Commitment shall be deemed for all purposes a Commitment and each loan made thereunder shall be deemed, for all purposes, a Loan and (iii) each New Lender shall become a Lender with respect to its New Commitment and all matters relating thereto.
          (c) The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Commitment Date and in respect thereof the New Commitments and New Lenders and the respective interests in such Lender’s Loans subject to the assignments contemplated by clause (b) of this Section 2.21.
          (d) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Collateral Agent, to effect the provisions of this Section 2.21.

ARTICLE III
Representations and Warranties
     To induce the Administrative Agent, the Collateral Agent, the Issuers and each of the Lenders (i) to enter into this Agreement, the Borrower hereby represents and warrants to the Arrangers, the Administrative Agent, the Collateral Agent, each Issuer and each of the Lenders on the Signing Date (immediately before and immediately after giving effect to this Agreement) that the representations and warranties set forth in Annex III hereto are true and correct in all material respects (except to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects) and (ii) to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Arrangers, the Administrative Agent, the Collateral Agent, each Issuer and each of the Lenders on the Funds Availability Date (immediately before and immediately after giving effect to the Transactions) and on the date of each Borrowing of Loans or Issuance of a Letter of Credit hereunder, that:
          SECTION 3.01. Organization; Powers. The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite corporate, limited liability or partnership power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on those aspects of the Permitted Business that it now conducts, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (d) has the corporate, limited liability or partnership power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Loan Documents and the Separation Financing Documents, including, in the case of the Borrower, to borrow hereunder and to issue the Senior Notes and the Funds Availability Indebtedness under the applicable Separation Financing Documents, in the case of each Loan Party, to grant the Liens contemplated to be granted by it under the Security Documents and, in the case of each Subsidiary Guarantor, to Guarantee the Secured Obligations arising hereunder as contemplated by the Guarantee and Collateral Agreement.
          SECTION 3.02. Authorization; No Conflicts. The Transactions (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action and (b) do not (i) violate, conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, (A) any applicable provision of any material law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture or any material agreement or other material instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound; or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any other Loan Party (other than Liens created under the Security Documents).
          SECTION 3.03. Enforceability. Each Loan Party has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws now or hereafter in effect relating to creditors’ rights generally and (including with respect to specific performance) subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought.
          SECTION 3.04. Approvals. No action, consent or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority or in respect of any Material Contract or Key Contract is required in connection with the Transactions, except for (a) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office and filings in any other applicable jurisdiction outside of the United States, (b) recordation of the Mortgages, (c) such other actions specifically described in Section 3.19, (d) any immaterial actions, consents, approvals, registrations or filings, or (e) such as have been made or obtained and are in full force and effect.
          SECTION 3.05. Financial Statements. (a) The Borrower has, on or prior to the Funds Availability Date, furnished to the Lenders (i) the most recent audited historical combined financial statements for the non-utility nuclear business of Entergy and its consolidated subsidiaries (together, “Entergy Nuclear”) included in the Registration Statement, which audited historical combined financial statements have been audited by and are accompanied by the unqualified opinion of Deloitte & Touche LLP, independent public accountants, and (ii) the most recent unaudited interim combined financial statements of Entergy Nuclear included in the Registration Statement. Such financial statements present fairly in all material respects the financial condition, results of operations and cash flows of Entergy Nuclear on a combined basis as of and for their respective periods and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, with respect to such financial statements referred to in clause (ii) above, for normal year-end adjustments and the omission of certain information and footnote disclosures as permitted by SEC rules and regulations).
          (b) The Borrower also has, on or prior to the Funds Availability Date, furnished to the Lenders (i) the most recent unaudited pro forma combined financial statements for Entergy Nuclear included in the Registration Statement, which have been derived from Entergy Nuclear’s audited historical combined financial statements as of and for the fiscal year ended December 31, 2007 (or such later date as may be specified in the Registration Statement), and (ii) the most recent unaudited pro forma combined financial statements of Entergy Nuclear included in the Registration Statement, which have been derived from the most recent unaudited interim combined financial statements of Entergy Nuclear included in the Registration Statement. Such unaudited pro forma combined financial statements have been prepared on a basis consistent with the historical combined financial statements of Entergy Nuclear from which they are derived (except for the pro forma adjustments specified therein) and include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the Separation Transactions and the events described therein, the related pro forma adjustments give appropriate effect to those assumptions and the pro forma adjustments reflect the proper application of those adjustments to the historical combined financial statements from which they are derived and comply as to form in all material respects with the applicable accounting requirements of Regulations S-X under the Securities Act of 1933, as amended.
          (c) The financial statements delivered to the Lenders pursuant to Sections 5.05(a) and 5.05(b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 5.05(a) and 5.05(b)) and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, if any) in all material respects the consolidated financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.
          SECTION 3.06. No Material Adverse Effect. Since December 31, 2007, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
          SECTION 3.07. Title to Properties; Possession Under Leases. (a) The Borrower and the other Loan Parties have good and marketable fee simple title to, valid leasehold interests in, or a license or other right to use, all their respective real property assets that are included in the Collateral including all of the real property listed on Schedule 3.20 and all of the Mortgaged Property listed on Schedule 3.07, and including valid rights, title and interests in or rights to control or occupy easements or rights of way used in connection with such properties and assets (“Easements”), free and clear of all Liens or other exceptions to title other than Liens expressly permitted by clauses (a), (f) and (g) of Section 6.02.
          (b) Except as set forth in Schedule 3.20 or where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) each of the Loan Parties has complied with all material obligations under all Material Leases to which it is a party and all such Material Leases are in full force and effect and (ii) each of the Loan Parties enjoys peaceful and undisturbed possession under all such Material Leases.
          (c) Except as set forth in Schedule 3.07, none of the Borrower or any of the other Loan Parties has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation as of the Funds Availability Date which would reasonably be expected to have a Material Adverse Effect.
          (d) Except as set forth on Schedule 3.07, as of the Funds Availability Date, none of the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
          (e) Except with respect to (i) any Recovery Event for which a Reinvestment Commitment Reduction Date shall have not yet occurred and (ii) those events occurring after the Funds Availability Date that have been disclosed to the Collateral Agent, no material portion of any Mortgaged Property has suffered any damage by fire or other casualty that has not been repaired and restored to its original condition. With respect to each Mortgaged Property, the Borrower has obtained and is maintaining in full force and effect flood insurance in compliance with Section 5.03.
          SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Funds Availability Date a list of all Subsidiaries, including each Subsidiary’s exact legal name (as reflected in such Subsidiary’s certificate or articles of incorporation or other constitutive documents) and jurisdiction of incorporation or formation and the percentage ownership interest of the Borrower (direct or indirect) therein, and identifies each Subsidiary that is a Loan Party. On the Funds Availability Date, all of the Subsidiaries of the Borrower are Restricted

Subsidiaries, except as set forth on Schedule 3.08 hereto. As of the Funds Availability Date, the shares of Capital Stock or other Equity Interests so indicated on Schedule 3.08 are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and, in the case of Equity Interests (other than Pledged Securities), Permitted Liens, and in respect of Pledged Securities, the Permitted Liens set forth in clause (e) of the definition thereof) and all such shares of capital stock are fully paid, and to the extent issued by a corporation, non-assessable.
          SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09(a) (Funding), there are no actions, suits, investigations or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any business, property or material rights of the Borrower or any Subsidiary (i) that, as of the Funds Availability Date, involve any Transaction Document or the Transactions or, at any time thereafter, involve any Transaction Document or the Transactions and which could reasonably be expected to be material and adverse to the interests of the Lenders, or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) Except as set forth on Schedule 3.09(b) (Funding), none of the Borrower or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (but not including, in each case, any Environmental Law which is the subject of Section 3.17 or any energy regulation matter which is the subject of Section 3.23).
          (c) The Borrower and all of its Subsidiaries are in possession of all Permits necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted, except where the failure to be in possession of such Permit would not, individually or in the aggregate, have a Material Adverse Effect (but not including Permits required under applicable Environmental Laws which are the subject of Section 3.17). There is no action, proceeding or investigation pending or, to the knowledge of the Borrower and each of its Subsidiaries, threatened regarding any material Permit which would have a Material Adverse Effect. None of the Borrower or any of its Subsidiaries is in material conflict with, or in default of, or in material violation of, any material Permit.
          SECTION 3.10. Contractual Obligations. (a) None of the Borrower or any of the Subsidiaries is in default under any provision of any Contractual Obligations in respect of Indebtedness, or any other material Contractual Obligations to which it is a party or by which it or any of its properties or assets are or may be bound, where such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
          (b) No Key Contract contains any restriction on the pledge, collateral assignment or transfer of such Key Contract to the Collateral Agent for the benefit of the Senior Secured Parties, and there are no restrictions in any Key Contract that would prevent the Collateral Agent or its designee from enforcing such Key Contract following an exercise of remedies as contemplated in Section 7.03 of this Agreement or as provided in any Security Document.

     SECTION 3.11. Federal Reserve Regulations. (a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its material activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Neither the Borrower nor any of its Subsidiaries owns any Margin Stock.
          (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Indebtedness being reduced or retired out of the proceeds of any Loans or Letters of Credit was or will be incurred for the purpose of purchasing or carrying any Margin Stock. None of the Transactions (including as contemplated by this Agreement) will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
          SECTION 3.12. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended from time to time (the “Investment Company Act”). Neither the Borrower nor any of its Subsidiaries is subject to regulation under any other federal or state statute or rule that may limit its ability to incur Indebtedness under this Agreement or that may otherwise render all or any portion of the Secured Obligations unenforceable, or to the extent that the Borrower or any of its Subsidiaries is subject to such regulation, it has obtained all authorizations necessary for the incurrence of Indebtedness under this Agreement and as necessary to ensure that the Secured Obligations hereunder will not be rendered unenforceable by reason of such regulation. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act.
          SECTION 3.13. Use of Proceeds. Subject to Section 6.07(a), after the Funds Availability Date, the Borrower will use the proceeds of the Loans for the ongoing working capital requirements, the payment of fees and expenses related to the Transactions and general corporate purposes of the Borrower and the Subsidiaries. The Borrower will request the issuance of Letters of Credit solely for the working capital requirements and general corporate purposes of the Borrower, its Subsidiaries and EquaGen and its subsidiaries (solely, in the case of EquaGen, its subsidiaries and subsidiaries of the Borrower that are not Subsidiary Guarantors, to the extent permitted by Section 6.05(j)).
          SECTION 3.14. Tax Returns. The Borrower and each of the Subsidiaries has timely filed or timely caused to be filed all Federal and all material state, local and foreign tax returns or materials required to have been filed by it, and all such tax returns are correct and complete in all material respects. The Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes due and payable by it (other than an immaterial amount of Tax) and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Borrower has made adequate provision in accordance with GAAP for all Taxes accrued and not yet due and payable. Except as permitted in clause (e) of the definition of “Permitted Liens”, no Lien for Taxes has been filed (except for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings), and to the knowledge of the Borrower and each of the Subsidiaries based on the receipt of written notice, except as set forth on Schedule 3.14, no claim is being asserted with respect to any material Tax. Neither the Borrower nor any of the Subsidiaries (a) intends to treat the Loans or any of the transactions contemplated by any Loan Document as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) or (b) is aware of any facts or events that would result in such treatment.
          SECTION 3.15. Disclosure. The written information relating to the Borrower and its Subsidiaries and the Separation (including, without limitation, the Confidential Information Memorandum and the Registration Statement) furnished by or on behalf of the Borrower, and their respective Affiliates to the Arrangers, Administrative Agent, Collateral Agent or any Lender in connection with the Transactions or the negotiation of this Agreement or delivered hereunder, taken as a whole (as modified or supplemented by other information so furnished prior to the relevant measurement date for this representation and warranty), does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or other forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being recognized by the Lenders that such projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
          SECTION 3.16. Employee Benefit Plans. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each ERISA Affiliate are in compliance with the applicable provisions of ERISA, the Tax Code and the regulations and published interpretations thereunder with respect to the Benefit Plans and Multiemployer Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17 or except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
     (i) none of the Borrower or any of the Restricted Subsidiaries has failed to comply with any Environmental Law or to take all actions necessary to obtain, maintain, renew and comply with any Permit required under Environmental Law;
     (ii) none of the Borrower or any of the Restricted Subsidiaries has become a party to any administrative or judicial proceeding, or possesses knowledge of any such proceeding that has been threatened, that could result in the termination, revocation or modification of any Permit required under Environmental Law;
     (iii) neither the Borrower nor any of the Restricted Subsidiaries has become subject to any Environmental Liability with respect to any Mortgaged Property, and no Mortgaged Property is (A) subject to any Lien imposed pursuant to Environmental Law or (B) contains Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in the imposition of such Lien;

     (iv) there has been no Release of Hazardous Materials at any property or facility currently or formerly owned or operated by the Borrower or any of the Restricted Subsidiaries or, to the knowledge of the Borrower or the Restricted Subsidiaries, at any facility owned or operated by a third party to which any of the Borrower or any of the Restricted Subsidiaries shipped or transferred Hazardous Materials for treatment or disposal;
     (v) none of the Borrower or any of the Restricted Subsidiaries has received written notice of any claim or threatened claim with respect to any Environmental Liability other than those which have been fully and finally resolved and for which no obligations remain outstanding; and
     (vi) none of the Borrower or any of the Restricted Subsidiaries possesses knowledge of any facts or circumstances that could reasonably be expected to result in any Environmental Liability or could reasonably be expected to materially interfere with or prevent continued material compliance with Environmental Laws in effect as of the Funds Availability Date and the date of each Credit Event by the Borrower or the Subsidiaries.
          SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all material insurance coverage maintained by or on behalf of the Borrower and the Restricted Subsidiaries as of the Funds Availability Date. As of the Funds Availability Date, such insurance is in full force and effect and all premiums that are due and owed have been duly paid. The Borrower and the Restricted Subsidiaries are in compliance with Section 5.03. Insurance coverage maintained for the Nuclear Stations complies in all material respects with applicable Nuclear Laws and the requirements of the licenses held by the Nuclear Stations.
          SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Senior Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds thereof, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors and (including with respect to specific performance) principles of equity, whether considered in a proceeding in equity or in law and to the discretion of the court before which any proceeding therefor may be brought, and (i) in the case of the Pledged Securities, upon the earlier of (A) when such Pledged Securities are delivered to the Collateral Agent and (B) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a); (ii) in the case of Deposit Accounts not constituting Excluded Perfection Assets, by the execution and delivery of Control Agreements providing for “control” as described in Section 9-104 of the UCC; (iii) in the case of Securities Accounts not constituting Excluded Perfection Assets, upon the earlier of (A) the filing of financing statements in the offices specified on Schedule 3.19(a) and (B) the execution and delivery of Control Agreements providing for “control” as described in Section 9-106 of the UCC; and (iv) in the case of all other Collateral described therein (other than Mortgaged Properties, Excluded Perfection Assets, Intellectual Property Collateral, money not credited to a Deposit Account or letter of credit rights not constituting supporting obligations), when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, all right, title and interest of the Senior Secured Parties in such Collateral and proceeds thereof, as security for the Secured Obligations arising hereunder, in each case prior and superior to the rights of any other Person (except, in the case of all Collateral other than Pledged Securities, with respect to Permitted Liens, and in respect of Pledged Securities, the Permitted Liens set forth in clause (e) of Section 6.02).
          (b) Each Intellectual Property Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Senior Secured Parties, a legal, valid, binding and enforceable security interest in the Intellectual Property Collateral described therein and proceeds thereof, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors and (including with respect to specific performance) principles of equity, whether considered in a proceeding in equity or in law and to the discretion of the court before which any proceeding therefor may be brought. When each Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, respectively, together with financing statements in appropriate form filed in the offices specified in Schedule 3.19(a), in each case within the time period prescribed by Applicable Law, such Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral, as security for the Secured Obligations arising hereunder, in each case prior and superior in right to any other Person (except with respect to Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications, patents, patent applications and registered copyrights acquired by the grantors after the Funds Availability Date and additional filings and/or other actions may be necessary to perfect the Collateral Agent’s security interest in Intellectual Property Collateral that is created under the laws of a jurisdiction outside the United States. Any such additional filings and/or other actions that may be necessary to perfect the Collateral Agent’s security interest in registrations and applications for registration of Intellectual Property (as defined in the Guarantee and Collateral Agreement) included in the Intellectual Property Collateral that is created under the laws of a jurisdiction outside the United States shall be described in writing to the Collateral Agent and its legal counsel by the Borrower or its legal counsel).
          (c) Each of the Mortgages is effective to create in favor of the Collateral Agent, for the ratable benefit of the Senior Secured Parties, a legal, valid, binding, subsisting and enforceable Lien on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and proceeds thereof, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors and (including with respect to specific performance) principles of equity, whether considered in a proceeding in equity or in law, and to the discretion of the court before which any proceeding therefor may be brought, and when the Mortgages are recorded in the offices specified on Schedule 3.19(c), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such Mortgaged Property and proceeds thereof, as security for the Secured Obligations hereunder, in each case prior and superior in right to any other Person (except Liens expressly permitted by clause (a), (f) and (g) of Section 6.02.
          SECTION 3.20. Location of Real Property. Schedule 3.20 lists completely and correctly as of the Funds Availability Date all real property owned or subject to a Material Lease by the Borrower and the other Loan Parties and, in each case, the addresses thereof, indicating for each parcel whether it is owned or leased.

          SECTION 3.21. Labor Matters. As of the Funds Availability Date, (i) there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened; (ii) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, material local or material foreign law applicable to such matters in any material respect; and (iii) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except with respect to clauses (i) through (iii) as could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.
          SECTION 3.22. Intellectual Property. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of the Subsidiaries owns, or is licensed or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person.
          SECTION 3.23. Energy Regulation. (a) Immediately following the Separation and thereafter the Borrower and any Restricted Subsidiary that is a holding company as such term is defined in PUHCA is exempt in accordance with 18 CFR § 366.3 from the accounting, record-retention and reporting requirements of PUHCA.
          (b) The Borrower is not subject to regulation as a “public utility” as such term is defined in the FPA. Each Restricted Subsidiary that is subject to regulation as a “public utility” as such term is defined in the FPA and that makes sales of energy or capacity that are not pursuant to a state regulatory authority’s implementation of PURPA has an order from the FERC, which order is not subject to any pending challenge, investigation, complaint, or other proceeding, except as could not reasonably be expected to result in a Material Adverse Effect and other than generic proceedings generally applicable in the industry, (x) authorizing such Restricted Subsidiary to engage in wholesale sales of electricity and, to the extent permitted under its market-based rate tariff, other transactions at market-based rates and (y) granting such waivers and blanket authorizations as are customarily granted to entities with market-based rate authority, including blanket authorizations to issue securities and to assume liabilities pursuant to Section 204 of the FPA. With respect to each Restricted Subsidiary described in the preceding sentence, except as could not reasonably be expected to result in a Material Adverse Effect and except as set forth on Schedule 3.23(b), the FERC has not imposed any rate caps, mitigation measures, or other limits on market-based sales of power by that Restricted Subsidiary, other than rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, ancillary services or other services at wholesale at market-based rates in the geographic market where such Restricted Subsidiary conducts its business.
          (c) Each Restricted Subsidiary of the Borrower participating in the wholesale power market in state or regional transmission organizations has registered with the relevant state or regional body to sell electricity at wholesale at market-based rates, and, except as could not reasonably be expected to result in a Material Adverse Effect, such state or regional body has not imposed any specific rate cap or mitigation measure (other than pursuant to generic proceedings generally applicable in the industry). The rates charged by each such Restricted Subsidiary are not subject to any pending challenge or investigation.
          (d) Except as could not reasonably be expected to result in a Material Adverse Effect and except as set forth on Schedule 3.23(d), there are no complaint proceedings pending with the FERC, any other Governmental Authority or any state or regional transmission organizations seeking abrogation or modification, or otherwise investigating the terms, of a contract for the sale of power by Borrower or its Restricted Subsidiaries.
          (e) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and each Restricted Subsidiary, as applicable, has filed or caused to be filed with the FERC, all other relevant Governmental Authorities and any state or regional transmission organizations all forms, applications, notices, statements, reports and documents (including all exhibits and amendments thereto) required to be filed by it under all Applicable Laws, including PUHCA, the FPA and state utility laws and the respective rules thereunder and (ii) all of such filings complied with the applicable requirements of the appropriate act and rules, regulations and orders thereunder in effect on the date each was filed.
          (f) Each power facility identified as a “QF” in Schedule 3.23(f) is a qualifying facility under PURPA and the current rules and regulations promulgated thereunder. Each person identified as an “EWG” in Schedule 3.23(f) is an “exempt wholesale generator” within the meaning of PUHCA and the Energy Policy Act of 2005, as amended. None of the Restricted Subsidiaries is a “foreign utility company” within the meaning of PUHCA.
          (g) Neither the Borrower nor any Restricted Subsidiary is subject to any material state laws or material regulations respecting rates or the financial or organizational regulation of utilities, other than (i) with respect to those Restricted Subsidiaries that are QFs, such state regulations contemplated by 18 C.F.R. Section 292.602(c) and (ii) “lightened regulation” by the New York State Public Service Commission and material financial and organizational regulation by the Vermont Public Service Board. Except for such approvals that have been obtained, no approval is required to be obtained in connection with the Transactions from the FERC or any other state or federal Governmental Authority with jurisdiction over the energy sales or financing arrangements of the Borrower and its Restricted Subsidiaries.
          SECTION 3.24. Solvency. Immediately after the consummation of the Transactions on the Funds Availability Date, and to the extent a Credit Event is being made, immediately following such Credit Event and the application of the proceeds therefrom, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, taking into account the effect of any indemnities, contribution or subrogation rights, exceeds their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, taking into account the effect of any indemnities, contribution or subrogation rights, is greater than the amount required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is conducted and is proposed to be conducted following the Funds Availability Date.

          SECTION 3.25. Nuclear Operations Compliance. The operations of the Restricted Subsidiaries’ nuclear steam generating stations (“Nuclear Stations”) are and have at all times been conducted in material compliance with Nuclear Laws. No investigation or review by any Governmental Authority with respect to the Nuclear Stations is pending or, to the knowledge of the Borrower or the Restricted Subsidiaries, is threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect. The Nuclear Stations maintain emergency plans designed to respond to an unplanned release therefrom of Nuclear Materials into the environment, liability insurance to the extent required by Applicable Law (including, but not limited to, the Price-Anderson Act), and such further insurance as is consistent with the risks inherent in the operation of a nuclear power facility. Plans for the decommissioning of each of the Nuclear Stations and for the short-term storage of spent nuclear fuel conform in all material respects with applicable regulatory or other legal requirements. The Borrower and its Restricted Subsidiaries have established and have adequately maintained trust funds or other financial mechanisms to provide for decontamination and decommissioning of each Nuclear Station in accordance with Applicable Law. Borrower and its Subsidiaries have made all contributions required by Applicable Laws to pay the U.S. Department of Energy for decontamination and decommissioning of federal uranium enrichment facilities and for long-term disposition of spent fuel.
          SECTION 3.26. Separation Transactions. As of the Funds Availability Date:
     (a) The Separation Transactions have been consummated in all material respects in accordance with each of the Separation Documents and substantially in the manner described in the Registration Statement.
     (b) Each of the Separation Documents has been duly executed and delivered by each Loan Party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (c) None of the Separation Documents has been amended, waived or otherwise modified from the form of the drafts attached hereto as Exhibit R and Exhibit S, respectively, in a way that is materially adverse to the Lenders without the prior consent of the Arrangers and the Required Lenders and no condition precedent therein to the obligations of the Borrower waived, altered, amended or otherwise changed or supplemented, in each case in a manner materially adverse to the interests of the Lenders, without the prior written consent of the Arrangers and the Required Lenders.
          SECTION 3.27. Segregation of Cash Management and Business Operations. The Borrower and its Restricted Subsidiaries have at all times following consummation of the Separation Transactions (i) maintained books, financial records and bank accounts that are separate and distinct from the books, financial records and bank accounts of Entergy and its subsidiaries, (ii) held themselves out as an entity separate and distinct from Entergy and any of its subsidiaries (including their Affiliates), (iii) conducted their own business in their own name, (iv) held all of their assets in their own name and (v) not identified itself as a division or department of Entergy or any of its subsidiaries.

          SECTION 3.28. Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE IV
Conditions Precedent
     The obligations of the Lenders and the obligations of the Issuers hereunder are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:
          SECTION 4.01. All Credit Events. On the date of each Borrowing on or after the Funds Availability Date and on the date of each issuance, amendment, extension or renewal of a Letter of Credit on or after the Funds Availability Date (each such event being called a “Credit Event”):
     (a) Borrowing Request. The Administrative Agent shall have received a Borrowing Request in respect of such Borrowing as required by Section 2.02 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuer and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit if and as required by Section 2.03;
     (b) Representations and Warranties. The representations and warranties set forth in each Loan Document shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects, as provided in the parenthetical above) on and as of such earlier date;
     (c) No Material Adverse Effect. There shall have been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2007;
     (d) No Default or Event of Default. The Borrower and each Restricted Subsidiary shall be in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, at the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing;

     (e) Outstanding Amount. Immediately after giving effect to such Credit Event, the Aggregate Revolving Credit Outstandings shall not exceed the Total Commitments at such time; and
     (f) Posting of Cash Collateral. In the case of an Issuance of a Letter of Credit, the Borrower has (i) posted any cash collateral required by any Issuer or (ii) entered into some other arrangement satisfactory to such Issuer, in each case as provided for in Section 2.03(g).
          Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b), (c), (d), (e) and (f) of this Section 4.01.
          SECTION 4.02. Conditions Precedent to Signing Date. On the Signing Date:
          (a) Deliverables. The Arrangers’ receipt of the following, each of which shall be originals, telecopies or PDF files (followed promptly by originals) unless otherwise specified, each executed (as applicable) by a Responsible Officer of the signing Loan Party, each dated the Signing Date (or, in the case of certificates of governmental officials, a recent date before the Signing Date) and each in form and substance reasonably satisfactory to the Arrangers and the Collateral Agent:
     (i) executed counterparts of this Agreement in sufficient quantity for the Administrative Agent, each Arranger and each Lender requesting original counterparts;
     (ii) completed schedules to this Agreement as of the Signing Date in form reasonably satisfactory to the Arrangers and each Lender;
     (iii) exhibits to this Agreement in form satisfactory to the Arrangers and each Lender;
     (iv) executed counterparts of the Intercreditor Agreement in sufficient quantity for the Administrative Agent, the Collateral Agent, and the Borrower;
     (v) a copy of the Constituent Documents of the Borrower as of the Signing Date, including all amendments thereto as of the Signing Date (and each certificate of incorporation, formation or limited partnership shall be certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization), together with:
     (A) a certificate as to the good standing of the Borrower, as of a recent date, from the Secretary of State or other applicable authority of its jurisdiction of organization and from each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, together in each case with a certificate or other evidence of good standing as to payment of any applicable franchise or similar Taxes from the appropriate taxing authority of each such jurisdiction;
     (B) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Signing Date and certifying (1) that the Constituent

Documents of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (A) above; (2) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws as in effect on the Signing Date and at all times since a date prior to the date of the resolutions described in clause (3) below; (3) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of the Borrower authorizing the execution, delivery and performance of this Agreement, the Intercreditor Agreement and each other Loan Document to which it is a party on the Signing Date and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (4) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; and
     (C) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (B) above;
     (vi) a favorable written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to the Arrangers, the Administrative Agent, the Collateral Agent and each Lender, dated the Signing Date, substantially in the form of Exhibit I-1-A hereto and covering such additional matters incident to the transactions contemplated hereby as the Arrangers or the Required Lenders may reasonably request, together with a favorable written opinion of an internal counsel to the Borrower with respect to Section 3.09(a), addressed to the Arrangers, the Administrative Agent, the Collateral Agent and each Lender, dated the Signing Date, substantially in the form of Exhibit I-1-B hereto;
     (vii) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in this Section 4.02 have been satisfied; and
     (viii) such other certificates or documents as the Arrangers, the Issuers or the Collateral Agent may have reasonably required not less than three days before the Signing Date.
          (b) Certain Fees. All fees required to be paid on or before the Signing Date to the Administrative Agent, the Arrangers and to the Lenders shall, in each case, have been paid.
          (c) Counsel Fees. The Borrower shall have paid all reasonable, documented, out-of-pocket fees, charges and disbursements of (i) counsel to the Arrangers (directly to such counsel if requested by them) to the extent invoiced at least seven Business Day prior to the Signing Date and (ii) counsel to the Administrative Agent, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Signing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Arrangers).

          (d) Financial Information. The Borrower has, on or prior to the Signing Date, furnished to the Arrangers and the Administrative Agent the financial information described in Section 1.05 of Annex III for Entergy Nuclear (as such term is defined therein).
          (e) Patriot Act Information. The Administrative Agent and the Arrangers shall have received all information requested by itself or any Lender of the type described in Section 9.18 hereof that is required for it to comply with its ongoing obligations under applicable “know your customer”, and anti-money laundering rules and regulations, including the Patriot Act.
          (f) Delivery of Reports. The Administrative Agent and the Arrangers shall have received copies of the final independent engineering, insurance and market consultants’ reports prepared by a consultant reasonably acceptable to the Arrangers and in a form and scope satisfactory to the Arrangers.
          (g) Representations and Warranties. The representations and warranties set forth in Annex III and in each other Loan Document executed on the Signing Date shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects) on and as of the Signing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects, as provided in the parenthetical above) on and as of such earlier date.
          (h) No Material Adverse Effect. There shall have been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2007.
          (i) No Default or Event of Default. The Borrower and, to the extent there are any on the Signing Date, each Restricted Subsidiary, shall be in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, on and as of the Signing Date, no Default or Event of Default shall have occurred and be continuing.
          (j) Date. The Signing Date shall have occurred on or before December 31, 2008.
          For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
          SECTION 4.03. Conditions Precedent to Funds Availability Date. On the Funds Availability Date:
     (a) Deliverables. The Arrangers’ receipt of the following, each of which shall be originals, telecopies or PDF files (followed promptly by originals) unless otherwise specified, each executed (as applicable) by a Responsible Officer of the signing Loan Party, each dated the Funds Availability Date (or, in the case of certificates of governmental officials, a recent date before the Funds Availability Date) and each in form and substance reasonably satisfactory to the Arrangers:

     (i) any modifications or updates to any schedule to this Agreement (other than Schedules 3.09(a) (Signing), 3.09(b) (Signing), 6.01(c) (Signing) and 6.02(d) (Signing), which shall not be modified or updated) made since the Signing Date, in form reasonably satisfactory to the Arrangers and each Lender;
     (ii) a Note executed by the Borrower in favor of each Lender that has requested such Note at least three Business Days in advance of the Funds Availability Date;
     (iii) an executed Guarantee Joinder and Assumption Agreement in respect of the Intercreditor Agreement for each Subsidiary Guarantor;
     (iv) an executed Accession Agreement to the Intercreditor Agreement for each Secured Obligations Representative that will be party to the Guarantee and Collateral Agreement (other than the Administrative Agent) on the Funds Availability Date (if any);
     (v) executed counterparts of the Guarantee and Collateral Agreement, duly executed by each Loan Party that is a party thereto, together with:
     (A) a duly executed Perfection Certificate;
     (B) a Corporate Chart current as of the Funds Availability Date;
     (C) appropriate Form UCC-1 financing statements authorized for filing under the UCC of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests intended to be created by the Security Documents;
     (D) upon the written request of the Arrangers searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Collateral Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral;
     (E) all of the Pledged Securities, which Pledged Securities shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Collateral Agent;
     (F) all Deposit Account Control Agreements, duly executed by the corresponding Deposit Account Bank and Loan Party, that, in the reasonable judgment of the Arrangers, shall be required for the Loan Parties to comply with Sections 5.10 and 5.11;
     (G) Securities Account Control Agreements duly executed by the appropriate Loan Party and all “securities intermediaries” (as defined in the

UCC) with respect to all Securities Accounts and securities entitlements of each Loan Party;
     (H) Commodities Account Control Agreements duly executed by the appropriate Loan Party and all “commodities intermediaries” (as defined in the UCC) with respect to all commodities contracts and Commodities Accounts held by each Loan Party; and
     (I) evidence of the completion of all other filings and recordings of or with respect to the Security Documents and of all other actions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Security Documents;
     (vi) one or more Intellectual Property Security Agreements, as applicable, duly executed by each Loan Party to the extent required by the Guarantee and Collateral Agreement;
     (vii) fully executed and notarized Mortgages encumbering the fee interest of the Loan Parties in each real property asset owned by a Loan Party identified to be a Mortgaged Property on or prior to the Funds Availability Date on Schedule 3.07, substantially in the form of Exhibits P-1, P-2 and P-3, with such changes, if any, as are reasonably satisfactory to the Borrower (which shall be evidenced by the signature thereof by the applicable Loan Party) and the Collateral Agent, together with such UCC-1 financing statements or similar notices as the Collateral Agent shall reasonably deem appropriate with respect to each such Mortgaged Property, together with:
     (A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered to the title insurance company for filing and recordation in suitable form in all filing or recording offices that the Collateral Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Senior Secured Parties and that provision has been made for the payment of all filing, documentary, stamp, intangible and recording Taxes and fees;
     (B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amounts, reasonably acceptable to the Collateral Agent, issued by title insurers acceptable to the Collateral Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and material men’s Liens) and encumbrances, excepting only clause (g) in the definition of Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and material men’s Liens) as the Collateral Agent may deem reasonably necessary or desirable;
     (C) American Land Title Association form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 120 days before the day of the initial Credit Event, certified to the Administrative

Agent, the Arrangers, the Collateral Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Arrangers and the Collateral Agent by a land surveyor duly registered and licensed in the jurisdictions in which the property described in such surveys is located and acceptable to the Collateral Agent, showing all buildings and other improvements, any off-site improvements, the location of any Easements, parking spaces, rights of way, building set-back lines and other dimensional regulations;
     (D) opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Arrangers and the Collateral Agent;
     (E) an appraisal of all or parts of the Mortgaged Properties as designated by the Collateral Agent that is prepared by a member of the Appraisal Institute selected by the Collateral Agent, in form and substance acceptable to the Arrangers and the Collateral Agent, and in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP);
     (F) a Standard Flood Hazard Determination Form (“SFHDF”) with respect to each Mortgaged Property. To the extent that the SFHDF indicates that any of the Mortgaged Properties is in a Special Flood Hazard Area, then adequate flood insurance, as and to the extent required under the National Flood Insurance Program, shall have been obtained by the Borrower in compliance with the requirements set forth in Section 5.03, and proof of such insurance shall have been delivered to the Collateral Agent;
     (G) evidence of the insurance required by the terms of the Mortgages;
     (H) such evidence of zoning compliance as may be required by the Arrangers or the Collateral Agent; and
     (I) such other evidence that all other actions that the Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the Mortgaged Properties described in the Mortgages have been taken;
     (viii) a copy of the Constituent Documents, including all amendments thereto as of the Funds Availability Date, of each Restricted Subsidiary, and, with respect to certificates of incorporation, formation or limited partnership, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization, together with:
     (A) a certificate as to the good standing of the Borrower and each Restricted Subsidiary, as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization and from each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, together in each case with a certificate or other evidence of good standing as to payment of any applicable franchise or similar Taxes from the appropriate taxing authority of each such jurisdiction;
     (B) a certificate of the Secretary or Assistant Secretary of the Borrower and each Restricted Subsidiary dated the Funds Availability Date and certifying (1) that the Constituent Documents (x) of the Borrower have not been amended since the Signing Date and (y) of such Restricted Subsidiary have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (A) above; (2) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of the Borrower and each Restricted Subsidiary, as in effect on the Funds Availability Date and at all times since a date prior to the date of the resolutions described in clause (3) below, (3) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of the Borrower and each Restricted Subsidiary authorizing the Transactions and the execution, delivery and performance of the Transaction Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (4) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower and each Restricted Subsidiary; and
     (C) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (B) above;
     (ix) a favorable written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to the Arrangers, the Administrative Agent, the Collateral Agent and each Lender, dated the Funds Availability Date, substantially in the form of Exhibit I-2-A hereto and covering such additional matters incident to the transactions contemplated hereby as the Arrangers or the Required Lenders may reasonably request, together with a favorable written opinion of an internal counsel to the Borrower with respect to Section 3.09(a), addressed to the Arrangers, the Administrative Agent, the Collateral Agent and each Lender, dated the Funds Availability Date, substantially in the form of Exhibit I-2-B hereto;
     (x) favorable written opinions from special Michigan, Vermont, Arkansas, New York and Massachusetts counsel to the Borrower and the other Loan Parties (which counsel shall be reasonably satisfactory to the Collateral Agent) to the Arrangers, the Administrative Agent, the Collateral Agent and each Lender, dated the Funds Availability Date, substantially in the form of Exhibit J, Exhibit K, Exhibit L Exhibit M and Exhibit N hereto and covering such additional matters incident to the transactions contemplated hereby as the Arrangers or the Required Lenders may reasonably request;
     (xi) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 4.01 have been satisfied to the extent that any Credit Event is requested to be made on the Funds Availability Date;

     (xii) a certificate signed by the chief financial officer of the Borrower attesting to the solvency on the Funds Availability Date of the Loan Parties on a consolidated basis after giving effect to the Transactions;
     (xiii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with (i) the certificates of insurance, naming the Collateral Agent, on behalf of the Senior Secured Parties, as an additional insured or loss payee (as its interests may appear), as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral and (ii) related endorsements to such insurance policies contemplated by Section 5.03; and
     (xiv) such other certificates or documents as the Arrangers or the Collateral Agent may have reasonably required not less than three days before the Funds Availability Date.
          (b) Certain Fees. All fees required to be paid on or before the Funds Availability Date (i) to the Administrative Agent and the Arrangers and (ii) to the Lenders shall in each case have been paid.
          (c) Counsel Fees. The Borrower shall have paid all reasonable, documented out-of-pocket fees, charges and disbursements of counsel to the Arrangers (directly to such counsel if requested by them) and of counsel to the Administrative Agent, in each case to the extent invoiced at least seven Business Day prior to the Funds Availability Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Funds Availability Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Arrangers).
          (d) Date. The Signing Date shall have occurred. The Funds Availability Date shall have occurred on or prior to the Outside Date.
          (e) Financial Information. The Borrower shall, on or prior to the Funds Availability Date, furnish to the Arrangers and the Administrative Agent updated projections.
          (f) Consummation of the Separation Transactions. On or prior to the Funds Availability Date, there shall have been delivered to the Arrangers true and correct copies of the Separation Documents, certified as such by a Responsible Officer of the Borrower. The Separation, including all of the terms and conditions thereof, shall have been duly approved by the board of directors and (if required by Applicable Laws) the shareholders of each of Entergy and the Borrower, and all Separation Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. The Separation Documents shall not have been amended, waived or otherwise modified from the form of the drafts attached hereto as Exhibit R and Exhibit S respectively, in a way that is materially adverse to the Lenders without the prior consent of the Arrangers and no condition precedent therein to the obligations of the Borrower waived, altered, amended or otherwise changed or supplemented, in each case in a manner materially adverse to the interests of the Lenders, without the prior written consent of the Arrangers. On or prior to the Funds Availability Date, the Separation shall have been consummated in accordance with the Separation Documents and the Registration Statement and in accordance with all Applicable Laws.

          (g) Debt and Corporate Ratings. The Borrower shall have (i) obtained corporate ratings and ratings for its senior secured Indebtedness from Moody’s and S&P and (ii) shall have achieved either (A) a credit rating of no less than Ba3 by Moody’s or (B) a credit rating of no less than BB- by S&P.
          (h) Patriot Act Information. The Administrative Agent and the Arrangers shall have received all information requested by itself or any Lender of the type described in Section 9.18 hereof that is required for it to comply with its ongoing obligations under applicable “know your customer”, and anti-money laundering rules and regulations, including the Patriot Act.
          (i) Senior Note Issuance. The Borrower shall have issued Senior Notes pursuant to Rule 144A or another exemption from the registration requirements of the Securities Act and, if applicable, any Funds Availability Indebtedness, in a combined aggregate principal amount of not less than $4,000,000,000; provided that at least $3,000,000,000 of such aggregate principal amount shall constitute Indebtedness in respect of the Senior Notes. The Borrower shall cause a Responsible Officer to deliver a certificate to the Arrangers attaching true and correct copies of the Senior Note Documents and, if applicable, the Funds Availability Indebtedness Documents, as in effect on the Funds Availability Date.
          (j) Pro Forma Financial Covenant Compliance. The Borrower shall have delivered to the Arrangers satisfactory evidence that the Borrower and its Restricted Subsidiaries are in pro forma compliance with the Financial Covenants on and as of the Funds Availability Date, including after giving effect to any Credit Event requested to be made on the Funds Availability Date.
          (k) Representations and Warranties. The representations and warranties set forth in Article III of this Agreement and in each other Loan Document shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects) on and as of the Funds Availability Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects, as provided in the parenthetical above) on and as of such earlier date.
          (l) No Material Adverse Effect. There shall have been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2007.
          (m) No Default or Event of Default. The Borrower and each Restricted Subsidiary shall be in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, on and as of the Funds Availability Date, no Default or Event of Default shall have occurred and be continuing.
          (n) Appraisals. The Borrower shall have delivered the Funds Availability Date Appraisals.
     For purposes of determining compliance with the conditions specified in this Section 4.03, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Arrangers shall have received notice from such Lender prior to the closing on the Funds Availability Date specifying its objection thereto.
ARTICLE V
Affirmative Covenants
     The Borrower covenants and agrees with each Lender that, (i) from and after the Signing Date, so long as this Agreement shall remain in effect and until the earlier of (A) the Funds Availability Date and (B) the Outside Date, the Borrower will, and will cause each of the Restricted Subsidiaries to comply with the affirmative covenants set forth in Annex V and (ii) from and after the Funds Availability Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than indemnification and other contingent obligations in each case not then due and payable) shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full or reimbursement thereof shall have been cash-collateralized in an amount equal to 100% of the Letter of Credit Obligations as of such time, the Borrower will, and will cause each of the Restricted Subsidiaries to:
          SECTION 5.01. Corporate Existence. Subject to Section 6.04 hereof, do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each of its subsidiaries, in accordance with the respective Constituent Documents (as the same may be amended from time to time) of the Borrower or any such Subsidiary; and (b) the rights (charter and statutory), licenses and franchises of the Borrower and its Subsidiaries, except where the failure to so preserve and keep could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any Restricted Subsidiary shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of itself or any of its Subsidiaries, if the Borrower or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the Permitted Businesses of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.02. Compliance with Laws. Comply with all Applicable Laws, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.
          SECTION 5.03. Insurance. The Borrower will, and will cause each Subsidiary that is a Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Agents, upon written reasonable request from either Agent, information presented in reasonable detail as to the insurance so carried. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Agents may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
          SECTION 5.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (i) Taxes (other than an immaterial amount of Tax), assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings and where the Borrower or the relevant Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien, (ii) all lawful claims which, if unpaid, would by Applicable Laws become a Lien upon its property other than a Permitted Lien and (iii) all Indebtedness, as and when the same shall become due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
          SECTION 5.05. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:
     (a) Annual Reports. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each fiscal year), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition as of the close of such fiscal year of the Borrower and its consolidated Subsidiaries at such time and the results of its operations and the operations of such consolidated Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year (or, in the case of the fiscal year ending December 31, 2008, the comparable twelve month period ending December 31, 2007), all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b) Quarterly Reports. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three fiscal quarters of each fiscal year (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such fiscal quarter), its unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition as of the close of such fiscal quarter of the Borrower and its consolidated Subsidiaries at such time and the results of its operations and the operations of such consolidated Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers to the effect that such financial statements, while not examined by independent public accountants, reflect in the opinion of the Borrower all adjustments necessary to present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such periods in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
     (c) Certifications with Financial Reports. (i) Concurrently with any delivery of financial statements under paragraph (a) above, a letter from the accounting firm rendering the opinion on such statements stating whether, in connection with their audit examination, such accounting firm has obtained any knowledge of any Default or Event of Default in respect of the Financial Covenants that existed on the date of such financial statements and (ii) concurrently with any delivery of financial statements under paragraph (a) or (b) above for the first full fiscal quarter ended after the Funds Availability Date and each quarter and/or year thereafter, a certificate of a Financial Officer of the Borrower (A) certifying that (x) no condition or event has occurred that would cause them to believe that a Default or Event of Default has occurred and (y) no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail as is reasonably satisfactory to the Administrative Agent demonstrating compliance with the Financial Covenants and setting forth the Borrower’s calculation of the Available Amount as at the end of such period, (C) disclosing any Reinvestment Event that was consummated in the preceding fiscal quarter and specifying the nature thereof and the use of proceeds with respect thereto, (D) summarizing the outstanding balance of all material, long-term intercompany Indebtedness as of the last day of the fiscal quarter covered by such financial statements, (E) supplementing the list of Key Contracts on Schedule 1.01(b) and the list of Material Contracts on Schedule 1.01(d) and/or updating such schedules to reflect amendments or supplements to or replacements of such Key Contracts or Material Contracts that occurred in the preceding fiscal quarter and (F) to the extent that (x) a Reinvestment Notice has been given but no Reinvestment Decision Date has occurred with respect to such Reinvestment Notice or (y) a Reinvestment Decision Date has occurred but no corresponding reinvestment expenditure or Reinvestment Commitment Reduction Date has occurred with respect to the proposed reinvestment specified on such Reinvestment Decision Date, a written status report setting forth developments to date and an expected timeline for making such proposed reinvestment specified on the Reinvestment Decision Date;
     (d) Insurance Report. As soon as is practicable and in any event within 90 days after the end of each fiscal year, the Borrower shall furnish the Administrative Agent and the Collateral Agent (in sufficient copies for each of the Lenders) with (a) a report in form and substance satisfactory to the Administrative Agent, the Collateral Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Restricted Subsidiaries and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming, with respect to any such insurance maintained by the Borrower and its Restricted Subsidiaries, that the Administrative Agent has been named as loss payee or additional insured, as applicable;

     (e) SEC Filings. Promptly after the same become publicly available, notice to the Administrative Agent for posting on the Approved Electronic Platform that a filing has been made with the SEC.
     (f) Management Letters. Promptly after the receipt thereof by the Borrower or any of the Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;
     (g) Notices of Default. Promptly after the sending or filing thereof, the Borrower shall notify the Administrative Agent of all notices of default or breach delivered pursuant to, or in connection with, any Material Indebtedness or Separation Document;
     (h) Termination of Contractual Obligations. Promptly after the Borrower or any Restricted Subsidiary becoming aware of the same, the Borrower shall give the Administrative Agent written notice of any cancellation, termination or loss of any Material Contract or Key Contract;
     (i) Labor Disputes. Promptly after becoming aware of the same, the Borrower shall give the Administrative Agent written notice of (a) any material labor dispute (including any strikes, lockouts or slow downs) with respect to the Core Assets and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any Core Asset;
     (j) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.05, the Borrower shall indicate in writing whether such document or notice contains Non-Public Information. Each Loan Party and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.05 or otherwise are being distributed through the Approved Electronic Platform, any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Approved Electronic Platform designated for such public-side Lenders. The Borrower agrees to clearly designate all Information provided to Administrative Agent by or on behalf of the Borrower that is suitable to make available to public-side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Agreement or the other Loan Documents contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Approved Electronic Platform designated for Lenders who wish to receive material non-public information with respect to the Borrower, its Subsidiaries and their securities; and
     (k) Other Reports. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

          SECTION 5.06. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof:
     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; and
     (d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
          SECTION 5.07. Information Regarding Collateral. (a) Furnish, and will cause each Loan Party to furnish, to each of the Administrative Agent, and the Collateral Agent prompt written notice of (i) any change (A) in any Restricted Subsidiary’s corporate name as set forth in its certificate of incorporation, certificate of formation or other relevant Constituent Documents, (B) in any office or facility (other than any location within the control of the Administrative Agent or the Collateral Agent) at which material portions of Collateral owned by it is located (including the establishment of any such new office or facility), (C) in any Restricted Subsidiary’s corporate structure or (D) in any Restricted Subsidiary’s Federal Taxpayer Identification Number; (ii) any formation or acquisition after the Funds Availability Date of any Subsidiary that is not an Unrestricted Subsidiary; (iii) any sale, transfer, lease, issuance or other disposition (by way of merger, consolidation, operation of law or otherwise) after the Funds Availability Date of any Equity Interests of any Subsidiary that is not an Excluded Subsidiary to any Person other than the Borrower or another Subsidiary Guarantor; and (iv) any Excluded Subsidiary that ceases to be an Excluded Subsidiary. The Borrower agrees not to effect or permit any change referred to in the preceding sentence with respect to a Loan Party unless it has given notice to the Administrative Agent and the Collateral Agent at least 5 Business Days before the change, so that a reasonable period has been provided for making all filings under the UCC or otherwise and taking all other actions, in each case that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected (subject to the limitations set forth in Section 3.19) security interest in all the Collateral (other than any Excluded Perfection Assets). The Borrower also agrees promptly to notify each of the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged or destroyed.
          (b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.05(a), deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth (i) the information required pursuant to Section I of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Funds Availability Date (or the date of the most recent certificate delivered pursuant to this Section 5.07(b)), (ii) any liquidation or dissolution during such preceding fiscal year of any Subsidiary other than an Excluded Subsidiary and (iii) a copy of the Corporate Chart that is true, correct, complete and current as of the date of such certificate.
          (c) Promptly following the acquisition of (i) any new power generating facility by the Borrower or any Subsidiary Guarantor or (ii) the acquisition of any Subsidiary that owns a power generating facility and becomes a Subsidiary Guarantor pursuant to Section 5.10, the Borrower shall update the “Core Assets” schedule attached as Schedule 1.01(a) to include such newly acquired power generating facility.
          (d) To the extent incurred in reliance on the exception set forth in Section 6.02(aa), provide written notice of the imposition of any Liens, restrictions, regulations, Easements, exceptions or reservations of any Governmental Authority on any Mortgaged Property or Core Asset.
          SECTION 5.08. Maintaining Records; Access to Properties and Inspections; Environmental Assessments. (a) Keep, and cause each Restricted Subsidiary to keep, proper books of record and account as are necessary to (i) prepare the financial statements of the Borrower and its Subsidiaries in accordance with GAAP and (ii) comply with Section 5.13. No more than once in any fiscal year (except if an Event of Default has occurred and is continuing) the Borrower will, and will cause each of its Restricted Subsidiaries to, permit, if requested by the Administrative Agent, any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any of its Restricted Subsidiaries at reasonable times and as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any of its Restricted Subsidiaries with the officers thereof and independent accountants therefor.
          (b) At its election, the Administrative Agent may retain, or require the Borrower to retain, an independent engineer or environmental consultant to conduct an environmental assessment of any Mortgaged Property or Core Asset (including, without limitation, the Facilities) of the Borrower or any Restricted Subsidiary. Any such environmental assessments conducted pursuant to this paragraph (b) shall be at the Borrower’s sole cost and expense only if conducted following the occurrence and continuation of (i) an Event of Default or (ii) any event, circumstance or condition that could reasonably be expected to result in an Event of Default, in the case of each of clause (i) and (ii) that concerns or relates to any Environmental Liabilities of the Borrower or any Restricted Subsidiary; provided that the Borrower shall only be responsible for such costs and expenses to the extent that such environmental assessment is limited to that which is reasonably necessary to assess the subject matter of such Event of Default or such event, circumstance or condition that could reasonably be expected to result in an Event of Default. In addition, environmental assessments conducted pursuant to this paragraph (b) shall not be conducted more than once every 12 months with respect to any parcel of Mortgaged Property or any Core Asset of the Borrower or any Restricted Subsidiary unless such environmental assessments are conducted following the occurrence of (i) an Event of Default or (ii) any event, circumstance or condition that could reasonably be expected to result in an Event of Default, in the case of each of clause (i) and (ii) that concerns or relates to any Environmental Liabilities of the Borrower or any Restricted Subsidiary. The Borrower shall, and shall cause each of the Restricted Subsidiaries to, reasonably cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Administrative Agent to have reasonable access to each Mortgaged Property or Core Asset at reasonable times and after reasonable notice to the Borrower of the plans to conduct such an environmental assessment. Environmental assessments conducted under this paragraph (b) shall be limited to visual inspections of the Mortgaged Property or Core Asset, interviews with representatives of the Borrower or facility personnel, and review of applicable records and documents pertaining to the Mortgaged Property or Core Asset.
          (c) In the event that the Administrative Agent reasonably believes that Hazardous Materials have been Released or are threatened to be Released on any Mortgaged Property or Core Asset of the Borrower or any Restricted Subsidiary or that any such Mortgaged Property or Core Asset is not being operated in compliance with applicable Environmental Law, in each case where the Release, threatened Release or failure to comply has resulted in, or could reasonably be expected to result in, a material Environmental Liability of the Borrower any of the Restricted Subsidiaries, the Administrative Agent may, at its election and after reasonable notice to the Borrower, retain, or require the Borrower to retain, an independent engineer or other qualified environmental consultant to reasonably assess the subject matter of such Release, threatened Release or failure to comply with applicable Environmental Law. Such environmental assessments may include detailed visual inspections of the Mortgaged Property or Core Asset, including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and groundwater samples as well as such other reasonable investigations or analyses in each case as are reasonable and necessary to assess the subject matter of the Release, threatened Release or failure to comply. The Borrower shall, and shall cause each of the Restricted Subsidiaries to, reasonably cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Administrative Agent to have reasonable access to each property or facility at reasonable times and after reasonable notice to the Borrower of the plans to conduct such an environmental assessment. All environmental assessments conducted pursuant to this paragraph (c) shall be at the Borrower’s sole cost and expense.
          SECTION 5.09. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 3.13.
          SECTION 5.10. Additional Collateral, etc. (a) With respect to any property acquired after the Funds Availability Date by any Loan Party (other than Excluded Assets, Excluded Perfection Assets and any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Senior Secured Parties, does not have a perfected Lien, promptly (and, in any event within 20 Business Days following the date of such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent deems necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Senior Secured Parties, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Senior Secured Parties, a perfected first priority security interest in such property (subject, in the case of property not constituting Pledged Securities, to Permitted Liens, and in the case of Pledged Securities, to Liens permitted by Section 6.02(e)), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.
          (b) With respect to any fee interest in any real property or any lease consisting of real property acquired or leased after the Funds Availability Date by any Loan Party (other than any Excluded Assets and Excluded Perfection Assets) within ninety (90) days after the acquisition or leasing thereof (i) execute and deliver a first priority Mortgage (subject only to Liens permitted by clauses (a), (f) and (g) of Section 6.02) or where appropriate under the circumstances, an amendment to an existing Mortgage, in each case in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Senior Secured Parties with (x) either (1) (A) title insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) in form and substance reasonably satisfactory to the Administrative Agent; and (B) a current ALTA survey thereof, complying with the requirements set forth in Schedule 5.10(b) together with a surveyor’s certificate (only with respect to (i) any power plant, (ii) any improved real property, and (iii) any other real property for which an ALTA survey was obtained when such property was acquired. Notwithstanding the foregoing, such Loan Party shall obtain or cause to be obtained an ALTA survey complying with the requirements set forth in Schedule 5.10(b) together with a surveyor’s certificate for any real property that becomes Collateral pursuant to this section to the extent that the title company will not remove the survey exception (or endorse over such exception) without an ALTA survey) or (2) where an amendment to an existing Mortgage has been delivered pursuant to clause (i) instead of a Mortgage, an endorsement to the existing title policy adding such property as an insured parcel, or a new title policy if the requirements in the state in which the real property is located do not allow for such an endorsement, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent or the Collateral Agent in connection with such Mortgage or Mortgage amendment (to the extent obtainable using commercially reasonable efforts), each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent, (iv) if requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent a current appraisal of such real property or other valuation of such Loan Party’s interest therein in a form and by an appraiser reasonably acceptable to the Administrative Agent, (v) deliver to the Administrative Agent and the Collateral Agent a SFHDF with respect to such real property and, to the extent that the SFHDF indicates that such real property is in a Special Flood Hazard Area as designated by the Federal Emergency Management Agency, proof that adequate flood insurance, as required under the National Flood Insurance Program, has been obtained with respect to such real property and (vi) deliver evidence of zoning compliance satisfactory to the Collateral Agent or Administrative Agent.
          (c) With respect to (i) any new Subsidiary (other than an Excluded Subsidiary) created or acquired by the Borrower or any of the Restricted Subsidiaries or (ii) any domestic Immaterial Subsidiary or domestic Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with Section 6.11, in each case, after the Funds Availability Date, within twenty (20) days of such creation, acquisition or designation the Borrower or the applicable Restricted Subsidiary shall (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent and the Collateral Agent deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Senior Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party (subject only to the Liens permitted by clause (e) of Section 6.02), (ii) deliver to the Collateral Agent any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Restricted

Subsidiary, (iii) cause such Subsidiary that is a wholly-owned Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Senior Secured Parties a perfected first priority security interest (subject, in the case of property not constituting Pledged Securities, to Permitted Liens, and in the case of Pledged Securities, to Liens permitted by Section 6.02(e)) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by Applicable Law or as may be reasonably requested by the Administrative Agent and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.
          (d) With respect to (i) any Foreign Subsidiary created or acquired after the Funds Availability Date and directly owned by any Loan Party or (ii) any foreign Immaterial Subsidiary or foreign Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with Section 6.11 and directly owned by any Loan Party, in each case, after the Funds Availability Date         , promptly (and, in any event, within 30 days of the creation or acquisition thereof) (A) execute and deliver to the Administrative Agent and the Collateral Agent (x) such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or reasonably advisable and/or (y) a Foreign Pledge Agreement, in each case to grant to the Collateral Agent, for the benefit of the Senior Secured Parties, a perfected first priority security interest in the Capital Stock of such Foreign Subsidiary that is owned by any such Loan Party (subject only to the Liens permitted by clause (e) of Section 6.02 and provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such Foreign Subsidiary be required to be so pledged), (B) if commercially reasonable, deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock power, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Collateral Agent’s security interest therein, and (C) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.
          SECTION 5.11. Further Assurances. (a) From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all such actions (including filing UCC and other financing statements), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Senior Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Restricted Subsidiary which assets or property may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may be required to obtain from the Borrower or any of the Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
          (b) For any additional Deposit Account, Securities Account or Commodities Account opened after the Funds Availability Date (except to the extent any such account is an Excluded Asset or an Excluded Perfection Asset), at its sole expense, with respect to any such Deposit Account, Securities Account or Commodities Account, each applicable Subsidiary Guarantor shall take any actions required for the Collateral Agent to obtain “control” (within the meaning of the applicable UCC) with respect thereto, as set forth in greater detail in the Guarantee and Collateral Agreement.
          (c) The Administrative Agent may establish one or more L/C Cash Collateral Accounts with such depositaries and Securities Intermediaries (as defined in the UCC) as it in its sole discretion shall determine. The Borrower agrees that each such L/C Cash Collateral Account shall meet the requirements of the definition of “L/C Cash Collateral Account”. Without limiting the foregoing, funds on deposit in any L/C Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Borrower to issue Entitlement Orders (as defined in the UCC) for such investments in Cash Equivalents as requested by the Borrower; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. Neither the Borrower nor any Restricted Subsidiary and no Person claiming on behalf of or through the Borrower or such Restricted Subsidiary shall have any right to demand payment of any funds held in any L/C Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Secured Obligations. The Administrative Agent shall apply all funds on deposit in an L/C Cash Collateral Account as provided in Section 2.03(k) and Section 2.13(g).
          SECTION 5.12. Maintenance of Properties. (i) Maintain and preserve all of its material properties and equipment necessary in the operation of its business in working order and condition sufficient for the continued operation of its business, ordinary wear and tear and obsolescence excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities.
          SECTION 5.13. Corporate Separateness. (i) Maintain books, financial records and bank accounts that are separate and distinct from the books, financial records and bank accounts of each other Loan Party and its Subsidiaries (for purposes of this Section 5.13, the “Other Loan Parties”); (ii) observe appropriate corporate, limited liability company or partnership, as applicable, procedures and formalities; (iii) except with respect to an intercompany merger permitted by Section 6.04, hold itself out as an entity separate and distinct from any other Person (including its Affiliates) (except that nothing herein shall prohibit the filing of a consolidated tax return for the Borrower and its Subsidiaries or the entry by Borrower or any of its Subsidiaries into one or more tax sharing agreements permitted by this Agreement or the tax indemnification agreement with Entergy for prior periods); (iv) except with respect to an intercompany merger permitted by Section 6.04, conduct its own business in its own name; (v) except with respect to an intercompany merger permitted by Section 6.04, hold all of its assets in its own name; (vi) except with respect to an intercompany merger permitted by Section 6.04, not identify itself as a division or department of any other Loan Party, except for tax purposes; and (vii) except with respect to an intercompany merger permitted by Section 6.04, conduct transactions between such Subsidiaries and third parties only in the name of such Subsidiary and as an entity separate and independent from its Affiliates.
          SECTION 5.14. Maintenance of Ratings. Maintain from each of S&P and Moody’s (i) ratings of the Indebtedness evidenced by this Agreement and (ii) corporate credit and corporate family ratings of the Borrower.
          SECTION 5.15. Key Contracts and Joint Venture Agreements. (a) Shall (i) not permit any Key Contracts and (ii) use commercially reasonable efforts to prevent joint venture agreements entered into after the Funds Availability Date in each case to contain any restriction on the pledge, collateral assignment or transfer of such Key Contract or such joint venture agreement (or ownership or Equity Interests in respect thereof) to the Collateral Agent for the benefit of the Senior Secured Parties.
          (b) Shall (i) not permit restrictions in any Key Contracts and (ii) use commercially reasonable efforts to prevent joint venture agreements entered into or after the Funds Availability Date that would prevent the Collateral Agent or its designee from enforcing such Key Contract or foreclosing on such Loan Party’s ownership or Equity Interests in respect of such joint venture following an exercise of remedies as contemplated in Section 7.03 of this Agreement or as provided in any Security Document.
ARTICLE VI
Negative Covenants
     The Borrower covenants and agrees with each Lender that, (i) from and after the Signing Date, so long as this Agreement shall remain in effect and until the earlier of (A) the Funds Availability Date and (B) the Outside Date, the Borrower will, and will cause each of the Restricted Subsidiaries to comply with the negative covenants set forth in Annex VI and (ii) from and after the Funds Availability Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than indemnification and other contingent obligations in each case not then due and payable) shall have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full or reimbursement thereof shall have been cash-collateralized in an amount equal to 100% of the Letter of Credit Obligations as of such time, the Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to:
          SECTION 6.01. Indebtedness and Preferred Stock. Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness, and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock except for:
     (a) the incurrence by the Borrower (and the Guarantee thereof by the Subsidiary Guarantors) of the Indebtedness created (and the Reimbursement Obligations with respect to Letters of Credit issued) under the Loan Documents;

     (b) Indebtedness of the Borrower or any Subsidiary pursuant to a Credit Support Facility;
     (c) Indebtedness of the Borrower and its Restricted Subsidiaries set forth on Schedule 6.01(c) (Funding);
     (d) the incurrence by the Borrower and its Restricted Subsidiaries (other than the NY Real Property Subsidiaries) of Additional Intercreditor Indebtedness; provided that (i) no Default or Event of Default exists immediately prior to, or would exist immediately after giving effect to, the incurrence of any such Indebtedness and (ii) the Borrower shall be in compliance with the Financial Covenants for the Borrower’s most recently ended Test Period for which financial statements are publicly available immediately preceding the date on which any such Indebtedness is incurred on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness (and any other Indebtedness incurred during such Test Period or from the end of such Test Period through the date on which such calculation is made) had been incurred at the beginning of the applicable Test Period and was outstanding on such calculation date; provided, further that if such Additional Intercreditor Indebtedness takes the form of a revolving credit facility, the tests in the proviso above shall be met on the date such revolving loan commitments become effective, assuming the incurrence of the full committed amount of such revolving credit facility;
     (e) the incurrence by (i) the Borrower of Indebtedness in respect of the Senior Notes, and if applicable, any Funds Availability Indebtedness and (ii) the Subsidiary Guarantors of Indebtedness in respect of the Senior Note Guarantees and if applicable, any Funds Availability Indebtedness Guarantees;
     (f) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Attributable Debt, Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair, restoration, expansion or improvement or lease of property (real or personal), plant or equipment used in the business of the Borrower or any of its Restricted Subsidiaries or incurred within 270 days after any of the foregoing, in an aggregate principal amount, including (without duplication) all Permitted Refinancing Indebtedness incurred to refund, modify, extend, renew, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (f), not to exceed $600,000,000 at any time outstanding;
     (g) the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease, modify, extend, renew or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under clauses (b), (c), (e), (f), (o), (p) and (x) of this Section 6.01; provided, however, that with respect to the NY Real Property Subsidiaries, such Permitted Refinancing Indebtedness shall be permitted only with respect to clauses (b), (c), (e), (f), (o) and (x) of this Section 6.01;
     (h) the incurrence by the Borrower and the Restricted Subsidiaries of unsecured intercompany Indebtedness that constitutes an Investment permitted under

Sections 6.05(g) or 6.05(j); provided, however, that (i) if the Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Subsidiary that is a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Secured Obligations (which subordination may be pursuant to an Intercompany Debt Subordination Agreement or any other agreement containing terms satisfactory to the Administrative Agent and the Collateral Agent executed and delivered by both the applicable borrower and lender); and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (h);
     (i) the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its other Restricted Subsidiaries of shares of preferred stock; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary and (ii) any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (i);
     (j) the incurrence by the Borrower or any of its Restricted Subsidiaries of Commodity Hedging Obligations and Interest Rate/Currency Hedging Obligations, provided, however, that the NY Real Property Subsidiaries shall not incur Commodity Hedging Obligations or Interest Rate/Currency Hedging Obligations other than pursuant to FERC 205 Contracts;
     (k) the Guarantee by the Borrower or any of the Subsidiary Guarantors of Indebtedness of the Borrower or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 6.01 (other than in respect of self insurance); provided that, (i) in each such case, if the Indebtedness being guaranteed is subordinated to the Secured Obligations hereunder, then the Guarantee shall be subordinated to the same extent as the Indebtedness guaranteed and (ii) in the case of Guarantees of Indebtedness incurred pursuant to Section 6.01(w), such Guarantees shall be subordinated on terms at least as restrictive as the subordination terms of the Senior Note Guarantees;
     (l) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other Financial Institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds, so long as such Indebtedness is discharged within five Business Days;
     (m) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of, bankers’ acceptances and performance bonds, bid bonds, appeal bonds, completion guarantees, bank guarantees, letters of credit, warehouse receipts and surety bonds provided by the Borrower or a Restricted Subsidiary in the ordinary course of business;

     (n) the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price (including earn outs) or any similar obligations, in each case, incurred in connection with any Permitted Acquisition or Investment permitted pursuant to Sections 6.05(g), 6.05(h) and 6.05(j) or Asset Sale or other disposition not prohibited hereunder; provided that (i) in the case of any such Asset Sale or disposition, the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition and (ii) this clause (n) shall only apply to NY Real Property Subsidiaries in respect of Indebtedness constituting indemnification obligations arising from Asset Sales permitted under Section 6.04(b);
     (o) the incurrence of Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Funds Availability Date as the result of a Permitted Acquisition; provided that (i) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (ii) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary) and (iii)(A) the Capital Stock of such Person are pledged to the Collateral Agent to the extent required under Section 5.10 and (B) such Person executes a supplement to each of the Security Documents (or alternative guarantee and security arrangements in relation to the Secured Obligations) to the extent required under Section 5.10;
     (p) the incurrence by the Borrower (other than the NY Real Property Subsidiaries) of Indebtedness to finance a Permitted Acquisition; provided that (i) such Indebtedness is not guaranteed in any respect by any Person other than the Person acquired (the “acquired Person”) as a result of such Permitted Acquisition, and (ii)(A) the Borrower pledges the Capital Stock of such acquired Person to the Collateral Agent to the extent required under Section 5.10 and (B) such acquired Person executes a supplement to the Security Documents (or alternative guarantee and security arrangements in relation to the Secured Obligations) to the extent required under Section 5.10;
     (q) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness consisting of (i) obligations to pay insurance premiums, (ii) self-insurance obligations or (iii) take-or-pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Obligations.
     (r) [Intentionally omitted]
     (s) Guarantee obligations in respect of any Investment permitted pursuant to Sections 6.05(a), 6.05(c), 6.05(d) (to the extent existing on the Funds Availability Date), 6.05(e), 6.05(g), 6.05(h), 6.05(j), 6.05(o), 6.05(p) and 6.05(q);
     (t) Cash Management Obligations;
     (u) Indebtedness representing (i) workers compensation claims, (ii) health, disability or other employee benefits and (iii) deferred compensation to employees,

consultants or independent contractors of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;
     (v) Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock or Capital Stock Equivalents of the Borrower permitted by Section 6.06(b);
     (w) additional unsecured Indebtedness; provided that (i) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Revolving Credit Maturity Date; (ii) such Indebtedness is incurred by the Borrower; (iii) both immediately prior and after giving effect to the incurrence thereof, (A) no Default or Event of Default shall exist or result therefrom and (B) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenants and (iv) to the extent that such incurrence of additional unsecured Indebtedness exceeds an aggregate principal amount of $20,000,000, the Borrower delivers a certificate of a Financial Officer to the Administrative Agent at least 2 Business Days prior to the incurrence of such unsecured Indebtedness stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (w);
     (x) the incurrence by the Borrower or any Restricted Subsidiary of Environmental CapEx Debt or Necessary CapEx Debt (which Indebtedness may be secured to the extent provided in Section 6.02(bb)); provided that, prior to the incurrence of any such Environmental CapEx Debt or Necessary CapEx Debt, the Borrower shall deliver to the Administrative Agent an officers’ certificate by a Financial Officer designating such Indebtedness as Environmental CapEx Debt or Necessary CapEx Debt, as applicable;
     (y) Indebtedness incurred by the Borrower and its Restricted Subsidiaries in good faith to invest in nuclear decommissioning trusts or to comply with decommissioning agreements; and
     (z) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (y) above.
     For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (z) above, the Borrower shall, in its reasonable discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.
          SECTION 6.02. Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on, or assign any right to receive income or profits on, any property or asset now owned or hereafter acquired, except:

     (a) Liens held by the Collateral Agent pursuant to the Loan Documents on assets of the Borrower or any Subsidiary Guarantor securing the Secured Obligations of the Borrower or such Subsidiary Guarantor (including Liens securing Specified Commodity Hedging Transactions, Specified Credit Support Facilities and Additional Intercreditor Indebtedness and Related Agreements);
     (b) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, bid bonds, completion guarantees or other obligations of a like nature incurred in the ordinary course of business;
     (c) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 6.01(f), (o) and (p) hereof covering only the assets acquired with or financed by such Indebtedness;
     (d) Liens existing on the Funds Availability Date and set forth on Schedule 6.02(d) (Funding);
     (e) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision has been made to the extent required by GAAP;
     (f) Liens of landlords arising by statute and liens of suppliers, mechanics, repairmen, carriers, materialmen, bailees, warehousemen or workmen and other similar Liens, in each case (i) imposed by law or arising in the ordinary course of business, (ii) for amounts not yet due or that are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
     (g) any exception, minor defect or irregularity (i) listed on the title policies or on the surveys issued in connection with any Mortgaged Property and (ii) in respect of any Mortgaged Properties following the Funds Availability Date and other real property, other properly recorded easements, rights of way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions, oil, gas and other mineral interests, royalty interests and leases, encroachments, protrusions, zoning or land use rights and other similar charges or encumbrances, and with respect to (i) and (ii) that do not interfere in any material respect with the Permitted Business conducted at such Mortgaged Property or such other real property;
     (h) Liens to secure any Permitted Refinancing Indebtedness permitted under Section 6.01; provided that such Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof);
     (i) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits;

     (j) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any of its Restricted Subsidiaries, including rights of offset and set-off, in each case made in the ordinary conduct of the Permitted Business;
     (k) Liens arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the Permitted Business as proposed to be conducted at such real property;
     (l) statutory Liens arising under ERISA incurred in the ordinary conduct of the Permitted Business;
     (m) Liens existing on the assets of any Person that becomes a Restricted Subsidiary or existing on assets acquired, in each case pursuant to a Permitted Acquisition, to the extent the Liens on such assets secure Indebtedness permitted by Section 6.01(o); provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;
     (n) Liens on cash and Cash Equivalents (i) deposited by the Borrower or any of the Restricted Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties, or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds or issuer of letters of credit by the Borrower or any of the Restricted Subsidiaries, in each case incurred in the ordinary course of the Permitted Business to secure Interest Rate/Currency Hedging Obligations that are not secured by the Lien of the Collateral Agent, Commodity Hedging Transactions (other than Specified Commodity Hedging Transactions) and Credit Support Facilities (other than Specified Credit Support Facilities); provided, that at the time such Lien is incurred, the Borrower would be in pro forma compliance with its Financial Covenants as calculated with the most recent financial information delivered pursuant to Section 5.05(a) or (b) (as applicable) assuming that such cash and Cash Equivalents were no longer netted for purposes of the definition of Consolidated Total Net Debt;
     (o) set-off or netting rights granted by the Borrower or any Restricted Subsidiary of the Borrower pursuant to any Hedging Transactions, solely in respect of amounts owing under such agreements;
     (p) Liens arising from UCC financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases (other than any such leases entered into in violation of this Agreement);
     (q) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-210 of the UCC;
     (r) Liens on assets or securities granted or deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to purchase or sell such assets or securities if such purchase or sale is otherwise permitted hereunder;
     (s) Liens on assets of the Borrower or any Restricted Subsidiary with respect to Indebtedness in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided, however, that the assets of the NY Real Property Subsidiaries shall not be encumbered by Liens in respect of Indebtedness in an aggregate principal amount exceeding $50,000,000 at any time outstanding;
     (t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of the Permitted Business;
     (u) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;
     (v) Liens in respect of Cash Management Obligations;
     (w) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for Permitted Acquisitions made under Section 6.05(h);
     (x) restrictions contained in joint venture agreements triggering a default upon the Borrower or a Restricted Subsidiary’s pledge of its Equity Interests or other ownership interests in such joint venture; provided that the Loan Parties shall be in compliance with Section 5.15 when such Liens arise;
     (y) rights reserved to or vested in others to take or receive any part of, or royalties related to, the power, gas, oil, coal, lignite, nuclear fuel or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of the Borrower and the Restricted Subsidiaries and Liens upon the production from property of power, gas, oil, coal, lignite, nuclear fuel or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;
     (z) Liens on cash and Cash Equivalents deposited by the Borrower or any Restricted Subsidiary in margin accounts with or on behalf of credit clearing organizations, independent system operators, regional transmission organizations, state agencies or federal agencies;
     (aa) Liens, restrictions, regulations, Easements, exceptions or reservations of any Governmental Authority;
     (bb) Liens to secure Environmental CapEx Debt or Necessary CapEx Debt permitted by Section 6.01(x) that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt or Necessary CapEx Debt; provided, that the Liens securing such Indebtedness must be pari passu with, or junior to, the Liens on such assets securing the Secured Obligations; and

     (cc) Liens on Indebtedness permitted by Sections 6.01(k) or 6.01(z), to the extent that Liens are permitted on the underlying Indebtedness with respect thereto.
          SECTION 6.03. Limitation on Sale and Leaseback Transactions. Enter into any sale and leaseback transaction; provided that the Borrower or any Restricted Subsidiary may enter into a sale and leaseback transaction if (a) the Borrower or such Restricted Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt (if any) relating to such sale and leaseback transaction under Section 6.01(f) hereof and (ii) incurred a Lien to secure such Indebtedness (if any) or other obligations associated with such transaction pursuant to Section 6.02(c); (b) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is subject of that sale and leaseback transaction; and (c) in the event that such sale and leaseback transaction constitutes an Asset Sale, the transfer of assets in that sale and leaseback transaction is permitted by Section 6.04.
          SECTION 6.04. Mergers, Consolidations and Sales of Assets. (a)(x) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or (y) sell, transfer, lease, issue or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Restricted Subsidiary (other than a NY Real Property Subsidiary) may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Restricted Subsidiary (other than a NY Real Property Subsidiary) may merge into or consolidate with any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and no Person other than the Borrower or a Restricted Subsidiary receives any consideration (provided that if any party to any such transaction is (A) a Loan Party, the surviving entity of such transaction shall be a Loan Party and (B) a Domestic Subsidiary, the surviving entity of such transaction shall be a Domestic Subsidiary), (iii) any merger or consolidation of a Restricted Subsidiary (other than a NY Real Property Subsidiary) will be permitted in connection with an Investment permitted by Sections 6.05(h) or 6.05(j) and (iv) any Restricted Subsidiary (other than a NY Real Property Subsidiary) may liquidate or dissolve or, solely for purposes of reincorporating in a different jurisdiction, merge if the Borrower determines in good faith that such liquidation or dissolution or merger is in the best interests of the Borrower and could not reasonably be expected to result in a Material Adverse Effect;
          (b) Consummate any Asset Sale (notwithstanding that it may be otherwise permitted under paragraph (a) above) unless (i) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; (ii) at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash (for purposes of this provision, any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt of such securities, notes or other obligations, to the extent of the cash received in that conversion will be deemed to be cash); (iii) any consideration received by the Borrower or any Subsidiary Guarantor in connection with such Asset Sale pursuant to this paragraph (b) that is in the form of Indebtedness shall be pledged to the Collateral Agent pursuant to Section 5.10; (iv) with respect to any such Asset Sale, the Borrower shall be in compliance, on a pro forma basis after giving effect to such Asset Sale, with the Financial Covenants as if such Asset Sale had occurred on the first day of the applicable Test Period; and (v) after giving effect to any such Asset Sale, no Default or Event of Default shall have occurred and be continuing; provided that with respect to any such Asset Sale pursuant to this clause (b), the aggregate amount of consideration received from and after the Funds Availability Date shall not exceed 5% of net property, plant and equipment of the Borrower and its Restricted Subsidiaries, calculated on a cumulative basis; provided that no more than $50,000,000 of such aggregate consideration received from and after the Funds Availability Date may be from Asset Sales of the assets of the NY Real Property Subsidiaries.
          SECTION 6.05. Limitation on Investments. Make any Investment except for:
     (a) extensions of trade credit, asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary conduct of the Permitted Business;
     (b) Cash Equivalents;
     (c) loans and advances to officers, directors and employees of the Borrower or any of its Restricted Subsidiaries (i) to finance the purchase of Capital Stock of the Borrower (provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Borrower in cash as common equity), (ii) for reasonable and customary business related travel expenses, relocation expenses and similar expenses, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above in an aggregate principal amount at any time outstanding with respect to this clause (iii) not exceeding $5,000,000 in any fiscal year (with unused amounts in any such period being carried-forward to any succeeding fiscal year);
     (d) Investments existing on the Funds Availability Date that are set forth in Schedule 6.05(d) and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the Funds Availability Date;
     (e) Investments (i) consisting of the purchase or acquisition of Commodity Hedging Transactions, Interest Rate Hedging Transactions and Currency Hedging Transactions or (ii) resulting from mark to market exposure in respect of Commodity Hedging Transactions, Interest Rate Hedging Transactions and Currency Hedging Transactions, in each case to the extent not prohibited by Sections 6.01(j) or 6.15;
     (f) Investments received in connection with the bankruptcy or reorganization of trade creditors, trade counterparties, suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers;
     (g) Investments (including in the form of loans) by (i) any Loan Party in another Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party in (A) any Loan Party or (B) another Restricted Subsidiary that is not a Loan Party;
     (h) Investments constituting Permitted Acquisitions;

     (i) Investments made to repurchase or retire common stock of the Borrower owned by any employee stock ownership plan or key employee, directors and officers, or other stock ownership plans of the Borrower;
     (j) additional Investments by the Borrower and its Restricted Subsidiaries in entities that are not Loan Parties (including (i) Investments in Unrestricted Subsidiaries, (ii) Minority Investments and (iii) Letters of Credit Issued on behalf of (x) EquaGen or any subsidiary of EquaGen, if EquaGen or such subsidiary is not a Subsidiary Guarantor at such time, or (y) any Subsidiary that is not a Subsidiary Guarantor), but excluding any Proposed Acquisition, in each case as valued at the Fair Market Value of such Investment at the time each such Investment is made, in an aggregate amount that, at the time such Investment is made, would not exceed the sum of (A) $150,000,000 plus (B) the Available Amount at such time plus (C) to the extent such amounts do not increase the Available Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made) plus (D) the face amount of any expired, cancelled or terminated Letter of Credit described in clause (iii) above; provided, that after giving effect to such additional Investment (i) such Investment shall result in the Collateral Agent, for the benefit of the Senior Secured Parties, being granted a security interest in any Equity Interests and/or any assets acquired to the extent required by Sections 5.10 and/or 5.11; (ii) no Default or Event of Default shall have occurred and be continuing and (iii) the Borrower shall be in compliance, on a pro forma basis after giving effect to such Investment, with the Financial Covenants, as such covenants are recomputed as of the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Sections 5.05(a) or 5.05(b) as if such Investment had occurred on the first day of the applicable Test Period.
     (k) Investments permitted under Section 6.06;
     (l) Investments constituting Guarantees permitted under Section 6.01;
     (m) Investments consisting of non-cash consideration permitted to be received under Section 6.04(b);
     (n) in connection with an Asset Sale or other disposition not prohibited by this Agreement, investments of property or assets of the Borrower or any of its Restricted Subsidiaries to the extent reasonably necessary to consummate any disposition of such property or assets (or of the Capital Stock of the Person holding such property or assets) permitted hereunder or to optimize the tax benefits or minimize the adverse tax consequences of any such disposition;
     (o) Investments made by the Borrower and its Restricted Subsidiaries in good faith to invest in nuclear decommissioning trusts or to comply with decommissioning agreements;
     (p) the acquisition by the Borrower of any Equity Interests of EquaGen not owned by the Borrower as of the Funds Availability Date, provided that the Collateral Agent shall be granted a security interest in such Equity Interests pursuant to Section

5.10, and if EquaGen shall thereafter be a wholly-owned Subsidiary, then EquaGen shall become a Restricted Subsidiary and a Subsidiary Guarantor; and
     (q) additional Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount not to exceed $150,000,000 at any time outstanding (without giving effect to any write downs or write offs thereof);
     provided, however that no intercompany Investments or advances may be made by the Borrower and its Restricted Subsidiaries for the purpose of making payments prohibited by the proviso at the end of Section 6.06 during any period when the restrictions set forth in such proviso are in effect.
          SECTION 6.06. Limitation on Dividends. Declare or pay any dividends (other than dividends payable solely in its Capital Stock or Capital Stock Equivalents) or return any capital to its shareholders or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any Capital Stock Equivalents), or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 6.05 (except for any such Investment involving the purchase of Capital Stock of the Borrower from shareholders of the Borrower)) any shares of any class of the Capital Stock of the Borrower, now or hereafter outstanding (or any Capital Stock Equivalents) (all of the foregoing, “Dividends”); provided, that so long as no Default or Event of Default exists or would exist after giving effect thereto:
     (a) the Borrower may redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock; provided that such other class of Capital Stock contains terms and provisions at least as advantageous to the Lenders in all material respects as those contained in the Capital Stock redeemed thereby;
     (b) the Borrower may repurchase shares of its Capital Stock (or any Capital Stock Equivalents) held by current or former officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $30,000,000 in the aggregate from and after the Separation, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements, employment agreements or shareholder agreements or termination agreements;
     (c) in addition to clause (d) below, the Borrower or any Restricted Subsidiary may declare and make distributions or Dividends on its Capital Stock at any time or pay other Dividends; provided that (i) the aggregate amount of all such distributions or Dividends paid by the Borrower pursuant to this clause (c) shall not exceed the Available Amount at the time of such distribution or Dividend and (ii) the Borrower and its Restricted Subsidiaries would be in pro forma compliance with all Financial Covenants for the most recent Test Period for which financial statements are publicly available after giving effect to such distribution or Dividend;

     (d) any Restricted Subsidiary may pay any Dividend (or, in the case of any partnership or limited liability company, any similar distribution) to (i) any Loan Party or (ii) the holders of its Equity Interests on a pro rata basis;
     (e) the Borrower may (i) make payments to holders of the Borrower’s Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
     (f) the Borrower may enter into transactions for the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Capital Stock of the Borrower pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by the Board of Directors of the Borrower);
     (g) the Borrower or any Restricted Subsidiary may pay any Dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;
     (h) the Borrower or any Restricted Subsidiary may pay Dividends in an amount equal to withholding or similar Taxes payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members);
     (i) the Borrower or any Restricted Subsidiary may make payments, advances or loans (or cancellation of loans), pursuant to employment and severance arrangements and health and benefit plans or agreements between the Borrower and its Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business;
     (j) the Borrower or any Restricted Subsidiary may make payments pursuant to tax sharing agreements among the Borrower and/or its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and/or its Subsidiaries; and
     (k) the Borrower may redeem in whole or in part any of its preferred stock with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock (other than Disqualified Stock);
     provided, however that (i) following the delivery of a blockage notice to the Subsidiary Guarantors under the Senior Note Guarantees and any Funds Availability Indebtedness Guarantees as provided in the Intercreditor Agreement and until such notice terminates as set forth in the Intercreditor Agreement or has otherwise been rescinded or (ii) after the occurrence and during the continuation of any payment default under any Designated Senior Indebtedness (as such term is defined in the Senior Note Documents as in effect on the Funds Availability Date), no dividend or distribution of any kind may be made pursuant to this Section 6.06 or otherwise, the proceeds of which would be used by the Borrower or any Restricted Subsidiary to pay any obligations owing under the Senior Notes, any Funds Availability Indebtedness or any Senior Note Guarantees or Funds Availability Indebtedness Guarantees.
          SECTION 6.07. Limitations on Debt Payments; Restrictive Agreements. (a) Make any distribution, whether in cash, property, securities or a combination thereof, other than regularly scheduled payments of principal, fees and interest as and when due (to the extent not prohibited by applicable subordination provisions and whether or not such regularly scheduled payments may at the obligor’s option be paid in kind or in other securities), in respect of, or pay, or offer or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, any Subordinated Indebtedness (other than intercompany Indebtedness of the Borrower and the Subsidiaries), except (i) the incurrence of Permitted Refinancing Indebtedness (and the payment of any interest, fees and premiums payable in respect of the principal being refinanced in connection therewith), and (ii) any such payment or distribution in an aggregate amount not in excess of the Available Amount at the time of such payment or distribution; or
          (b) Utilize the proceeds of the Loans to pay, redeem, repurchase, retire or otherwise acquire for consideration any senior unsecured Indebtedness,
          (c) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent securing the Secured Obligations (it being understood that any agreement that contains general prohibitions or restrictions on the existence of Liens but expressly permits Liens in favor of the Collateral Agent securing the Secured Obligations shall not be prohibited or otherwise limited by the covenant contained in this Section 6.07(c)); provided that the foregoing shall not apply to:
     (i) restrictions and conditions imposed by Applicable Laws;
     (ii) customary restrictions and conditions contained in (A) agreements relating to the purchase or sale of a Restricted Subsidiary or asset pending such purchase or sale and (B) purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions on the property purchased or leased, in each case to the extent that such restrictions and conditions apply only to the Restricted Subsidiary or asset that is to be purchased or sold and such purchase or sale is permitted under this Agreement;
     (iii) restrictions or conditions in agreements or arrangements existing on the Funds Availability Date and listed on Schedule 6.07(c), and any extensions, renewals, amendments or modifications of such agreements or arrangements to the extent that such restrictions or conditions are not expanded or otherwise made more restrictive than such existing restrictions or conditions, in each case in any material respect;
     (iv) restrictions or conditions imposed by any agreement relating to any Indebtedness incurred by a Restricted Subsidiary or otherwise encumbering property at the time of its purchase and prior to the date on which such Restricted Subsidiary or such property was acquired by the Borrower or another Restricted Subsidiary if such conditions or restrictions relate only to the property or assets of such Restricted Subsidiary and its subsidiaries or such acquired property (provided that such restrictions or conditions are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or such property being acquired), and any extensions, renewals, amendments or modifications thereto that do not expand or otherwise make such existing restrictions or conditions more restrictive, in each case in any material respect;
     (v) restrictions in connection with sale and leaseback transactions permitted by Section 6.03, but only with respect to the assets subject to such transactions;
     (vi) customary provisions in joint venture, stockholder, membership, limited liability company or partnership agreements or organizational documents relating to joint ventures or partnerships or owners and customary provisions (including negative pledges) in leases, licenses, permits and other contracts restricting the assignment, disposition or distribution thereof (whether for collateral purposes or otherwise) or otherwise restricting or affecting the property subject thereto (provided that the Borrower or applicable Restricted Subsidiary has complied with its obligation under Section 5.15 to use commercially reasonable efforts to eliminate such restriction);
     (vii) any negative pledge in favor of the holder of a Permitted Lien on the property subject to such Permitted Lien and any negative pledge on any accounts receivable, payment intangibles, instruments or other similar rights to payment from a counterparty;
     (viii) customary non-assignment provisions in contracts, agreements, leases, permits and licenses;
     (ix) restrictions on cash or other deposits imposed by customers under contracts entered into in connection with the Permitted Business; and
     (x) customary restrictions or conditions contained in any netting, operating, construction, service, supply, purchase or sale agreements to which the Borrower or any Restricted Subsidiary enters into in connection with the Permitted Business; provided that such agreement prohibits the encumbrance or transfer of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not of any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.
          (d) Directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries; (ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries (except restrictions encumbering property at the time such property was acquired by the Borrower or any of its Restricted Subsidiaries, so long as such restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition). The restrictions in this Section 6.07(d) will not apply to encumbrances or restrictions existing under or by reason of:

     (A) any Indebtedness permitted under Section 6.01, including, without limitation, (x) the Senior Notes and Funds Availability Indebtedness (in each case, as in effect on the Funds Availability Date) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements permitted under this Agreement; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to restrictions described in clauses (d)(i) through (iii) above than those contained in the applicable Separation Financing Documents on the Funds Availability Date, (y) purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions on the property purchased or leased and any agreement for the sale or other disposition of the stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition; provided, in each case, to the extent that such restrictions apply only to the property or Restricted Subsidiary that is to be purchased or sold, and that such purchase or sale or other disposition is otherwise permitted under this Agreement and (z) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
     (B) any Loan Document;
     (C) restrictions and conditions imposed by Applicable Laws;
     (D) customary non-assignment provisions in contracts, agreements, leases, permits and licenses;
     (E) Liens permitted to be incurred under the provisions of Section 6.02 that limit the right of the debtor to dispose of the assets subject to such Liens;
     (F) asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;
     (G) any instrument governing Capital Stock of (x) a Restricted Subsidiary existing at the time it became a Restricted Subsidiary or (y) a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except, in each case, to the extent such Capital Stock was incurred in connection with or in contemplation of such acquisition or transaction or series of transactions pursuant to which the Restricted Subsidiary became a Restricted Subsidiary), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
     (H) restrictions on cash or other deposits imposed by customers under contracts entered into in connection with the Permitted Business; and

     (I) customary restrictions or conditions contained in any netting, operating, construction, service, supply, purchase or sale agreements to which the Borrower or any Restricted Subsidiary enters into in connection with the Permitted Business; provided that such agreement prohibits the encumbrance or transfer of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not of any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;
     (J) any encumbrance or restriction of the type referred to in clauses (i), (ii) or (iii) of this Section 6.07(d) (except to the extent that any of clauses (A) through (I) of this Section 6.07(d) refers or applies only to certain of such clauses (i), (ii) or (iii), and, in such case, only to such applicable clause), imposed by any amendments, modifications, restatements, renewals, increases, supplements, or replacements of the contracts, instruments or obligations referred to in clauses (A) through (I) of this Section 6.07(d); provided that such amendments, modifications, restatements, renewals, increases, supplements, replacements or refinancings are, when taken as a whole, in the good faith judgment of a Financial Officer of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement or replacement.
          SECTION 6.08. Transactions with Affiliates. (a) Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower other than as excluded pursuant to Section 6.08(b) (each, an “Affiliate Transaction”), unless (i) the Affiliate Transaction is on terms that are no less favorable to the Borrower (as reasonably determined by the Borrower) or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and (ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, a resolution of the Board of Directors of the Borrower attached to an officers’ certificate certifying that such Affiliate Transaction complies with clause (i) of this Section and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors.
          (b) The following items shall not constitute Affiliate Transactions and, therefore, will not be subject to the provisions of this Section:
     (i) any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors of the Borrower in good faith;
     (ii) transactions between or among the Loan Parties;

     (iii) payment of reasonable fees and other compensation to directors who are not otherwise Affiliates of the Borrower;
     (iv) Investments or Dividends that do not violate Section 6.05 or 6.06 hereof;
     (v) transactions permitted by, and complying with, the provisions of Section 6.04(a);
     (vi) agreements in effect as of the Funds Availability Date that are set forth on Schedule 6.08(b) and amendments thereto or replacements thereof, so long as any such amendment or replacement agreement taken as a whole is not materially more disadvantageous to the Borrowers and its Restricted Subsidiaries than such existing agreement as determined in good faith by the Borrower; provided, however, that any amendments to a Key Contract shall comply with Section 5.15;
     (vii) posting of Letters of Credit issued hereunder (subject, where applicable, to Section 6.05(j)), or letters of credit issued pursuant to other financing facilities to support the obligations of any Excluded Subsidiary or of EquaGen or any of its subsidiaries;
     (viii) any tax sharing agreement between or among the Borrower and its Subsidiaries so long as such tax sharing agreement is on fair and reasonable terms with respect to each participant therein (as determined in good faith by senior management of the Borrower at the time such agreement is entered into); and
     (ix) any agreement to do any of the foregoing.
          SECTION 6.09. Business Activities. Enter into any business, either directly or through any Restricted Subsidiary, except for the Permitted Business. Notwithstanding the foregoing, the NY Real Property Subsidiaries shall engage solely in the business such NY Real Property Subsidiaries were engaged in on the Funds Availability Date.
          SECTION 6.10. Other Indebtedness and Agreements. (a) Effect any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement in respect of any Material Indebtedness to effectively refinance such Material Indebtedness if such refinancing would have been prohibited by the definition of Permitted Refinancing Indebtedness or otherwise prohibited under this Agreement;
          (b) Amend its Constituent Documents, except for changes and amendments that do not materially adversely affect the interests of the Senior Secured Parties under the Loan Documents or in the Collateral; and
          (c) Modify, alter, amend, extend, renew, replace, knowingly waive strict and timely performance of any compliance with (including waiving any default under), terminate, cancel, suspend or assign any Material Contract or any term, agreement, provision, item, obligation or covenant contained in any Material Contract, if to do so could reasonably be expected to have a Material Adverse Effect.
          SECTION 6.11. Designation of Restricted, Unrestricted and Immaterial Subsidiaries. The Board of Directors of the Borrower (or any committee expressly authorized by the Board of Directors of the Borrower) may designate any Restricted Subsidiary to be an Unrestricted Subsidiary or an Immaterial Subsidiary, in accordance with the definitions thereof, if such designation would not cause a Default or Event of Default. If a Restricted Subsidiary, newly acquired Subsidiary or newly formed Subsidiary is designated as an Unrestricted Subsidiary or an Immaterial Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary or an Immaterial Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Investments under Section 6.05(j). Such designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary or Immaterial Subsidiary, as applicable. The Board of Directors of the Borrower may redesignate any Unrestricted Subsidiary or Immaterial Subsidiary to be a Restricted Subsidiary if such redesignation would not cause a Default or Event of Default.
          SECTION 6.12. Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any Test Period ending during any period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio
Funds Availability Date to the Revolving Credit
Maturity Date	1.5 to 1.0
     SECTION 6.13. Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the last day of any Test Period ending during any period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
Funds Availability Date to the Revolving Credit
Maturity Date	5.0 to 1.0
          SECTION 6.14. Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting, provided, that with respect to any such change that delays the fiscal year-end, the Borrower shall deliver financial information required by Section 5.05(b) for all intervening fiscal quarters, including the fiscal quarter that was formerly the year-end.
          SECTION 6.15. No Speculative Hedging Transactions. Neither the Borrower nor any Restricted Subsidiary shall engage in any speculative Hedging Transactions except (i) as set forth in the definition of Commodity Hedging Transactions and (ii) Interest Rate Hedging Transactions and Currency Hedging Transactions for the sole purpose of hedging in the normal course of the Permitted Business. For the avoidance of doubt, the determination as to whether or not a Hedging Transaction is speculative shall be made as of the date such Hedging Transaction is entered into by the Borrower or the applicable Restricted Subsidiary.

          SECTION 6.16. Specified Commodity Hedging Transactions. (a) So long as any Specified Commodity Hedging Transaction is secured by the Collateral Agent’s Lien on the Collateral, provide any Credit Support Facilities or arrange for Credit Support Facilities with respect to such Specified Commodity Hedging Transaction.
          (b) For so long as the Intercreditor Agreement is in effect, following the occurrence and during the continuation of a payment “Default” or an “Event of Default” under one or more “Series of Secured Obligations” that constitute “Material Indebtedness” (as each such term is defined in the Intercreditor Agreement), make any payment (other than Ordinary Course Settlement Payments (as such term is defined in the Intercreditor Agreement)) under any Specified Commodity Hedging Transaction, which payment is prohibited under the Intercreditor Agreement.
ARTICLE VII
Events of Default
          SECTION 7.01. Signing Date Events of Default. From and after the Signing Date and until the earlier of (i) the Funds Availability Date and (ii) the Outside Date, each of the following shall be an Event of Default hereunder:
     (a) any representation or warranty made or deemed made in or in connection with any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document by any Loan Party, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default in the payment of any interest or any fee or any other amount due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;
     (c) default in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in (i) Section 1.01 of Annex V or (ii) Sections 1.03, 1.04 and 1.06 of Annex VI;
     (d) default in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b) or (c) above) and such default shall continue unremedied for a period of 30 days after the earlier of (a) notice thereof from the Administrative Agent, the Collateral Agent or any Lender to the Borrower and (b) the date when a Responsible Officer of the Borrower becomes aware of such default;
     (e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Borrower or any of its Restricted Subsidiaries in an involuntary case; (ii) appoints a custodian of the Borrower or any of its Restricted Subsidiaries or for all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries; or (iii) orders the liquidation of the Borrower or any of its Restricted Subsidiaries; and, in each of clauses (i), (ii) or (iii), the order or decree remains unstayed and in effect for 60 consecutive days; or
     (f) the Borrower or any of its Restricted Subsidiaries, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due.
          SECTION 7.02. Funds Availability Date Events of Default. From and after the Funds Availability Date, each of the following shall be an Event of Default hereunder:
     (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document by any Loan Party, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) default in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;
     (d) default in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Sections 5.01, (solely with respect to the Borrower or Core Asset Subsidiaries, EquaGen (to the extent it is a Subsidiary of the Borrower) and Enexus Power Marketing, LLC), 5.06 or 5.09 or in Article VI;
     (e) default in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (a) notice thereof from the Administrative Agent, the Collateral Agent or any Lender to the Borrower and (b) the date when a Responsible Officer of the Borrower becomes aware of such default;
     (f) the Borrower or any Restricted Subsidiary shall in respect of any Material Indebtedness: (i) fail to pay any principal or interest (regardless of amount due) when and as the same shall become due and payable (after giving effect to any applicable grace period) or (ii) suffer the occurrence of any other event (including an Early Termination Event (as defined in the Intercreditor Agreement)) or condition that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this sub-clause (ii) shall not apply to secured Indebtedness that becomes due as a result of a sale or transfer of the property or assets securing such Indebtedness that is permitted under this Agreement;
     (g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Borrower or any of its Restricted Subsidiaries in an involuntary case; (ii) appoints a custodian of the Borrower or any of its Restricted Subsidiaries or for all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries; or (iii) orders the liquidation of the Borrower or any of its Restricted Subsidiaries; and, in each of clauses (i), (ii) or (iii) above, the order or decree remains unstayed and in effect for 60 consecutive days;
     (h) the Borrower or any of its Restricted Subsidiaries, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due;
     (i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (excluding therefrom any amount covered by insurance) shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;
     (j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $100,000,000;
     (k) except as permitted by this Agreement or as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents, (i) any Guarantee under the Guarantee and Collateral Agreement shall be held by a final decision issued in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, (ii) any Loan Party shall assert in writing that any provision of any Loan Document after delivery thereof for any reason fails or ceases to be valid and binding on, or enforceable against, any Loan Party party thereto or (iii) any Security Document shall for any reason (other than pursuant to a failure of any Agent, Lender or any agent appointed thereby to take any action within the sole control of such Persons) fail or cease to create a valid and enforceable Lien on any Collateral with a value greater than $50,000,000 purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien (subject to any prior Permitted Liens), or any Loan Party shall so state in writing; or
     (l) there shall have occurred a Change of Control.

          SECTION 7.03. Remedies. (a) From and after the Signing Date and prior to the Funds Availability Date, during the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, by notice to the Borrower (i) declare that all or any portion of the Commitments be terminated and (ii) declare fees or other amounts that have accrued to be forthwith due and payable, whereupon such accrued fees and other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default with respect to the Borrower or any Restricted Subsidiary specified in Sections 7.01(e) or 7.01(f), (A) the Commitments of each Lender shall each automatically be terminated and (B) all such accrued fees and other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by Applicable Law.
          (b) From and after the Funds Availability Date, during the continuance of any Event of Default, the Administrative Agent (i) with the consent of the Required Lenders may, and, at the request of the Required Lenders, shall, by notice to the Borrower declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (ii) with the consent of the Required Lenders may and, at the request of the Required Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Secured Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and such Secured Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Sections 7.02(g) or 7.02(h), with respect to the Borrower or any other Loan Party (A) the Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (B) the Loans, all such interest and all such amounts and such Secured Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Security Documents in accordance with the terms thereof or any other remedies provided for by Applicable Law.
          SECTION 7.04. Application of Funds. Without limitation of, and after giving effect to, Section 6.7 of the Guarantee and Collateral Agreement and Section 3.5 of the Intercreditor Agreement, all proceeds received by the Administrative Agent or the Collateral Agent or any other Person in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Security Document shall be held by the Administrative Agent or the Collateral Agent as Collateral for, and applied in full or in part by the Administrative Agent or the Collateral Agent against, the applicable Secured Obligations arising hereunder then due and owing as set forth in Section 2.13(g).

ARTICLE VIII
The Agents and the Arrangers
          SECTION 8.01. Authorization and Action. (a) Each Lender and each Issuer hereby irrevocably (and each holder of any Note by its acceptance of such Note shall be deemed to) appoint the Administrative Agent as its agent and authorize the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent hereby accepts such appointment and hereby agrees to act in such capacity. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized by the Lenders, the Issuers and each holder of each Note to execute any and all documents (including releases and the Intercreditor Agreement) with respect to the Collateral and the rights of the Senior Secured Parties with respect thereto, and to appoint the Collateral Agent as their agents in respect of the Intercreditor Agreement and the other Security Documents, in each case as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. Each Lender, each Issuer and each holder of each Note hereby agrees to be bound by the priority of the security interests and allocation of the benefits of the Collateral and proceeds thereof set forth in the Security Documents. Each Lender, each Issuer and each holder of each Note hereby authorizes the Administrative Agent in its capacity as such to act as its Secured Obligations Representative for purposes of the Intercreditor Agreement. The Administrative Agent in its capacity as Secured Obligations Representative is hereby expressly authorized and directed by each Lender, each Issuer and each holder of each Note to execute the Intercreditor Agreement and the other Security Documents (and any other documents contemplated thereby) on behalf of the Lenders, the Issuers and the holders of Notes on the Signing Date and from and after the Funds Availability Date, as applicable.
          (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), neither the Agents nor the Arrangers shall be required to exercise any discretion or take any action, but shall be entitled to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders, each Issuer and each holder of each Note; provided, however, that neither Agent nor either Arranger shall be required to take any action that it in good faith believes exposes it to personal liability unless such Agent or such Arranger receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or Applicable Law. If the Administrative Agent or the Arrangers request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent and the Arrangers shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent and the Arrangers shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, no Lender, Issuer or the holder of any Note shall have any right of action whatsoever against the Administrative Agent or either Arranger as a result of the Administrative Agent or such Arranger acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders. The Agents agree to give to each Lender and each Issuer prompt notice of each notice given to it by the other Agent, the

Arrangers or any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.
          (c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent and the Arrangers are acting solely on behalf of the Lenders and the Issuers, except in the case of the Administrative Agent with respect to the limited extent it acts as an agent of the Borrower in maintaining the Register provided for in Section 9.04(d), and its duties are entirely administrative in nature. Neither the Administrative Agent nor the Arrangers assume, and none of them shall be deemed to have assumed, any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer, holder of any Note or holder of any other Secured Obligation. The Administrative Agent and the Arrangers may perform any of its duties under any Loan Document by or through its agents or employees.
          (d) Each Agent and each Arranger may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent, each Arranger and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of each Agent, each Arranger and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as their activities as Agent or Arranger.
          (e) The Syndication Agent shall not have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.
          SECTION 8.02. Obligation of Arrangers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, it is understood and agreed that, with respect to any agreement, instrument, certificate or any other document or information delivered or required to be delivered to the Arrangers and/or the Administrative Agent on or prior to the Funds Availability Date (other than any Borrowing Request required pursuant to Section 2.02(a) or any Letter of Credit Request required pursuant to Section 2.03(c)) and any action taken or required to be taken by the Borrower or any of its Subsidiaries prior to or on the Funds Availability Date (i) each Lender irrevocably authorizes the Arrangers to determine the conformity of any such document or action (or the failure to take such action) with the requirements of this Agreement or such Loan Document, and the Administrative Agent shall have no obligations or duties hereunder or under any other Loan Document (and shall incur no liability) with respect thereto and (ii) the provisions of this Section 8 (other than Section 8.01(a)) shall apply, mutatis mutandis, to each of the Arrangers acting in such capacity; provided, that prior to and on the Funds Availability Date neither Arranger shall have any liability except as expressly set forth in the first sentence of Section 8.03 below, and provided, further that after the Funds Availability Date (x) neither Arranger shall have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and (y) neither Arranger shall incur any liability hereunder or thereunder in such capacity.
          SECTION 8.03. Agents’ Reliance, Etc. (a) None of the Agents, the Arrangers or any of their Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Without limiting the foregoing, (i) the Agents may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.04 (and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor), (ii) the Agents may rely on the Register to the extent set forth in Section 9.04, (iii) the Agents and the Arrangers may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) neither the Agents nor the Arrangers make any warranty or representation to any Lender or Issuer and none of them shall be responsible to any Lender or Issuer for any statements, recitals, information, warranties or representations made by or on behalf of any Loan Party in, or in connection with, this Agreement, any other Loan Document or in any document, certificate or other writing delivered in connection herewith or therewith, (v) neither the Agents nor the Arrangers shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent or such Arranger by a Borrower or a Lender, (vi) neither Agent nor the Arranger shall have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence, or possible existence, of any Default or Event of Default, (vii) neither Agent nor the Arrangers shall be responsible to any Lender, Issuer, holder of any Note or holder of any other Secured Obligation for the due execution, legality, validity, enforceability, genuineness, collectibility, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, (viii) neither Agent nor the Arrangers shall have a duty to confirm the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent and (ix) neither Agent nor the Arrangers shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.
          (b) Each Agent and each Arranger shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent and each Arranger may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent and each Arranger may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 8.04. Posting of Approved Electronic Communications. (a) Each of the Lenders, the Issuers and each Loan Party agree that the Agents (and, if applicable, the Arrangers) may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders, Issuers and prospective assignees, participants or other transferees by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
          (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Funds Availability Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
          (c) The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the approved electronic platform or the Approved Electronic Communications.
          (d) Each of the Lenders, the Issuers and each Loan Party agree that the Administrative Agent (and, if applicable, the Arrangers) may, but (except as may be required by Applicable Law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s (or such Arranger’s) generally-applicable document retention procedures and policies.
          SECTION 8.05. The Agents Individually. Each bank serving as an Agent or Arranger hereunder shall have the same rights and powers in its capacity as a Lender or Issuer as any other Lender or Issuer and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or any Affiliate thereof as if it were not an Agent or Arranger hereunder, and may accept fees from the Borrower or any Subsidiary or Affiliate thereof for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, each Agent and each Arranger in its individual capacity as a Lender or as one of the Required Lenders.
          SECTION 8.06. Lender Credit Decision. Each Lender, each Issuer and the holder of each Note acknowledges that it has, independently and without reliance upon the

Agents, the Arrangers or any other Lender, conducted its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit and has made its own credit analysis and decision to enter into this Agreement. Each Lender, each Issuer and the holder of each Note also acknowledges that it shall, independently and without reliance upon the Agents, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for the documents expressly required by any Loan Document to be transmitted by the Agents or the Arrangers to the Lenders or the Issuers, neither the Agents nor the Arrangers shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender, any Issuer or the holder of any Note with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of the Agents, the Arrangers or any of their respective Affiliates or any employee or agent of any of the foregoing.
          SECTION 8.07. Indemnification. Each Lender agrees to indemnify each Arranger, each Agent and each of its Affiliates and agents and their respective directors, officers, employees, agents and advisors (collectively, “Indemnified Persons”) from and against such Lender’s aggregate Ratable Portion (determined at the time such indemnity is sought, it being understood and agreed that if the Revolving Credit Termination Date shall have occurred, such determination shall be made immediately prior to giving effect thereto) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, such Indemnified Persons in any way relating to, or arising out of, this Agreement or the other Loan Documents or any action taken or omitted by such Indemnified Persons under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Indemnified Persons’ gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the applicable Indemnified Person promptly upon demand for its Ratable Portion (determined at the time such reimbursement is sought, it being understood and agreed that if the Revolving Credit Termination Date shall have occurred, such determination shall be made immediately prior to giving effect thereto) of any out-of-pocket expenses (including reasonable fees, expenses and disbursements of financial and legal advisors) incurred by Indemnified Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that such Agent or such Arranger is not reimbursed for such expenses by the Borrower or another Loan Party pursuant to Section 9.05 or other indemnity provisions in any Loan Document.
          SECTION 8.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower (and may be removed by Required Lenders if it is a Defaulting Lender). Unless otherwise agreed by the resigning Administrative Agent, any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuer in accordance with the provisions Section 2.03(l). Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative

Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 20 days after such retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). If no successor Administrative Agent has been appointed pursuant to the preceding sentences by the 30th day after the date of such retiring Administrative Agent’s notice of resignation, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent (which appointment shall be subject to the prior written approval of the Borrower (such approval not to be unreasonably withheld) unless an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, respectively, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Administrative Agent under the Loan Documents. After such resignation or removal, the retiring Administrative Agent, its sub-agents and their Related Parties shall continue to have the benefit of this Article VIII and Section 9.05 as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          SECTION 8.09. Withholding of Taxes. To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
     (a) if to the Borrower, to it at 1018 Highland Colony Parkway, Suite 800, Ridgeland, Mississippi 39157, Attention of the Treasurer (Tel. No. 601-790-3200; Fax No. (601) 790-3171); with a copy to Enexus Energy Corporation at 1018 Highland

Colony Parkway, Ridgeland, MS 39157, Attention of the General Counsel (Tel. No. 601-790-3200; Fax No. (601) 790-3166);
     (b) if to the Administrative agent, to BNP Paribas at 525 Washington Boulevard , Jersey City, NJ, 07310, Attention of Socorro Lantin (Tel. No. (201) 850-6577; Fax No. (201) 850-4020; Email: nyls.agency.support@americas.bnpparibas.com); with a copy to White & Case LLP at 1155 Avenue of the Americas, New York, NY 10036-2787, Attention of Scott M. Zemser (Tel. No. (212) 819-8960; Fax No. (212) 354-811; Email: szemser@whitecase.com).
     (c) if to the Collateral Agent, to The Bank of Nova Scotia Trust Company of New York at One Liberty Plaza, New York, NY 10006, Attention of John Neylan (Tel. No. (212) 225-5065; Fax No. (212) 225-5436; Email: john_neylan@scotiacapital.com); with copies to Shearman & Sterling LLP, at 599 Lexington Avenue, New York, NY 10022-6069, Attention of Christopher Poggi (Tel. No. (212) 848 7538; Email: cpoggi@shearman.com); and to Shearman & Sterling LLP, at 599 Lexington Avenue, New York, NY 10022-6069, Attention of Ji Hong (Tel. No. (212) 848 7417; Email: jhong@shearman.com); and
     (d) if to a Lender or Arranger, to it at its address (or fax number) set forth on Schedule 2.01 hereto or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto, or otherwise as indicated in writing to the Administrative Agent and the Borrower.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuers and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuers, regardless of any investigation made by the Lenders or the Issuers or on their behalf, and shall continue in full force and effect (but such representations and warranties shall be deemed made by the Borrower only at such times and as of such dates as set forth in Section 4.01) as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable (other than indemnification and other contingent obligations that are not then due and payable) under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.19, 8.07 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Arrangers, any Lender or any Issuer.

          SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Arrangers and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.
          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Arrangers, the Issuers or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
          (b) Each Lender may assign to one or more assignees (other than an Ineligible Assignee) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the Borrower, the Administrative Agent and each Issuer must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed (in the case of the Borrower, following the Funds Availability Date)); provided further that (x) the Borrower shall not be required to consent to any such assignment (1) during the continuance of any Event of Default, (2) to a Lender or an Affiliate or Related Fund of a Lender or (3) made pursuant to Section 2.21(b) and (y) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, the amount of the Commitment or Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans and those of its Related Funds shall be aggregated for this purpose), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (x) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, or (y) manually executed and delivered) and (iii) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire. No Lender is permitted to assign all or any portion of its interests, rights or obligations under this Agreement (including all or a portion of its Commitment and the Loans at any time owing to it) except as specifically set forth in the immediately preceding sentence and any purported assignment not in conformity therewith shall be null and void. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (including the obligations under Sections 2.19(e) and 2.19(f)) and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this

Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and obligations of Sections 2.14, 2.16, 2.19 and 9.05 as well as to any fees accrued for its account and not yet paid). Notwithstanding the foregoing (but subject to the consent rights set forth in the first sentence of this Section 9.04(b)), an assignment by a Lender to one of its Affiliates or Related Funds will be effective, valid, legal and binding without regard to whether the assignor has delivered an Assignment and Acceptance or Administrative Questionnaire to the Administrative Agent (and the acceptance and recordation thereof under paragraph (e) of this Section 9.04 shall not be required); provided that the Administrative Agent and the Borrower shall be entitled to deal solely with the assignor unless and until the date that an Assignment and Acceptance and Administrative Questionnaire have been delivered to the Administrative Agent with respect to the applicable assignee.
          (c) By executing and delivering (to the Administrative Agent or the assigning Lender in the case of an assignment by a Lender to one of its Affiliates or Related Funds pursuant to the last sentence of paragraph (b) of this Section) an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim made by it and that its Commitment and the outstanding balances of its Loans and Issued Letters of Credit, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in, or in connection with, this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance and that, as of the effective date of such assignment, it is not a Defaulting Lender; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting for the purpose of this Section 9.04(d), and for tax purposes, as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and one or more registers for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Issuers, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuers, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In the case of any assignment made in accordance with the last sentence of paragraph (b) of this Section 9.04 that is not reflected in the Register, the assigning Lender shall maintain a comparable register reflecting such assignment.
          (e) Upon its receipt of (i) a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, (ii) an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), (iii) a processing and recordation fee of $3500, (iv) any Note, if requested by the assignee and (v) if required, the written consent of the applicable Issuer and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders, the Issuers and the Borrower. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e). Notwithstanding the foregoing, an assignment by a Lender to an Affiliate or Related Fund pursuant to the last sentence of paragraph (b) of this Section 9.04 shall not be required to be recorded in the Register to be effective; provided that (i) such assignment is recorded in a comparable register maintained by the assignor as provided in paragraph (b) of this Section and (ii) the Administrative Agent and the Borrower shall be entitled to deal solely and directly with the assignor unless and until the date that an Assignment and Acceptance and Administrative Questionnaire have been delivered to the Administrative Agent with respect to the applicable assignee.
          (f) Each Lender may without the consent of the Borrower, the Issuers or the Administrative Agent sell participations to any Person (other than an Ineligible Assignee; provided that for purposes of this Section 9.04(f), clause (iii) of the definition of “Ineligible Assignee” shall be disregarded for purposes of determining who is an Ineligible Assignee) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.19 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant), if and to the extent that such participating banks or other entities agree to be bound by any obligations under Sections 2.14, 2.16 and 2.19 and (iv) the Borrower, the Administrative Agent, the Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or of any fees, increasing or extending the Commitments or releasing any Subsidiary Guarantor or all or substantially all of the Collateral).
          (g) Any Lender or participant may, in connection with any assignment, pledge or participation or proposed assignment, pledge or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or its Subsidiaries furnished to such Lender by or on behalf of the Borrower and its Subsidiaries; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
          (h) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank, and, in the case of any Lender that is a fund that invests in bank loans, such Lender may collaterally assign all or any portion of its rights under this Agreement to any holder of, trustee for, or other representative of any holders of, obligations owed or securities issued by such fund as security for such obligations or securities; provided that no such assignment described in this clause (h) shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
          (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent, and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.
          (j) No Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuer and each Lender, and any attempted assignment without such consent shall be null and void.
          SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent, the Issuers and the Lenders (including the reasonable fees, charges and disbursements of Weil, Gotshal & Manges LLP (counsel to the Arrangers), counsel to the Administrative Agent, and other reasonable local and special counsel to the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent, the Issuers and the Lenders and charges of Intralinks) in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof and any transactions hereby or thereby contemplated (whether or not such transactions are consummated) including, without limitation, the Transactions. The Borrower also agrees to pay all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, any Issuer or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder (including in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any bankruptcy or insolvency proceeding), including the fees, charges and disbursements of Weil, Gotshal & Manges LLP and other reasonable local and special counsel (including special workout counsel) to the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, any Issuer or any Lender.
          (b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, each Lender, each Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials, or any non-compliance with Environmental Law, on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c) To the extent permitted by Applicable Law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (d) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, any Lender or any Issuer. All amounts due under this Section 9.05 shall be payable promptly upon written demand therefor.
          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any Qualified Counterparty that has designated a Related Agreement with respect to this Agreement (as provided in the Intercreditor Agreement) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH THE PARTIES HERETO AGREE APPLY HERETO). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9.08. Waivers; Amendment; Replacement of Non-Consenting Lenders. (a) No failure or delay of the Agents, the Arrangers, any Lender or any Issuer in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Arrangers, the Issuers and the Lenders hereunder and under the other Loan

Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease or forgive the principal amount of, or extend the maturity of or any date for the payment of any interest on any Loan or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of or decrease the amount or rate of any fees (other than fees payable to Issuers pursuant to the Letter of Credit Fee Letter) of any Lender without the prior written consent of such Lender, (iii) (A) amend or modify the pro rata requirements of Section 2.17, (B) amend or modify the provisions of Sections 2.09, 2.13 and 2.17 requiring ratable reduction, distribution or sharing or ratable funding, (C) amend or modify the provisions of Section 9.04(j), (D) amend or modify the provisions of this Section 9.08, (E) amend or modify the definition of the term “Required Lenders”, (F) release any Subsidiary Guarantor (except in connection with a release expressly permitted under the Loan Documents), (G) amend, modify or waive the ratings conditions set forth in Section 4.03(g) or (H) amend, modify or waive the condition set forth in Section 4.03(f), in each case in this clause (iii) without the prior written consent of each Lender, (iv) except upon payment in full of the Secured Obligations arising hereunder (except for contingent obligations or indemnities not yet accrued as of such time), release all or substantially all of the Collateral, except in connection with a disposition expressly permitted under the Loan Documents, without the prior written consent of each Lender or (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuer hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuer, as applicable. The Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer. With respect to any Issuer chosen after the Signing Date, the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement Section 2.03 of this Agreement prior to the Funds Availability Date to incorporate terms and conditions requested by such Issuer so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any other Issuer.
          (c) Each Lender grants (i) to the Administrative Agent the right (with the prior written consent of the Borrower) to purchase all of such Lender’s Commitments and Loans owing to it and any related Notes held by it and all its rights and obligations hereunder and under the other Loan Documents and (ii) to the Borrower the right to cause an assignment of all of such Lender’s Commitments and Loans owing to it and any related Notes held by it and all its rights and obligations hereunder and under the other Loan Documents to one or more eligible assignees pursuant to Section 9.04, which right may be exercised by the Administrative Agent or the

Borrower, as the case may be, if such Lender (a “Non-Consenting Lender”) refuses to execute any amendment, modification, termination, waiver or consent which requires the written consent of Lenders other than the Required Lenders and to which the Required Lenders and the Borrower have otherwise agreed; provided that such Non-Consenting Lender shall receive in connection with such purchase or assignment, payment equal to the aggregate amount of outstanding Loans owed to such Lender, together with all accrued and unpaid interest, fees and other amounts (other than indemnification and other contingent obligations not yet due and payable) owed to such Lender under the Loan Documents at such time; and provided, further, that any such assignee shall agree to such amendment, modification, termination, waiver or consent. Each Lender agrees that if the Administrative Agent or the Borrower, as the case may be, exercises its option under this paragraph it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04. The Borrower shall be entitled (but not obligated) to execute and deliver such agreements and documentation on behalf of such Non-Consenting Lender and any such agreements or documentation so executed by the Borrower shall be effective for all purposes of documenting an assignment pursuant to Section 9.04.
          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of an Issuer that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, any Issuer and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.
          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, any Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
          (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.16. Confidentiality. Each of the Agents, the Arrangers, the Issuers and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents, (ii) any pledgee referred to in Section 9.04(g) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, in each case subject to agreement by such party to hold such confidential information in accordance with its customary procedures and in any case no less restrictive than those of this Section 9.16, (f) to market data collectors, similar service providers to the lending industry and service providers to the Arrangers, the Agents or Lenders in connection with the administration or management of this Agreement or the other Loan Documents, (g) to any rating agency, (h) with the consent of the Borrower or (i) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all financial statements, certificates, reports, agreements and other information received from the Borrower or its Restricted Subsidiaries and related to the Borrower or its business, other than any such financial statements, certificates, reports, agreements and other information that was available to the Agents, the Arrangers, any Issuer or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the Funds Availability Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has maintained the confidentiality of such Information in accordance with its customary procedures. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents) are permitted to disclose to any Persons, without limitation, the tax treatment and tax structure of the Loans and the other transactions contemplated by the Loan Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Loan Parties, the Lenders, the Arrangers or any Agent related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the transactions contemplated by the Loan Documents.
          SECTION 9.17. Mortgage Modifications. As a condition precedent to the Borrower’s incurrence of Additional Intercreditor Indebtedness pursuant to Section 6.01(c) and/or Section 2.21 as provided for herein, the Borrower shall satisfy the following requirements:

     (a) the Subsidiary Guarantors shall enter into, and deliver to the Administrative Agent and the Collateral Agent, at the direction and in the sole discretion of the Administrative Agent and the Collateral Agent, a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent (such Mortgage or mortgage modification of, the “Modification”);
     (b) the Borrower shall deliver a local counsel opinion in form and substance as set forth in Section 4.03(a)(vii)(D) of this Agreement;
     (c) the Borrower shall have caused a title company approved by the Administrative Agent to have delivered to the Administrative Agent and the Collateral Agent (A) evidence that the title insurance policy delivered pursuant to Section 4.03(a)(vii)(B) insures an amount equal to the lesser of (x) the Secured Obligations including any title insurance “cushion” reasonably requested by Collateral Agent and (y) the value of the Mortgaged Property as reasonably determined by the Collateral Agent and (B) an endorsement to the title insurance policy delivered pursuant to Section 4.03(a)(vii)(B), date down(s) and/or other evidence reasonably satisfactory to the Administrative Agent and/or the Collateral Agent insuring that (i) the priority of the liens evidenced by insuring the continuing priority of the Lien of the Mortgage as security for such Indebtedness has not changed and (ii) confirming and/or insuring that (a) since the immediately prior incurrence of such additional Indebtedness, there has been no change in the condition of title and (b) there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgage, other than the Permitted Liens (without adding any additional exclusions or exceptions to coverage; a “Modification Endorsement”);
     (d) the Borrower shall, upon the request of the Administrative Agent and/or the Collateral Agent, deliver to the approved title company, the Collateral Agent and/or all other relevant third parties all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgage as security for such Indebtedness; and
     (e) any other items reasonably requested by the Collateral Agent and the Administrative Agent in connection with the incurrence of such Additional Intercreditor Indebtedness.
          SECTION 9.18. Patriot Act Notice. Each Lender subject to the Patriot Act hereby notifies the Borrower that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary Guarantor, including the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and each Subsidiary Guarantor in accordance with the Patriot Act.
          SECTION 9.19. No Fiduciary Duty. Each Agent, each Arranger, each Lender, each Issuer and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and its Subsidiaries. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Borrower, its stockholders or its Affiliates. The Borrower (for itself and on behalf of its Subsidiaries and Affiliates) acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower and its Subsidiaries, on the other, (ii) in connection therewith and with the process leading to such transactions each Lender is acting solely as a principal and not the agent or fiduciary of Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising Borrower or any of its Affiliates or Subsidiaries on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower (for itself and on behalf of its Subsidiaries and Affiliates) further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower (for itself and on behalf of its Subsidiaries and Affiliates) agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any of its Subsidiaries or Affiliates in connection with such transaction or the process leading thereto.
          SECTION 9.20. Termination. Notwithstanding anything to the contrary herein, if the Funds Availability Date shall not have occurred on or prior to the Outside Date, the Commitments hereunder shall terminate automatically on such date and this Agreement shall be of no further force and effect except for those provisions herein that by their terms expressly survive termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENEXUS ENERGY CORPORATION
By:	/s/ Paul A. Stadnikia
	Name:	Paul A. Stadnikia
	Title:	Vice President and Treasurer

[Signature Page to Credit Agreement]

CITIGROUP GLOBAL MARKETS INC., as Joint Book Runner and Joint Lead Arranger
By:	/s/ Timothy P. Dilworth
	Name:	Timothy P. Dilworth
	Title:	Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as Joint Book Runner and Joint Lead Arranger and as Lender
By:	/s/ Teri Streusand
	Name:	Teri Streusand
	Title:	Vice President

[Signature Page to Credit Agreement]

BNP PARIBAS, as Administrative Agent and as Lender
By:	/s/ Denis O’Meara
	Name:	Denis O’Meara
	Title:	Managing Director

By:	/s/ Ravina Advani
	Name:	Ravina Advani
	Title:	Vice President

[Signature Page to Credit Agreement]

THE BANK OF NOVA SOCTIA TRUST COMPANY OF NEW YORK, as Collateral Agent
By:	/s/ John F. Neylan
	Name:	John F. Neylan
	Title:	Trust Officer

[Signature Page to Credit Agreement]

MIZUHO CORPORATE BANK, LTD., as Syndication Agent and as Lender
By:	/s/ Hidekatsu Take
	Name:	Hidekatsu Take
	Title:	Deputy General Manager

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Lender
By:	/s/ Timothy P. Dilworth
	Name:	Timothy P. Dilworth
	Title:	Vice President

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA, as Lender
By:	/s/ Thane Rattew
	Name:	Thane Rattew
	Title:	Managing Director

[Signature Page to Credit Agreement]

CALYON NEW YORK BRANCH, as Lender
By:	/s/ Tom Byargeon
	Name:	Tom Byargeon
	Title:	Managing Director

By:	/s/ Sharada Manne
	Name:	Sharada Manne
	Title:	Director

[Signature Page to Credit Agreement]

NATIXIS NEW YORK BRANCH, as Lender
By:	/s/ Stephane Leroy
	Name:	Stephane Leroy
	Title:	Director

By:	/s/ Pierre Audrain
	Name:	Pierre Audrain
	Title:	Director

[Signature Page to Credit Agreement]

UNION BANK OF CALIFORNIA, N.A., as Lender
By:	/s/ John Guilds
	Name:	John Guilds
	Title:	Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as Lender
By:	/s/ Melissa James
	Name:	Melissa James
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Lender
By:	/s/ Douglas Bernegger
	Name:	Douglas Bernegger
	Title:	Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender
By:	/s/ Jacob Dowden
	Name:	Jacob Dowden
	Title:	Vice President

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Lender
By:	/s/ Paul J. Pace
	Name:	Paul J. Pace
	Title:	Vice President

[Signature Page to Credit Agreement]

REGIONS BANK, as Lender
By:	/s/ W.A. Philipp
	Name:	W.A. Philipp
	Title:	Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender
By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

By:	/s/ Keith C. Braun
	Name:	Keith C. Braun
	Title:	Managing Director

[Signature Page to Credit Agreement]

Annex III
Signing Date Representations and Warranties
     To induce the Arrangers, Administrative Agent, the Collateral Agent, the Issuers and each of the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Arrangers, the Administrative Agent, the Collateral Agent, each Issuer and each of the Lenders, which representations and warranties shall be deemed made on the Signing Date (immediately before and immediately after giving effect to this Agreement) that the representations and warranties set forth in this Annex III are true and correct in all material respects (except to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects).
     SECTION 1.01. Organization; Powers. The Borrower (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite corporate, limited liability or partnership power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on those aspects of the Permitted Business that it now conducts, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (d) has the corporate, limited liability or partnership power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement and each of the other Loan Documents executed on the Signing Date.
     SECTION 1.02. Authorization; No Conflicts. The execution and delivery of this Agreement and the other Loan Documents executed on the Signing Date (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action of the Borrower and (b) do not (i) violate, conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under (A) any applicable provision of any material law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture or any material agreement or other material instrument to which the Borrower is a party or by which any of them or any of their property is or may be bound; or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower.
     SECTION 1.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws now or hereafter in effect relating to creditors’ rights generally and (including with respect to specific performance) subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought.
     SECTION 1.04. Approvals. No action, consent or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority or in respect of any Material Contract is required in connection with the execution and delivery by the Borrower of this

Agreement and the Intercreditor Agreement, except for any immaterial actions, consents, approvals, registrations or filings or such as have been made or obtained and are in full force and effect.
     SECTION 1.05. Financial Statements. (a) The Borrower has, on or prior to the Signing Date, furnished to the Lenders (i) the audited historical combined financial statements for the non-utility nuclear business of Entergy and its consolidated subsidiaries (together, “Entergy Nuclear”) as of and for the fiscal year ended December 31, 2007, which audited historical combined financial statements have been audited by and are accompanied by the unqualified opinion of Deloitte & Touche LLP, independent public accountants, and (ii) the unaudited interim combined financial statements of Entergy Nuclear as of and for the nine months ended September 30, 2008. Such financial statements present fairly in all material respects the financial condition, results of operations and cash flows of Entergy Nuclear on a combined basis as of and for their respective periods and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, with respect to such financial statements referred to in clause (ii) above, for normal year-end adjustments and the omission of certain information and footnote disclosures as permitted by SEC rules and regulations).
          (b) The Borrower also has, on or prior to the Signing Date, furnished to the Lenders (i) the unaudited pro forma combined financial statements for Entergy Nuclear as of and for the fiscal year ended December 31, 2007, which have been derived from Entergy Nuclear’s audited historical combined financial statements as of and for the fiscal year ended December 31, 2007, and (ii) the unaudited pro forma combined financial statements of Entergy Nuclear as of and for the nine months ended September 30, 2008, which have been derived from Entergy Nuclear’s unaudited interim combined financial statements as of and for the nine months ended September 30, 2008. Such unaudited pro forma combined financial statements have been prepared on a basis consistent with the historical combined financial statements of Entergy Nuclear from which they are derived (except for the pro forma adjustments specified therein) and include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the Separation Transactions and the events described therein, the related pro forma adjustments give appropriate effect to those assumptions and the pro forma adjustments reflect the proper application of those adjustments to the historical combined financial statements from which they are derived and comply as to form in all material respects with the applicable accounting requirements of Regulations S-X under the Securities Act of 1933, as amended.
     SECTION 1.06. No Material Adverse Effect. Since December 31, 2007, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
     SECTION 1.07. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09(a) (Signing), there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any business, property or material rights of the Borrower or any Subsidiary (i) that, as of the Signing Date, involve any Loan Document or the Transactions or, at any time thereafter, involve any Loan Document or the Transactions and which could reasonably be expected to be material and adverse to the interests of the Lenders, or (ii)as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

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          (b) Except as set forth on Schedule 3.09(b) (Signing), none of the Borrower or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (but not including, in each case, any Environmental Law which would be the subject of Section 3.17 or any energy regulation matter which would be the subject of Section 3.23).
          (c) The Borrower and all of its Subsidiaries are in possession of all Permits (other than Permits required under applicable Environmental Laws which would be the subject of Section 3.17) necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted, except where the failure to be in possession of such Permit would not, individually or in the aggregate, have a Material Adverse Effect. There is no action, proceeding or investigation pending or, to the knowledge of the Borrower and each of its Subsidiaries, threatened regarding any material Permit (other than Permits required under applicable Environmental Laws which would be the subject of Section 3.17) which would have a Material Adverse Effect. None of the Borrower or any of its Subsidiaries is in material conflict with, or in default of, or in material violation of any material Permit (other than Permits required under applicable Environmental Laws which would be the subject of Section 3.17).
     SECTION 1.08. Contractual Obligations. None of the Borrower or any of the Subsidiaries is in default under any provision of any Contractual Obligations in respect of Indebtedness, or any other material Contractual Obligations to which it is a party or by which it or any of its properties or assets are or may be bound, where such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 1.09. Federal Reserve Regulations. (a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its material activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Neither the Borrower nor any of its Subsidiaries owns any Margin Stock.
          (b) None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X. If requested by any Lender or the Arrangers, the Borrower will furnish to the Arrangers and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
     SECTION 1.10. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 as amended from time to time (the “Investment Company Act”). Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act.
     SECTION 1.11. Disclosure. The written information relating to the Borrower and its Subsidiaries and the Separation (including, without limitation, the Confidential Information Memorandum and the Registration Statement) furnished by or on behalf of the Borrower and its respective Affiliates to the Arrangers, Administrative Agent, Collateral Agent or any Lender in connection with the Transactions or the negotiation of this Agreement or delivered hereunder,

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taken as a whole (as modified or supplemented by other information so furnished prior to the relevant measurement date for this representation and warranty), does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or other forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being recognized by the Lenders that such projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
     SECTION 1.12. Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.
     SECTION 1.13. No Restricted Subsidiaries. As of the Signing Date, there are no Restricted Subsidiaries.

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Annex V
Signing Date Affirmative Covenants
     The Borrower covenants and agrees with each Lender that, from and after the Signing Date, so long as this Agreement shall remain in effect and until the earlier of (i) the Funds Availability Date and (ii) the Outside Date, the Borrower will, and will cause each of the Restricted Subsidiaries to comply with the affirmative covenants set forth in this Annex V.
     SECTION 1.01. Corporate Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each of its subsidiaries, in accordance with the respective Constituent Documents (as the same may be amended from time to time) of the Borrower or any such Subsidiary; and (b) the rights (charter and statutory), licenses and franchises of the Borrower and its Subsidiaries, except where the failure to so preserve and keep could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any Restricted Subsidiary shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of itself or any of its Subsidiaries, if (i) the Borrower or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the Permitted Businesses of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof could not reasonably be expected to result in a Material Adverse Effect or (ii) such preservation is not contemplated in connection with the Separation Transactions.
     SECTION 1.02. Compliance with Laws. Comply with all Applicable Laws, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.
     SECTION 1.03. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:
     (a) Annual Reports. By the earlier of (i) 123 days and (ii) the date of delivery to the lenders under Entergy’s existing credit facility, after the end of each fiscal year, the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition as of the close of such fiscal year of Entergy and its consolidated subsidiaries at such time and the results of its operations and the operations of such consolidated subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year (or, in the case of the fiscal year ending December 31, 2008, the comparable twelve month period ending December 31, 2007), all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Arrangers and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Entergy and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b) Quarterly Reports. By the earlier of (i) 63 days and (ii) the date of delivery to the lenders under Entergy’s existing credit facility, after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet and

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related statements of income, stockholders’ equity and cash flows showing the financial condition as of the close of such fiscal quarter of Entergy and its consolidated subsidiaries at such time and the results of its operations and the operations of such consolidated subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year; and
     (c) Certifications with Financial Reports. Concurrently with any delivery of financial statements under paragraph (a) or (b) above and each quarter and/or year thereafter, a certificate of a Financial Officer of the Borrower certifying that (i) no condition or event has occurred that would cause them to believe that a Default or Event of Default has occurred and (ii) no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.
     SECTION 1.04. Information Regarding Collateral. To the extent incurred in reliance on the exception set forth in Section 1.02(aa) of Annex VI, provide written notice of the imposition of any Liens, restrictions, regulations, Easements, exceptions or reservations of any Governmental Authority on any Mortgaged Property or Core Asset..
     SECTION 1.05. SEC Filings. Promptly after the same become publicly available, provide notice to the Administrative Agent for posting on the Approved Electronic Platform that a filing in relation to the Borrower has been made with the SEC.

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Annex VI
Signing Date Negative Covenants
     The Borrower covenants and agrees with each Lender that, from time to time after the Signing Date, so long as this Agreement shall remain in effect and until the earlier of (i) the Funds Availability Date and (ii) the Outside Date, the Borrower will, and will cause each of the Restricted Subsidiaries to comply with the negative covenants set forth in this Annex VI.
     Notwithstanding anything to the contrary contained in this Annex VI, the Borrower and its Restricted Subsidiaries shall be permitted to undertake any action necessary to consummate the Reorganization and the Separation, in each case pursuant to and in accordance with the Registration Statement and the Separation Documents; provided that the Borrower and the Restricted Subsidiaries shall not consummate the Reorganization or Separation in a manner that materially deviates from the descriptions thereof set forth in the Registration Statement and the Separation Documents without the prior written consent of the Arrangers and each Lender.
     SECTION 1.01. Indebtedness and Preferred Stock. From the Signing Date, the Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness, and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock except for:
     (a) the incurrence by the Borrower (and the Guarantees thereof by any Subsidiary that will be a Subsidiary Guarantor) of the Indebtedness created under this Agreement and the other Loan Documents;
     (b) Indebtedness of the Borrower or any Subsidiary pursuant to a Credit Support Facility;
     (c) Indebtedness of the Borrower and its Restricted Subsidiaries existing on the Signing Date and set forth on Schedule 6.01(c) (Signing);
     (d) the incurrence by the Borrower and its Restricted Subsidiaries (other than the Subsidiaries that will be NY Real Property Subsidiaries) of Additional Intercreditor Indebtedness; provided that (i)  no Default or Event of Default exists immediately prior to, or would exist immediately after giving effect to, the incurrence of any such Indebtedness and (ii) the Borrower would be in compliance with the Financial Covenants for the Borrower’s most recently ended Test Period for which financial statements are publicly available immediately preceding the date on which any such Indebtedness is incurred on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness (and any other Indebtedness incurred during such Test Period or from the end of such Test Period through the date on which such calculation is made) had been incurred at the beginning of the applicable Test Period and was outstanding on such calculation date; provided, further that if such Additional Intercreditor Indebtedness takes the form of a revolving credit facility, the tests in the proviso above shall be met on the date such revolving loan commitments become effective, assuming the incurrence of the full committed amount of such revolving credit facility);

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     (e) the incurrence by (i) the Borrower of Indebtedness in respect of the Senior Notes and, if applicable, any Funds Availability Indebtedness and (ii) any Subsidiary that will be a Subsidiary Guarantor of Indebtedness in respect of the Senior Note Guarantees and, if applicable, any Funds Availability Indebtedness Guarantees;
     (f) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Attributable Debt, Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair, restoration, expansion or improvement or lease of property (real or personal), plant or equipment used in the business of the Borrower or any of its Restricted Subsidiaries or incurred within 270 days after any of the foregoing, in an aggregate principal amount, including (without duplication) all Permitted Refinancing Indebtedness incurred to refund, modify, extend, renew, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (f), not to exceed $600,000,000 at any time outstanding;
     (g) the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease, modify, extend, renew or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under clauses (b), (c), (e), (f), (o), (p) and (x) of this Section 1.01; provided, however that with respect to the Subsidiaries that will be NY Real Property Subsidiaries, such Permitted Refinancing Indebtedness shall be permitted only with respect to clauses (b), (c), (e), (f), (o) and (x) of this Section 1.01;
     (h) the incurrence by the Borrower and the Restricted Subsidiaries of unsecured intercompany Indebtedness that would constitute an Investment permitted under Sections 6.05(g) or 6.05(j); provided, however that (i) if the Borrower or any Subsidiary that will be a Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Subsidiary that will be a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Secured Obligations (which subordination may be pursuant to an Intercompany Debt Subordination Agreement or any other agreement containing terms satisfactory to the Administrative Agent and the Collateral Agent executed and delivered by both the applicable borrower and lender); and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (h);
     (i) the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its other Restricted Subsidiaries of shares of preferred stock; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary and (ii) any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary will be deemed, in each

8

case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (i);
     (j) the incurrence by the Borrower or any of its Restricted Subsidiaries of Commodity Hedging Obligations and Interest Rate/Currency Hedging Obligations, provided, however, that the Subsidiaries that will be NY Real Property Subsidiaries shall not incur Commodity Hedging Obligations or Interest Rate/Currency Hedging Obligations other than pursuant to FERC 205 Contracts;
     (k) the Guarantee by the Borrower or any of the Subsidiaries that will be Subsidiary Guarantors of Indebtedness of the Borrower or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 1.01 (other than in respect of self insurance); provided that, (i) in each such case, if the Indebtedness being guaranteed is subordinated to the Secured Obligations hereunder, then the Guarantee shall be subordinated to the same extent as the Indebtedness guaranteed and (ii) in the case of Guarantees of Indebtedness incurred pursuant to Section 6.01(w), such Guarantees shall be subordinated on terms at least as restrictive as the subordination terms of the Senior Note Guarantees;
     (l) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other Financial Institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds, so long as such Indebtedness is discharged within five Business Days;
     (m) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of, bankers’ acceptances and performance bonds, bid bonds, appeal bonds, completion guarantees, bank guarantees, letters of credit, warehouse receipts and surety bonds provided by the Borrower or a Restricted Subsidiary in the ordinary course of business;
     (n) the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price (including earn outs) or any similar obligations, in each case, incurred in connection with any acquisition that would constitute a Permitted Acquisition or Investment which would be permitted pursuant to Sections 6.05(g), 6.05(h) and 6.05(j) or Asset Sale or other disposition not prohibited hereunder; provided that in the case of any such Asset Sale or disposition, the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition;
     (o) the incurrence of Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Signing Date as the result of an acquisition that would constitute a Permitted Acquisition; provided that (i) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (ii) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary) and (iii)(A) the Borrower executes, and delivers in

9

escrow for release on the Funds Availability Date, pledges of the Capital Stock of such Person to the Collateral Agent to the extent it would be required under Section 5.10 and (B) such Person shall execute and deliver in escrow for release on the Funds Availability Date a supplement to the Security Documents (or alternative guarantee and security arrangements in relation to the Secured Obligations) to the extent it would be required under Section 5.10;
     (p) the incurrence by the Borrower (other than the Subsidiaries that will be NY Real Property Subsidiaries) of Indebtedness to finance an acquisition that would be a Permitted Acquisition; provided that (i) such Indebtedness is not guaranteed in any respect by any Person other than the Person acquired (the “acquired Person”) as a result of such acquisition that would be a Permitted Acquisition, and (ii)(A) the Borrower executes, and delivers in escrow for release on the Funds Availability Date, pledges of the Capital Stock of such acquired Person to the Collateral Agent to the extent it would be required under Section 5.10 and (B) such acquired Person shall execute and deliver in escrow for release on the Funds Availability Date a supplement to the Security Documents (or alternative guarantee and security arrangements in relation to the Secured Obligations) to the extent it would be required under Section 5.10;
     (q) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness consisting of (i) obligations to pay insurance premiums (ii) self-insurance obligations or (iii) take-or-pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Obligations;
     (r) [Intentionally omitted]
     (s) Guarantee obligations in respect of any Investment that would be permitted pursuant to Sections 6.05(a), 6.05(c), 6.05(d), 6.05(e), 6.05(g), 6.05(h), 6.05(j), 6.05(o), 6.05(p) and 6.05(q);
     (t) Cash Management Obligations;
     (u) Indebtedness representing (i) workers compensation claims, (ii) health, disability or other employee benefits and (iii) deferred compensation to employees, consultants or independent contractors of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;
     (v) Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock or Capital Stock Equivalents of the Borrower which would be permitted by Section 6.06(b);
     (w) additional unsecured Indebtedness; provided that (i) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Revolving Credit Maturity Date, (ii) such Indebtedness is incurred by the Borrower; (iii) both immediately prior and after giving effect to the incurrence thereof, (A) no Default or Event of Default shall exist or result therefrom and

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(B) the Borrower and its Restricted Subsidiaries would be in pro forma compliance with the Financial Covenants and (iv) to the extent that such incurrence of additional unsecured Indebtedness exceeds an aggregate principal amount of $20,000,000, the Borrower delivers a certificate of a Financial Officer to the Administrative Agent at least 2 Business Days prior to the incurrence of such unsecured Indebtedness stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (w);
     (x) the incurrence by the Borrower or any Restricted Subsidiary of Environmental CapEx Debt or Necessary CapEx Debt (which Indebtedness may be secured to the extent provided in Section 1.02(bb)); provided that, prior to the incurrence of any such Environmental CapEx Debt or Necessary CapEx Debt, the Borrower shall deliver to the Administrative Agent an officers’ certificate by a Financial Officer designating such Indebtedness as Environmental CapEx Debt or Necessary CapEx Debt, as applicable;
     (y) Indebtedness incurred by the Borrower and its Restricted Subsidiaries in good faith to invest in nuclear decommissioning trusts or to comply with decommissioning agreements; and
     (z) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (y) above.
     For purposes of determining compliance with this Section 1.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (z) above, the Borrower shall, in its reasonable discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.
     SECTION 1.02. Liens. From the Signing Date, the Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on, or assign any right to receive income or profits on, any property or asset now owned or hereafter acquired, except:
     (a) Liens held by the Collateral Agent pursuant to the Loan Documents on assets of the Borrower or any Subsidiary that will be a Subsidiary Guarantor securing the Secured Obligations of the Borrower or such Subsidiary that will be a Subsidiary Guarantor (including Liens securing Specified Commodity Hedging Transactions, Specified Credit Support Facilities and Additional Intercreditor Indebtedness and Related Agreements);
     (b) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, bid bonds, completion guarantees or other obligations of a like nature incurred in the ordinary course of business;
     (c) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 1.01(f), (o) and (p) hereof covering only the assets acquired with or financed by such Indebtedness;

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     (d) Liens existing on the Signing Date and set forth on Schedule 6.02(d) (Signing);
     (e) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision has been made to the extent required by GAAP;
     (f) Liens of landlords arising by statute and liens of suppliers, mechanics, repairmen, carriers, materialmen, bailees, warehousemen or workmen and other similar Liens, in each case (i) imposed by law or arising in the ordinary course of business, (ii) for amounts not yet due or that are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
     (g) any exception, minor defect or irregularity (i) listed on the title policies or on the surveys issued in connection with any real property that would constitute a Mortgaged Property and (ii) in respect of any real properties that would constitute Mortgaged Properties following the Signing Date and other real property, other properly recorded easements, rights of way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions, oil, gas and other mineral interests, royalty interests and leases, encroachments, protrusions, zoning or land use rights and other similar charges or encumbrances, and with respect to (i) and (ii) that do not interfere in any material respect with the Permitted Business conducted at such real property that would constitute a Mortgaged Property or such other real property;
     (h) Liens to secure any Permitted Refinancing Indebtedness permitted under Section 1.01; provided that such Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof);
     (i) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits;
     (j) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any of its Restricted Subsidiaries, including rights of offset and set-off, in each case made in the ordinary conduct of the Permitted Business;
     (k) Liens arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the Permitted Business as proposed to be conducted at such real property;
     (l) statutory Liens arising under ERISA incurred in the ordinary conduct of the Permitted Business;

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     (m) Liens existing on the assets of any Person that becomes a Restricted Subsidiary or existing on assets acquired, in each case pursuant to an acquisition that would constitute a Permitted Acquisition, to the extent the Liens on such assets secure Indebtedness which would be permitted by Section 6.01(o); provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such acquisition that would constitute a Permitted Acquisition;
     (n) Liens on cash and Cash Equivalents (i) deposited by the Borrower or any of the Restricted Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties, or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds or issuer of letters of credit by the Borrower or any of the Restricted Subsidiaries, in each case incurred in the ordinary course of the Permitted Business to secure Interest Rate/Currency Hedging Obligations that are not secured by the Lien of the Collateral Agent, Commodity Hedging Transactions (other than Specified Commodity Hedging Transactions) and Credit Support Facilities (other than Specified Credit Support Facilities); provided that at the time such Lien is incurred, the Borrower would be in pro forma compliance with its Financial Covenants as calculated with the most recent financial information which would be delivered pursuant to Section 5.05(a) or (b) (as applicable) assuming that such cash and Cash Equivalents were no longer netted for purposes of the definition of Consolidated Total Net Debt;
     (o) set-off or netting rights granted by the Borrower or any Restricted Subsidiary of the Borrower pursuant to any Hedging Transactions, solely in respect of amounts owing under such agreements;
     (p) Liens arising from UCC financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases (other than any such leases entered into in violation of this Agreement);
     (q) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-210 of the UCC;
     (r) Liens on assets or securities granted or deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to purchase or sell such assets or securities if such purchase or sale is otherwise permitted hereunder;
     (s) Liens on assets of the Borrower or any Restricted Subsidiary with respect to Indebtedness in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided, however, that the assets of the Subsidiaries which will be NY Real Property Subsidiaries shall not be encumbered by Liens in respect of Indebtedness in an aggregate principal amount exceeding $50,000,000 at any time outstanding;
     (t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of the Permitted Business;

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     (u) Liens deemed to exist in connection with Investments in repurchase agreements which would be permitted under Section 6.05;
     (v) Liens in respect of Cash Management Obligations;
     (w) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for Permitted Acquisitions which would be made under Section 6.05(h);
     (x) restrictions contained in joint venture agreements triggering a default upon the Borrower or a Restricted Subsidiary’s pledge of its Equity Interests or other ownership interests in such joint venture provided that the Loan Parties would be in compliance with Section 5.15 when such Liens arise;
     (y) rights reserved to or vested in others to take or receive any part of, or royalties related to, the power, gas, oil, coal, lignite, nuclear fuel or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of the Borrower and the Restricted Subsidiaries and Liens upon the production from property of power, gas, oil, coal, lignite, nuclear fuel or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;
     (z) Liens on cash and Cash Equivalents deposited by the Borrower or any Restricted Subsidiary in margin accounts with or on behalf of credit clearing organizations, independent system operators, regional transmission organizations state agencies or federal agencies;
     (aa) Liens, restrictions, regulations, Easements, exceptions or reservations of any Governmental Authority; and
     (bb) Liens to secure Environmental CapEx Debt or Necessary CapEx Debt permitted by Section 1.01(x) that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt or Necessary CapEx Debt; provided, that the Liens securing such Indebtedness must be pari passu with, or junior to, the Liens on such assets securing the Secured Obligations.
     (cc) Liens on Indebtedness permitted by Sections 1.01(k) or 1.01(z), to the extent that Liens are permitted on the underlying Indebtedness with respect thereto.
     SECTION 1.03. Mergers, Consolidations and Sales of Assets. From the Signing Date, the Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to: (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or (b) sell, transfer, lease, issue or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Restricted Subsidiary (other than a Subsidiary that will be a NY Real Property Subsidiary) may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Restricted Subsidiary (other than a Subsidiary that will be a NY Real Property Subsidiary)

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may merge into or consolidate with any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and no Person other than the Borrower or a Restricted Subsidiary receives any consideration (provided that if any party to any such transaction is (A) a Loan Party, the surviving entity of such transaction shall be a Loan Party and (B) a Domestic Subsidiary, the surviving entity of such transaction shall be a Domestic Subsidiary), (iii) any merger or consolidation of a Restricted Subsidiary (other than a Subsidiary that will be a NY Real Property Subsidiary) will be permitted in connection with an Investment which would be permitted by Sections 6.05(h) or 6.05(j) and (iv) any Restricted Subsidiary (other than a Subsidiary that will be a NY Real Property Subsidiary) may liquidate or dissolve or, solely for purposes of reincorporating in a different jurisdiction, merge if the Borrower determines in good faith that such liquidation or dissolution or merger is in the best interests of the Borrower and could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 1.04. Business Activities. From the Signing Date, the Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to: (a) With respect to any Restricted Subsidiary, enter into any business, either directly or through any Restricted Subsidiary, except for the Permitted Business. Notwithstanding the foregoing, the Subsidiaries that will be NY Real Property Subsidiaries shall engage solely in the business such Subsidiaries that will be NY Real Property Subsidiaries were engaged in on the Signing Date.
     (b) In the case of the Borrower, (i) hold any assets other than the Equity Interests referred to in clauses (iii)(B) and (iii)(C) below, (ii) have any material liabilities other than liabilities under or permitted by the Loan Documents and tax liabilities in the ordinary course of business or (iii) engage in any business or activity other than (A) the Reorganization and the Separation Transactions, (B) owning the Equity Interests of the Restricted Subsidiaries and EquaGen and activities incidental or related thereto or to the maintenance of the corporate existence of the Borrower or compliance with Applicable Law, (C) owning indirectly through the Restricted Subsidiary their respective Subsidiaries, (D) participating in tax, accounting and other administrative activities as members of a consolidated group of companies and (E) issuing its own Capital Stock.
     (c) Permit any Person other than Entergy to hold any Equity Interests of the Borrower prior to the consummation of the Separation Transactions.
     SECTION 1.05. Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting, provided, that with respect to any such change that delays the fiscal year-end, the Borrower shall deliver financial information which would be required by Section 5.05(b) for all intervening fiscal quarters, including the fiscal quarter that was formerly the year-end.
     SECTION 1.06. No Speculative Hedging Transactions. Neither the Borrower nor any Restricted Subsidiary shall engage in any speculative Hedging Transactions except (i) as set forth in the definition of Commodity Hedging Transactions and (ii) Interest Rate Hedging Transactions and Currency Hedging Transactions for the sole purpose of hedging in the normal course of the Permitted Business. For the avoidance of doubt, the determination as to whether or not a Hedging Transaction is speculative shall be made as of the date such Hedging Transaction is entered into by the Borrower or the applicable Restricted Subsidiary.

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